Filed pursuant to Rule 424(b)(3)

Registration No. 333-256938

PROSPECTUS SUPPLEMENT NO. 5

(to Prospectus dated June 16, 2021)

Hydrofarm Holdings Group, Inc.

3,369,138 Shares of Common stock

This prospectus supplement supplements the prospectus dated June 16, 2021 (the “Prospectus”), which forms a part of our registration statement on Form S-1 (No. 333-256938). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission on August 3, 2021 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

The Prospectus and this prospectus supplement relates to the offer and sale from time to time of up to 3,369,138 shares of our common stock by the selling stockholders listed on page 26 of the Prospectus. The number of shares offered for sale by the selling stockholders consists of up to 3,369,138 shares of our common stock currently issuable upon the exercise of warrants held by the selling stockholders, which were issued in connection with a private placement of units, each consisting of a share of common stock and a warrant to purchase an additional one-half (1/2) share of common stock, which concluded on October 30, 2018. The shares of our common stock offered hereby are issuable upon the exercise of warrants issued by us in a series of private placement transactions completed prior to the filing of the registration statement containing the Prospectus.

Our common stock is traded on The Nasdaq Global Select Market under the symbol “HYFM.” On August 2, 2021, the closing price of our common stock was $49.44 per share.

We are an “emerging growth company” under applicable federal securities laws and will be subject to reduced public company reporting requirements.

Investing in our common stock is highly speculative and involves a high degree of risk. See “Risk Factors” beginning on page 21 of the Prospectus to read about factors you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of the disclosures in the Prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is August 3, 2021.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): July 30, 2021

Hydrofarm Holdings Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39773	81-4895761
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

270 Canal Road Fairless Hills, PA 19030
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (707) 765-9990

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	HYFM	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On July 30, 2021, Hydrofarm Holdings Group, Inc., (the “Company”) entered into a share purchase agreement (the “Purchase Agreement”) with Greenstar Plant Products Inc., a Canadian company (“Greenstar”), GSPP Investments Inc., Funance Productions Corp., and Michael Nemirow (collectively, the “Sellers”), 13213684 Canada Ltd. (the “Buyer”), a Canadian company and an indirect subsidiary of the Company, pursuant to which the Buyer acquired 100% of the issued and outstanding shares of Greenstar (the “Acquisition”). Pursuant to the terms of the Purchase Agreement, the Company paid a purchase price of approximately $83 million and Greenstar became a wholly owned indirect subsidiary of the Company.

Greenstar has been producing premium horticultural products and solutions for global, domestic and commercial use since 1998. Greenstar’s brands, Grotek and Gaia Green, are utilized by home gardeners and commercial operators including growers, landscapers, greenhouses, nurseries, and organic farms. Greenstar manufactures plant products for both the retail and commercial market and its vision is to cultivate mutually beneficial long-term relationships built on trust, quality horticultural products, and world-class service.

The Acquisition closed on August 3, 2021. The Purchase Agreement includes customary representations, warranties and covenants of the Company, the Sellers and the Buyer.

The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the provisions of the Purchase Agreement, a copy of which is filed as Exhibit 2.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 2.01	Completion of Acquisition or Disposition of Assets.

The information set forth in Item 1.01 above is incorporated herein by reference.

Item 7.01	Regulation FD Disclosure.

On August 3, 2021, the Company issued a press release announcing the Acquisition. A copy of the press release is attached as Exhibit 99.1 and incorporated herein by reference.

The information in this Item 7.01 of this Current Report on Form 8-K and Exhibit 99.1 attached hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section or Sections 11 and 12(a)(2) of the Securities Act of 1933, as amended. The information contained in this Item 7.01 and in the press release attached as Exhibit 99.1 to this Current Report on Form 8-K shall not be incorporated by reference into any filing with the Securities and Exchange Commission (“SEC”) made by the Company, whether made before or after the date hereof, regardless of any general incorporation language in such filing.

This Current Report on Form 8-K contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These statements include statements made about the Acquisition described above. Such statements are based on current assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties, many of which are beyond the Company’s control, include risks described in the section entitled “Risk Factors” and elsewhere in the Company’s Annual Report on Form 10-K filing made with the SEC on March 30, 2021. These forward-looking statements speak only as of the date hereof and should not be unduly relied upon. The Company disclaims any obligation to update these forward-looking statements. All forward-looking statements in this document are qualified in their entirety by this cautionary statement.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description

2.1*#	Share Purchase Agreement, dated as of August 3, 2021, by and among Hydrofarm Holdings Group, Inc., Greenstar Plant Products Inc., GSPP Investments Inc., Funance Productions Corp., Michael Nemirow, and 13213684 Canada Ltd.

99.1	Press Release, dated August 3, 2021.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

*	Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit.

#	Certain schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule and/or exhibit will be furnished to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Hydrofarm Holdings Group, Inc.

Date: August 3, 2021	By:	/s/ William Toler
		Name:	William Toler
		Title:	Chief Executive Officer

Exhibit 2.1

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM IF PUBLICLY DISCLOSED.

SHARE PURCHASE AGREEMENT

BY AND AMONG

13213684 CANADA LTD.

a Canadian corporation,

AND

HYDROFARM HOLDINGS GROUP, INC.,

a Delaware corporation,

AND

GREENSTAR PLANT PRODUCTS INC.,

a Canadian corporation,

AND

THE SHareholders OF GREENSTAR PLANT PRODUCTS INC.

Dated: July 30, 2021

i

(Continued)

(Continued)

(Continued)

Exhibits

Exhibit A – Defined Terms

Exhibit B – Sellers and Consideration

Exhibit C – Preliminary Closing Statement

Exhibit D – Escrow Agreement

Exhibit E – Net Working Capital Illustration

Exhibit F – R&W Insurance Binder

SHARE PURCHASE AGREEMENT

This Share Purchase Agreement (this “Agreement”) dated as of July 30, 2021 (the “Execution Date”), is entered into by and among Greenstar Plant Products Inc., a Canadian company (the “Company”), GSPP Investments Inc. (“GSPP”), Funance Productions Corp., and Michael Nemirow (each, a “Seller” and, collectively, “Sellers”), 13213684 Canada Ltd., a Canadian company (the “Buyer”), and Hydrofarm Holdings Group, Inc., a Delaware corporation (the “Guarantor”). Each capitalized term used but not defined in this Agreement shall have the meaning given to it in Exhibit A.

RECITALS

A.    The Sellers together are the record and beneficial owners of 100% of the issued and outstanding shares of the Company (the “Shares”).

B.     Sellers have agreed to sell and Buyers have agreed to buy all of the Sellers’ legal and beneficial interest in the Shares on the terms and conditions set forth in this Agreement.

In consideration of the covenants and agreements set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties, intending to be legally bound hereby, agree as follows:

AGREEMENT

Article I
PURCHASE AND SALE

Section 1.01           Purchase and Sale Each Seller agrees to sell, free and clear of all Encumbrances, and the Buyer agrees to purchase, the Shares set out opposite the Seller’s name in Exhibit B on the terms and conditions contained in this Agreement.

Section 1.02           Purchase Price. The total purchase price payable by the Buyer for the Shares shall be $103,635,000 (the “Cash Consideration”) plus or minus the Adjustment Amount pursuant to Section 1.07, all of which shall be paid in cash (“Purchase Price”). The Purchase Price is subject to adjustment pursuant to Section 6.04(c) and Section 6.04(j). Without limiting the generality of the foregoing, the Purchase Price shall be reduced by the amount of the 111(4)(e) Election Tax, which shall be borne by Sellers in accordance with the allocation set out in Section 1.06(c) of the Disclosure Letter.

Section 1.03           Closing. Subject to the satisfaction (or to the extent permitted, the waiver) of the conditions set forth in Article VII, the closing of the Transaction (the “Closing”) shall take place remotely via the exchange of documents and signatures on the Closing Date, with effect as of the Effective Time. Except as otherwise provided in this Agreement, all proceedings to be taken and all documents to be executed at the Closing shall be deemed to have been taken, delivered and executed simultaneously, and no proceeding shall be deemed taken nor documents deemed executed or delivered until all have been taken, delivered and executed.

Section 1.04           Estimated Closing Calculations. Attached to this Agreement as Exhibit C is Sellers’ written statement (which has been approved by Buyer) setting forth (a) Sellers’ good faith estimates of (i) Closing Net Working Capital (“Estimated Closing Net Working Capital”), (ii) Closing Indebtedness immediately prior to the Closing (“Estimated Closing Indebtedness”), (iii) Closing Cash (“Estimated Closing Cash”), (iv) the amount of Unpaid Taxes (“Estimated Unpaid Taxes”), (v) Transaction Expenses immediately prior to the Closing (“Estimated Transaction Expenses”) and (vi) the amount of 111(4)(e) Election Tax (b) Sellers’ calculation of the Estimated Closing Net Working Capital Deficit or Estimated Closing Net Working Capital Increase, and (c) on the basis of the foregoing, a calculation of the Estimated Closing Purchase Price (together with the calculations referred to in clauses (a) and (b) above, the “Preliminary Closing Statement”).

Section 1.05           Escrow Agreement. On the Closing Date, Buyer, Sellers and Escrow Agent shall enter an escrow agreement in the form attached hereto as Exhibit D (the “Escrow Agreement”). At the Closing, Buyer shall deposit $1,701,358.75 (the “Escrow Amount”) with the Escrow Agent in a segregated account designated by the Escrow Agent in accordance with the terms of this Agreement and the Escrow Agreement, to be held for the purposes of securing any amounts due by Sellers to Buyer under Section 1.07.

Section 1.06           Closing Actions.

(a)          Delivery of Certificates. At the Closing, Sellers shall deliver to Buyer all certificates representing the Shares, each duly endorsed in blank or with a duly executed share transfer power of attorney, or, if the Shares are uncertificated, a notice of uncertificated share, acceptable to Buyer, acting reasonably.

(b)          Payment. At the Closing, Buyer shall:

(i)          pay the Escrow Amount to the Escrow Agent in accordance with the terms of the Escrow Agreement; and

(ii)         pay to Sellers (A) the Estimated Closing Purchase Price, minus (B) the Escrow Amount, by wire transfer of immediately available funds to NRF, in trust for Sellers, to NRF’s Trust Account.

(c)          Proceeds Allocation Schedule. Sellers hereby acknowledge and agree that the Purchase Price, as adjusted pursuant to Section 6.04(c) and Section 6.04(j), including all payments to Sellers on account of an Increase Amount and pursuant to the Litigation Management Agreement, and all payments to Sellers pursuant to the Escrow Agreement (without duplication), shall be allocated among Sellers in accordance with set out in Section 1.06(c) of the Disclosure Letter, and the parties agree to file all Tax Returns on the basis of such allocation.

(d)          Other Closing Deliveries.

(i)          Sellers shall deliver to Buyer the other certificates and documents referred to in Section 7.02, together with such other documents as Buyer may reasonably request for the purpose of facilitating the consummation or performance of the Transaction.

(ii)         Buyer shall deliver to Sellers the other certificates and documents referred to in Section 7.03, together with such other documents as Sellers may reasonably request for the purpose of facilitating the consummation or performance of the Transaction.

Section 1.07           Purchase Price Adjustment(a)Determination of Adjustment Amount.

(i)          Within 90 days after the Closing Date, Buyer shall prepare and deliver to Sellers a statement setting forth its calculation of (i) Closing Net Working Capital, (ii) the Closing Net Working Capital Adjustment Amount, (iii) Closing Indebtedness, (iv) Closing Cash, (v) Unpaid Taxes, (vi) Transaction Expenses and (vii) on the basis of the foregoing, a calculation of the Closing Purchase Price (together with the calculations referred to in clauses (i) through (vi) above, the “Final Closing Statement”). The Closing Net Working Capital, Closing Indebtedness and Closing Cash shall be prepared in accordance with the Accounting Principles, the defined terms used in this Section 1.07, and Exhibit E (provided that in the event of any conflict between the Accounting Principles and Exhibit E, the principles set out in Exhibit E shall govern to the extent of the conflict). For clarity, there shall be no adjustment of the 111(4)(e) Election Tax set out in the Preliminary Closing Statement.

(ii)         Sellers shall have 30 days after their receipt of the Final Closing Statement (the “Review Period”) to review the Final Closing Statement. During the Review Period, Buyer shall cause the Company Group to provide Sellers and their respective Representatives reasonable access to the books and records of the Company Group, the personnel of, and work papers (subject to the execution of customary work paper access letters if requested) prepared by, Buyer, the Company Group and each of their respective Representatives to the extent that they relate to or were involved with the preparation of the Final Closing Statement and to historical financial information (to the extent in the possession of the Company) relating to the Final Closing Statement as Sellers may reasonably request for the purpose of reviewing the Final Closing Statement and to prepare a Statement of Objections, provided that such access shall be in a manner that does not materially interfere with the normal business operations of Buyer or the Company Group.

(iii)        On or prior to the last day of the Review Period, Sellers may jointly object to the Final Closing Statement by delivering to Buyer a mutually agreed written statement (the “Statement of Objections”) setting forth their joint objections in reasonable detail, indicating each disputed item or amount and the basis for their disagreement (including for each component of the calculations, the amount of the Sellers’ calculation of such component and reasons for the difference). Any items not disagreed with in the Statement of Objections will be deemed to have been accepted by Sellers. If Sellers fail to deliver the Statement of Objections before the expiration of the Review Period, then the Final Closing Statement (including the determinations included therein) shall be deemed to have been accepted by all Sellers, which shall be final, binding and conclusive for all purposes hereunder. If Sellers deliver to Buyer a Statement of Objections before the expiration of the Review Period, then Buyer on the one hand, and Sellers on the other hand, shall negotiate in good faith to resolve such objections within 30 days after delivery of the Statement of Objections (the “Resolution Period”).

(iv)        If Sellers and Buyer fail to reach an agreement with respect to all of the matters in the Statement of Objections before expiration of the Resolution Period (or such longer period as they may mutually agree), then, in respect of any amounts remaining in dispute (the “Disputed Amounts”), Buyer and Sellers shall appoint by mutual agreement the Vancouver office of Smythe LLP or, if such firm is unable or unwilling to serve, then Grant Thornton LLP (the “Independent Accountant”) who, acting as experts and not arbitrators, shall resolve the Disputed Amounts only. Buyer and Sellers (acting jointly as between Sellers) shall promptly provide their assertions regarding the Disputed Amounts in writing to the Independent Accountant and to each other.

(v)         The fees and expenses of the Independent Accountant relating to the work, if any, to be performed by the Independent Accountant hereunder shall be paid by Sellers, on the one hand, and by Buyer, on the other hand, based upon a fraction, the numerator of which is the portion of the aggregate amount of the Disputed Amounts not awarded to the applicable Party and the denominator of which is the aggregate amount of the Disputed Amounts. (For example, if Sellers challenge items underlying the calculations of Closing Net Working Capital, Closing Indebtedness, Closing Cash, Unpaid Taxes and/or Transaction Expenses in the net amount of $1,000,000, and the Independent Accountant determines that Sellers as a whole have a valid claim for $400,000 of the $1,000,000, Sellers shall collectively bear 60% of the fees and expenses of the Independent Accountant and Buyer shall bear 40% of the fees and expenses of the Independent Accountant.)

(vi)        The Independent Accountant shall be instructed to make a determination as a soon as practicable within 30 days (or such other time as Buyer and Sellers (acting jointly) agree in writing) after its engagement, and to send copies of such written determination to Buyer and each Seller. The Independent Accountant shall base its determination solely on the written submissions of the Parties and shall not conduct an independent investigation. The Independent Accountant shall not assign a value to any Disputed Amounts submitted to the Independent Accountant greater than the greatest value for such item claimed by either Party (in the Final Closing Statement, in the case of claims by Buyer, or in the Statement of Objections, in the case of claims by Sellers) or less than the smallest value for such item claimed by either Party (in the Final Closing Statement, in the case of claims by Buyer, or in the Statement of Objections, in the case of claims by Sellers). The Independent Accountant may not award the Parties in the aggregate more than the amount in dispute. The determination of the Independent Accountant shall be final, conclusive and binding on the Parties absent manifest error or fraud. The date on which Closing Net Working Capital, Closing Indebtedness, Closing Cash, the Closing Net Working Capital Adjustment Amount, Unpaid Taxes, Transaction Expenses and the Closing Purchase Price are finally determined in accordance with this Section 1.07(a)(vi) is hereinafter referred to as the “Determination Date.”

(b)          Payments of Adjustment Amount. The “Adjustment Amount,” which may be positive or negative, shall mean the Closing Purchase Price (as finally determined in accordance with this Section 1.07) minus the Estimated Closing Purchase Price. The Adjustment Amount shall be paid as follows:

(i)          If the Adjustment Amount is a positive number (such amount, the “Increase Amount”), then, promptly following the Determination Date, and in any event within five Business Days of the Determination Date, Buyer shall pay to NRF, in trust for Sellers, an amount in cash, in immediately available funds by wire transfer to NRF’s Trust Account, equal to the Increase Amount, and Buyer and Sellers shall deliver joint written instructions to the Escrow Agent in accordance with the Escrow Agreement to release the entirety of the Escrow Amount to NRF, in trust for Sellers, by wire transfer of immediately available funds to NRF’s Trust Account.

(ii)         If the Adjustment Amount is a negative number (the absolute value of such amount, the “Deficit Amount”), and the Deficit Amount is less than or equal to the Escrow Amount, then, promptly following the Determination Date, and in any event within five Business Days of the Determination Date, Buyer and Sellers shall deliver joint written instructions to the Escrow Agent in accordance with the Escrow Agreement to pay (i) to Buyer, from the Escrow Amount, the Deficit Amount and (ii) the balance of the Escrow Amount, if any, to NRF, in trust for Sellers, in each case by wire transfer of the respective proportion of immediately available funds to the account designated by Buyer and to NRF’s Trust Account, as applicable.

(iii)        If the Adjustment Amount is a Deficit Amount and the Deficit Amount is greater than the Escrow Amount, then, promptly following the Determination Date, and in any event within five Business Days of the Determination Date, (i) Buyer and Sellers shall deliver joint written instructions to the Escrow Agent in accordance with the Escrow Agreement to pay to Buyer the entire Escrow Amount and (ii) Sellers, jointly and severally shall be obligated to pay to Buyer the amount by which the Deficit Amount exceeds the Escrow Amount by wire transfer of immediately available funds to the account designated by Buyer.

(c)          Treatment of Adjustment. Any payments made pursuant to Section 1.07(b) shall be treated as an adjustment to the Purchase Price by the Parties for all purposes, unless otherwise required by Law.

Section 1.08           Parent Guarantee. In consideration for $10.00 now paid by each Seller to Guarantor, the receipt of which is hereby acknowledged, Guarantor hereby unconditionally and irrevocably guarantees in favour of the Sellers, as principal and not as surety, the due and punctual performance (and, where applicable, payment) by Buyer (and its successors and permitted assigns) of each of the Buyer’s obligations and liabilities under this Agreement, as amended, changed, replaced, settled, compromised or otherwise modified from time to time, and irrespective of any bankruptcy, insolvency, dissolution, winding-up, termination of the existence of or other matter whatsoever respecting Buyer or any successor or permitted assignee, including making payment of the Purchase Price when due in accordance with this Agreement. Guarantor hereby agrees that Sellers shall not have to proceed first against Buyer in respect of any such matter before exercising their rights under this guarantee against Guarantor and agrees to be liable for all guaranteed obligations as if it were the principal obligor of such obligations.

Article II
REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANY

Each Seller, jointly and severally (except for representations and warranties pertaining only to a specific Seller, which shall be severally, but not jointly), represents and warrants to the Buyer that the statements contained in this Article II are true, correct and complete as of the Execution Date and will be true, correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the Execution Date through this Article II).

Section 2.01           Organization, Power and Qualification of the Company.

(a)          The Company is a corporation duly organized, validly existing and in good standing under the federal Laws of Canada. Greenstar International LLC, a wholly-owned Subsidiary of the Company, is a limited liability company duly organized, validly existing and in good standing under the state laws of Washington (“Greenstar International”). Grotek Europe, SL, a wholly-owned Subsidiary of Greenstar International, is a limited liability company duly organized, validly existing and in good standing under the laws of Spain (“Grotek Spain”). Greenstar Brands Inc., a wholly-owned Subsidiary of the Company, is a corporation duly organized, validly existing and in good standing under the state laws of California (“Greenstar Brands” and together with each of the Company, Greenstar International, and Grotek Spain, collectively referred to as the “Company Group”). Each member of the Company Group has all necessary power and authority to own, operate or lease the properties and assets now owned, operated or leased by it, to carry on the Business as it is currently conducted, to enter into this Agreement and the other Transaction Agreements to which the respective member of the Company Group is a party, to perform its obligations hereunder (if applicable) and thereunder, and to consummate the Transaction.

(b)          The Sellers have made available to Buyer correct and complete copies of the Organizational Documents of each member of the Company Group. Such Organizational Documents are in full force and effect and no member of the Company Group is in violation, in any material respect, of any provisions of its Organizational Documents.

(c)          Except as disclosed in Section 2.01(c) of the Disclosure Letter, each member of the Company Group is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Section 2.01(i) of the Disclosure Letter contains a complete and accurate list of each jurisdiction in which each member of the Company Group is qualified to do business as a foreign business entity. Section 2.01(ii) of the Disclosure Letter contains a complete and accurate list of all assumed or fictitious names of the members of the Company Group used within the last five (5) years and the corresponding jurisdiction(s) in which the member of the Company Group has registered such assumed or fictitious names.

Section 2.02           Authority; Enforceability

(a)          The execution, delivery and performance by any member of the Company Group of this Agreement (as applicable) and the other Transaction Agreements to which such member of the Company Group is a party, and the consummation of the Transaction, are within its power and authority. The execution, delivery and performance by each member of the Company Group of this Agreement (as applicable) and the other Transaction Agreements to which it is a party, and the consummation by the Company Group of the Transaction, have been duly and validly authorized by all necessary actions, and no other action on the part of any member of the Company Group is necessary to authorize the execution, delivery and performance by a member of the Company Group of this Agreement and the other Transaction Agreements to which it is a party, and the consummation by the Company Group of the Transaction.

(b)          This Agreement and the other Transaction Agreements to which each member of the Company Group is a party have been duly executed and delivered by such member of the Company Group, and (assuming due authorization, execution and delivery by Buyer) this Agreement and the other Transaction Agreements to which any member of the Company Group is a party constitute the legal, valid and binding obligation of such member of the Company Group, enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity) (collectively, the “Enforceability Exception”).

Section 2.03           Capitalization; Ownership of Shares.

(a)          The authorized Equity Securities of the Company consist solely of the Shares, all of which are issued and outstanding. Except for the Shares, there are no issued or outstanding Equity Securities of the Company. The Shares have been duly authorized and are validly issued, fully paid and non-assessable, and are free of any preemptive rights in respect thereto, and were not issued in violation of any preemptive rights, call options, rights of first refusal, subscription rights, transfer restrictions (other than those imposed by securities Laws) or similar rights of any Person or applicable Law. There are no Contracts to which the Company is a party or by which it is bound relating to the issuance, repurchase, exchange, conversion, transfer, disposition, redemption or acquisition of any Equity Securities of the Company (other than this Agreement and any other Transaction Agreements). The Company has not granted, directly or indirectly, to any Person any right to acquire any Equity Securities of any member of the Company Group or any right or privilege capable of the right to acquire any Equity Securities of any member of the Company Group. The Company is not a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any of Equity Securities of any member of the Company Group and there are no contractual equityholder preemptive or similar rights, rights of first refusal, rights of first offer or registration rights in respect of any Equity Securities of any member of the Company Group.

(b)          Section 2.03(b) of the Disclosure Letter sets forth for each member of the Company Group (i) its authorized equity interests and (ii) the number of issued and outstanding shares or other equity interests, the registered owners thereof and the number of shares or other equity interests held in treasury (as applicable). All of the issued and outstanding equity securities of each member of the Company Group have been duly and validly authorized and issued, are fully paid and nonassessable (as applicable), and have been issued in compliance with all applicable Laws. None of the equity interests of any member of the Company Group were issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right. No member of the Company Group has any outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, preemptive rights or other Contracts that could require such member of the Company Group to issue, sell, or otherwise cause to become outstanding any of its equity interests or securities convertible or exchangeable for, or any options, warrants, or rights to purchase, any of such equity interests. There are no outstanding obligations of any member of the Company Group to repurchase, redeem or otherwise acquire any of its equity interests. There are no outstanding or authorized share or unit appreciation, phantom equity, or similar rights with respect to any member of the Company Group. Except as set forth in Section 2.03(b) of the Disclosure Letter, no member of the Company Group (i) owns or controls, directly or indirectly, any interest in any other corporation, association or other business entity or (ii) participates in any joint venture or partnership.

Section 2.04           No Conflicts; Consents.

(a)          The execution, delivery and performance by each member of the Company Group of this Agreement and the other Transaction Agreements to which such member is a party, and the consummation of the Transaction, does not and will not (with or without the passage of time or giving notice): (i) result in a violation or breach of the Organizational Documents of any member of the Company Group, (ii) result in a violation or breach of any Law or Order applicable to any member of the Company Group, (iii) except as set forth on Section 2.04(b) of the Disclosure Letter, require the consent, notice, waiver, filing or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under, give rise to a right of termination of, or result in the acceleration of any right or obligation under, any Material Contract to which any member of the Company Group is a party or by which its assets are bound, or (iv) result in the creation or imposition of any Encumbrance on any asset of any member of the Company Group. No consent, waiver, approval, Permit, Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to any member of the Company Group in connection with the execution and delivery of this Agreement, the other Transaction Agreements to which any member of the Company Group is a party, and the consummation of the Transaction.

(b)          Except as set forth in Section 2.04(b) of the Disclosure Letter, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, or notice to, any Governmental Authority, or any other Person under any Material Contract to which a member of the Company Group is bound, on the part of any member of the Company Group is required in connection with the consummation of the transactions contemplated by this Agreement.

(c)          No member of the Company Group, carries on a cultural business in Canada as that term is defined in the Investment Canada Act.

(d)          The Company and its Subsidiaries, in the aggregate, do not have assets in Canada that exceed 93 million Canadian dollars or gross revenues from sales in or from Canada that exceed 93 million Canadian dollars, all as determined in accordance with Part IX of the Competition Act and the Notifiable Transactions Regulations thereunder.

Section 2.05           Financial Statements.

(a)          Section 2.05(a) of the Disclosure Letter contains correct and complete copies of the following financial statements of the Company (such financial statements, the “Financial Statements”): (i) unaudited financial statements of the Company as of December 31, 2019, consisting of the unaudited balance sheets and the related unaudited statements of income and cash flows for the fiscal year ended on such date (the “2019 Financial Statements”), (ii) the audited financial statements of the Company as of December 31, 2020, consisting of the audited balance sheet and the audited statement of income and shareholders’ equity and statement of cash flows for the year ended on such date, together with all related notes and schedules thereto, accompanied by the report thereon of the Company’s independent auditors (the “Audited Financial Statements”), (iii) unaudited financial statements of each of Grotek Spain, and Greenstar Brands as of December 31, 2020, consisting of the unaudited balance sheets and the related unaudited statements of income for the fiscal year ended on such date; and (iv) the unaudited balance sheet of the Company Group as of April 30, 2021 (the “Latest Balance Sheet”) and the related unaudited statements of income for the four month period then ended (collectively with the Latest Balance Sheet, the “Most Recent Financial Statements”). Each of the 2019 Financial Statements and the Most Recent Financial Statements have been prepared from the books and records of the Company and fairly present the financial position and results of operations of each member of the Company Group as of the date and for the period referred to in such Financial Statements, respectively. Except as disclosed in Section 2.05(a) of the Disclosure Letter, the Audited Financial Statements have been prepared in accordance with ASPE and fairly presents the financial position and results of operations of the Company Group as of the respective dates and for the periods referred to in such Audited Financial Statements.

(b)          The Company Group maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s authorization, (ii) transactions are recorded as necessary to permit preparation of financial statements of the Company Group in conformity with ASPE applied on a consistent basis and to maintain accountability for assets (“Internal Controls”). Neither the Company Group nor any Seller has identified or received notice from an independent auditor of (x) any significant deficiency or material weakness in the system of Internal Controls utilized by any member of the Company Group, (y) any facts, that in their totality, reasonably constitute fraud that involves any member of the Company Group or any Sellers’ management or other employees who have a role in the preparation of financial statements or the Internal Controls utilized by the Company Group, or (z) any claim or allegation regarding any of the foregoing. There are no significant deficiencies or material weaknesses in the design or operation of the Internal Controls over financial reporting that would reasonably be expected to adversely affect, in a material manner, the Company Group’s ability to record, process, summarize and report financial information.

(c)          The books and records of each member of the Company Group (i) are complete and correct in all material respects, and all transactions to which the member of the Company Group is or has been a party are accurately reflected therein, (ii) reflect, in all material respects, all discounts, returns and allowances granted by a member of the Company Group with respect to the periods covered thereby, (iii) have been maintained in accordance with customary and sound business practices, (iv) form the basis of the Financial Statements, and (v) reflect, in all material respects, the assets, Liabilities, financial position, results of operations and cash flows of such member of the Company Group.

(d)          Except as (x) set forth in Section 2.05(d) of the Disclosure Letter, (y) included in the reserve for inventory obsolescence set forth in the Most Recent Financial Statements, or (z) included in the Company’s budgeted amount for distribution as samples (such amount determined in a manner consistent with past practice), the inventory of the Company Group (i) is in good, merchantable and useable condition, (ii) is reflected in the Most Recent Financial Statements at the lower of cost and net realizable value, excluding all transfer price adjustments and (iii) is, in the case of finished goods, of a quality and quantity saleable in the Ordinary Course of Business consistent with past practice and, in the case of all other inventory, are of a quality and quantity useable in the Ordinary Course of Business consistent with past practice (subject to applicable reserves). Except as set forth in Section 2.05(d) of the Disclosure Letter, the inventory obsolescence policies of the Company Group are appropriate for the nature of the products sold and the marketing methods used by the Company Group, and the reserve for inventory obsolescence set forth in the Most Recent Financial Statements fairly reflects the amount of obsolete, expired and excess inventory as at the date of the Most Recent Financial Statements. Section 2.05(d) of the Disclosure Letter sets forth a list of all places where material inventory were located as of the Execution Date.

(e)          Except as set forth in Section 2.05(e) of the Disclosure Letter, no member of the Company Group has any Indebtedness. No member of the Company Group (x) is a guarantor or indemnitor of any Indebtedness of any other Person, (y) has any material Liabilities (and there is no existing condition, fact or set of circumstances that would reasonably be expected to result in any Liabilities (including as a result of COVID 19 or any COVID 19 Measures)) except for: (i) Liabilities provided for or reserved against in the Audited Financial Statements and not discharged subsequent to the applicable dates of the Most Recent Financial Statements; (ii) Liabilities incurred by any member of the Company Group subsequent to the date of the Most Recent Financial Statements in the Ordinary Course of Business and not discharged since the date of the Most Recent Financial Statements (none of which is a Liability resulting from noncompliance with any applicable Law, breach of Contract, breach of warranty, tort, infringement or Proceedings); (iii) the Indebtedness set forth in Section 2.05(e) of the Disclosure Letter; (iv) Liabilities under this Agreement or any other Transaction Agreement or certificate delivered in connection herewith; (v) Liabilities arising in connection with the Pre-Closing Reorganization; (vi) obligations to perform covenants arising after the Execution Date under Contracts and Permits to which a Company Member is bound (which, for clarity, does not include obligations arising from breaches or defaults under any such Contracts and Permits that occurred prior to the Closing Date).

Section 2.06           Undisclosed Liabilities. Except as set forth in Section 2.05(e) of the Disclosure Letter, the Company Group has no material Liabilities, other than Liabilities (a) set forth on the Latest Balance Sheet, (b) incurred in the Ordinary Course of Business since the date of the Latest Balance Sheet, (c) incurred in connection with this Agreement or any other Transaction Agreement or certificate delivered in connection herewith, (d) Liabilities arising in connection with the Pre-Closing Reorganization, or (e) obligations to perform covenants under Contracts and Permits to which a Company Member is bound (which, for clarity, does not include obligations arising from breaches or defaults under any such Contracts and Permits that occurred prior to the Execution Date).

Section 2.07           Absence of Certain Changes, Events and Conditions. Except as part of the Pre-Closing Reorganization or as set forth on Section 2.07 of the Disclosure Letter, since January 1, 2021, (a) each member of the Company Group has conducted the Business in the Ordinary Course of Business, and (b) there has not been any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (c) no member of the Company Group has:

(a)          made any change in its (i) accounting methods, principles or practices, (ii) Tax reporting practices, or (iii) cash management practices (including with respect to accounts receivable);

(b)          (i) settled or compromised any Tax Claim, audit, or assessment, (ii) made changed or revoked any Tax election, (iii) adopted or changed any annual Tax accounting period, or method of Tax accounting, (iv) amended any Tax Return or claim for refund, or (v) consented to any extension or waiver of the limitations period applicable to any claim or assessment in respect of Taxes or surrendered any right or claim to refund of Taxes;

(c)          waived, compromised, canceled, terminated, abandoned, allowed to lapse, assigned or granted any rights in, allowed to expire or released any right under any Contract to which the member of the Company Group is a party or any Company Group Intellectual Property Rights, or made any write-off or write-down of or made any determination to write-off or write-down any of its assets or properties, except in the Ordinary Course of Business;

(d)          terminated, modified or amended any Material Contract, except such terminations, modifications or amendments entered into in the Ordinary Course of Business;

(e)          made any capital expenditures or commitments in excess of $25,000 individually and in excess of an aggregate of $150,000, or suffered any damages to or destruction of any tangible assets (whether or not covered by insurance), involving amounts that exceed $150,000 in the aggregate, or experienced any material changes in the amount and scope of insurance coverage;

(f)           suffered (i) any material shortages, cessation or interruption of supplies, utilities, or other services required to conduct the Business other than as a result of supply chain disruptions or delays, or (ii) any loss of a Material Customer or Material Supplier;

(g)          other than in the Ordinary Course of Business, incurred, assumed or paid any material Liabilities, settled any dispute or Liability pending or threatened against it or any of its properties or assets, or failed to pay or discharge when due any accounts payable or other Liabilities;

(h)          commenced, settled or compromised any Legal Proceeding;

(i)           sold, assigned, transferred, conveyed, leased, pledged, encumbered or otherwise disposed of any material assets or properties, other than dispositions of inventory in the Ordinary Course of Business;

(j)           sold, assigned or transferred of any patents, trademarks, copyrights, trade secrets or other intangible assets owned by any member of the Company Group;

(k)          acquired any properties or assets or entered into any other transaction, other than in the Ordinary Course of Business, or effected any merger, consolidation, recapitalization, redemption, reclassification, split or similar change in its capitalization;

(l)           amended or modified its Organizational Documents;

(m)         (i) split, combined or reclassified the Shares or its shares, or (ii) declared, set aside or paid to Sellers any dividend or other distribution other than distributions of cash consistent with past practice;

(n)          issued any Equity Securities to any Person other than Sellers or with regard to the Subsidiaries, to its parent corporation;

(o)          (i) adopted a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization, or (ii) entered into any Contract providing for acceleration of payment or performance as a result of a change of control;

(p)          made (i) any change in the rate of compensation, commission, bonus or other remuneration payable, or agreed to pay, any bonus, incentive, retention or other compensation, or any change in control payment, to or in respect of any Employee other than in the Ordinary Course of Business, or (ii) entered into any new, or amended or terminated any existing, Employee Benefit Plan that would reasonably be expected to result in a Material Adverse Effect;

(q)          to the Sellers’ Knowledge, experienced a breach of its information technology systems, networks, and/or services, or any unauthorized use, access, or disclosure of Personal Information in the Company Group’s possession, custody, or control in contravention of applicable Privacy Laws; or

(r)           agreed to or obligated itself or any member of the Company Group to do any of the foregoing.

Section 2.08           Material Contracts.

(a)               Section 2.08(a) of the Disclosure Letter sets forth a correct and complete list of the following Contracts, other than purchase orders entered into in the Ordinary Course of Business, to which any member of the Company Group is a party or under which the Company Group has continuing Liabilities that fall within the following categories (collectively, the “Material Contracts”):

(i)          any Contract for the purchase of services or products providing for either (A) annual payments by the Company Group of $150,000 or more; or (B) anticipated receipts by the Company Group of more than $150,000 in any calendar year;

(ii)         any Contract that provides for indemnification by the Company Group entered into outside of the Ordinary Course of Business under which a claim under such indemnity would reasonably be expected to have a Material Adverse Effect;

(iii)        any employment Contract with an Employee earning greater than $125,000 in annual base salary or which contains a change of control payment;

(iv)        any Contract that relates to the sale of any of the Company Group’s assets, other than in the Ordinary Course of Business;

(v)         any Contract that relates to the acquisition or disposition of any business, a material amount of shares or assets of any other Person or any real property (whether by merger, sale of shares, sale of assets or otherwise) pursuant to which the Company Group or any member thereof has continuing obligations following the date hereof;

(vi)        any Contract relating to any Indebtedness of any member of the Company Group or any other Person whereby any member of the Company Group guarantees such Indebtedness;

(vii)       any Contract with any Governmental Authority;

(viii)     any Contract that limits, purports to limit, impedes, interferes with or restricts the ability of any member of the Company Group to (A) compete with any Person in a product line or any line of business, (B) operate in any geographic area, or (C) engage in any line of business;

(ix)        any Contract that provides for a joint venture or partnership by any member of the Company Group;

(x)         any collective bargaining agreements or Contracts with any labor organization, union or association;

(xi)        any lease or sublease related to the Leased Real Property;

(xii)       any material option, material license, or franchise Contract;

(xiii)      any Contract that obligates a member of the Company Group to conduct business on an exclusive or preferential basis, that contains a “most favored nation” or similar covenant with any Person or that contains “take or pay” or similar provisions binding on any member of the Company Group;

(xiv)      any Contract that obligates a member of the Company Group to meet any minimum purchase obligations, minimum sale thresholds, or similar provisions binding on a member of the Company Group;

(xv)       any Contract pursuant to which a member of the Company Group grants or is granted a license or right to use, or covenant not to be sued under, any material Intellectual Property Rights other than (A) licenses for Off-the-Shelf Software, and (B) non-exclusive licenses granted to, or by, a member of the Company Group in the Ordinary Course of Business;

(xvi)      any Contracts between or among a member of the Company Group, on the one hand, and any Seller, any shareholder or any Affiliate of a Seller, on the other hand;

(xvii)     any Contract that grants any right of first refusal or right of first offer with respect to any assets, rights or properties of a member of the Company Group;

(xviii)    any manufacturing Contract that is material to the Business;

(xix)       any Contract relating to the distribution, marketing or advertising of any of the Company Products and that is material to the Business;

(xx)        any Contract between a member of the Company Group, on the one hand, and any distributors, manufacturers’ agents or selling agents, on the other hand, or pursuant to which a member of the Company Group sells or distributes products or pays a commission to a Person with respect to the sale of the Company Products, and that is material to the Business;

(xxi)       any Contract with a Material Customer; and

(xxii)      any Contract with a Material Supplier.

(b)          Correct and complete copies of the Material Contracts have previously been made available to Buyer. Except as set out in Section 2.08(b) of the Disclosure Letter, no member of the Company Group is in breach of, or default under, any Material Contract, in any material respect, and there is no event or condition that, with or without notice or lapse of time or both, could constitute a breach or default by any member of the Company Group under any Material Contract in any material respect. To Sellers’ Knowledge, no other party to any Material Contract is in breach of, or default under, any Material Contract, in any material respect, and there is no event or condition that, with or without notice or lapse of time or both, could constitute a breach or default by any other party under any Material Contract, in any material respect. Except as set out in Section 2.08(b) of the Disclosure Letter, each of the Material Contracts is in full force and effect, is a legal, valid and binding obligation of the member of the Company Group who is a party to such Material Contract and enforceable against such member of the Company Group, and, to Sellers’ Knowledge, against the other parties thereto, in accordance with its terms, except as enforceability may be limited by the Enforceability Exception. There has not been any written notice or, to Sellers’ Knowledge, threat to terminate any Material Contract to which any member of the Company Group is a party. To Sellers’ Knowledge, no event has occurred which (with or without notice or lapse of time or both) permits any termination, modification or acceleration of payment, or requires any payment, under any Material Contract to which any member of the Company Group is a party.

Section 2.09           Real Property.

(a)          Section 2.09(a) of the Disclosure Letter contains a correct and complete list of all real property leased (whether as landlord or tenant), subleased or occupied by any member of the Company Group, the lessor or lessee of and the address such property (the “Leased Real Property”). The Sellers have made available to the Buyer correct and complete copies of the leases and subleases listed in Section 2.09(a) of the Disclosure Letter (“Leases”). Except as set forth in Section 2.09(a) of the Disclosure Letter, with respect to each Lease or the Leased Real Property:

(i)          The Lease is in full force and effect and is binding, and enforceable against each of the parties thereto in accordance with their respective terms subject to the Enforceability Exception.

(ii)         There is no purchase option, right of first refusal, first option or other right held by any member of the Company Group with respect to any real property that is not contained within a Lease.

(iii)        There is no forbearance arrangement in effect with respect to any Lease.

(iv)        No member of the Company Group has agreed to modify any terms of any Lease, including by having given any Person any estoppel certificate or similar instrument that would preclude assertion of any claim under any Lease, affect any right or obligation under any Lease or otherwise be binding upon any such Company Group member.

(v)         There are no agreements or understandings to which any member of the Company Group is a party relating to any member of the Company Group’s lease, use, or occupation of any of the Leased Real Property other than as contained in the Leases.

(vi)        No member of the Company Group has exercised any option or right to terminate, renew or extend or otherwise affect any right or obligation of the tenant under any Lease or to purchase the real property subject to any Lease.

(vii)       The Leased Real Property is not subject to any leases or tenancies of any kind to which a member of the Company Group is a party except the Leases, and to the Seller’s Knowledge the Leased Real Property is not subject to any leases or tenancies of any kind except for the Leases.

(viii)      To the Sellers’ Knowledge, the Leased Real Property is not in the possession of any adverse possessors.

(ix)         No improvements erected or installed by any member of the Company Group constituting a part of the Leased Real Property encroaches on any real property not forming part of the Leased Real Property.

(x)          The Leased Real Property is zoned and permitted as required for the business as currently conducted by the Company Group and to the Sellers’ Knowledge, there is no proposed or pending change to any building, zoning, or use restriction that could restrict or prevent the use or operation of any of the Leased Real Property for the Business.

(xi)         The Leased Real Property is served by all water, sewer, electrical, telephone, drainage and other utilities required for the purposes for which it is used by the Company Group or for the conduct of the Business.

(xii)        The Leased Real Property is free from material patent defects and, to the Sellers’ Knowledge, material latent defects, has been maintained in accordance with normal and applicable industry practice, is in good operating condition and repair, subject to normal wear and tear, requires no work or improvements to bring it into compliance with any applicable Law, and is suitable and sufficient for the purposes for which it is used, held for use and presently proposed to be used.

(xiii)      There exists no violation by any member of the Company Group or to the Sellers’ Knowledge by a third party, of any covenant, condition, licenses, restriction or easement affecting any portion of the Leased Real Property.

(xiv)      The continued maintenance and operation of the Leased Real Property by the Company Group as currently maintained and operated is not dependent on facilities located at other property, and, to the Sellers’ Knowledge, the continued maintenance and operation of any other property is not dependent on facilities located on the Leased Real Property. To the Sellers’ Knowledge, no building or other improvement not part of the Leased Real Property relies on the Leased Real Property or any part thereof or any interest therein to fulfill any requirement of any Governmental Authority, and no building or other improvement on the Leased Real Property relies on any property not included within the Leased Real Property to fulfill any requirement of any Governmental Authority.

(xv)       Neither the applicable member of the Company Group, nor, to the Sellers’ Knowledge, any other party to the Lease is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder, including the default of any existing licenses, and no party to the Lease has repudiated any provision thereof.

(xvi)      To the Sellers’ Knowledge, neither the whole nor any portion of the Leased Real Property has been condemned, requisitioned, expropriated or otherwise taken by any Governmental Authority and no such condemnation, requisition, expropriation or taking is threatened or contemplated. To the Sellers’ Knowledge, there are no pending or threatened changes to any applicable codes or zoning requirements affecting or against all, any portion of the Leased Real Property. To the Sellers’ Knowledge, there are no (A) public improvements which have been ordered, commenced or completed and for which an assessment may be levied against the Leased Real Property, or (B) planned improvements which may result in any assessment against the Leased Real Property, in each case that would result in a Liability of the Company. To the Sellers’ Knowledge, there is no Encumbrance applicable to the Leased Real Property that would impair the current use or the occupancy of such Leased Real Property by the relevant member of the Company Group.

(xvii)     All improvements to the Leased Real Property erected or installed by any member of the Company Group or in respect of which a member of the Company Group has a responsibility to repair or maintain under the applicable Lease, and to Sellers’ Knowledge, all other improvements to the Leased Real Property (including mechanical, electrical and plumbing systems serving such improvements, as applicable) are in good condition and repair (normal wear and tear excepted) and are free from structural defects. There are no continuing maintenance, repair or capital improvement obligations with respect to the Leased Real Property set forth in the lease for the Leased Real Property that have not been satisfied by the relevant member of the Company Group. Except as set forth in the Lease, there are no improvements or additions that are required to be removed by any member of the Company Group pursuant to the terms of the Lease for the Leased Real Property upon termination of any Lease relating to the Leased Real Property. Other than as set out in the Lease, there are no damages, conditions or repairs that any member of the Company Group would be obligated to repair, restore or remediate pursuant to the terms of the Lease for the Leased Real Property upon termination of such Lease.

(xviii)    The Leased Real Property is not shared by any member of the Company Group, on the one hand, and any other Person, on the other hand, or used for any business other than the Business. To Sellers’ Knowledge, the Company Group, or the relevant member thereof, has the right to quiet enjoyment of all of the Leased Real Property. There has been no disturbance of, or challenge to, the Company Group’s quiet possession of any Leased Real Property for the full term of any applicable Lease and any renewal option related thereto.

(xix)       All accounts for work and services commissioned by any member of the Company Group and performed or materials placed or furnished upon or in respect of the construction and/or completion of any of the buildings, improvements or other structures constructed on any of the Leased Real Property have been fully paid and no one is entitled to claim an Encumbrance for any such work.

(xx)        To Sellers’ Knowledge, there are no work orders outstanding against the Leased Real Property and no member of the Company Group has received a deficiency notice, request or written advice of any breach of any Law in respect of the foregoing which could, if not corrected, become a work order or could require performance of work or expenditure of money to correct.

(xxi)       To Sellers’ Knowledge, there is no pending or threatened Legal Proceeding against or affecting the Leased Real Property.

(xxii)      There has been no rent deferred under any Lease due to COVID-19 or otherwise that is currently unpaid or outstanding.

Section 2.10           Title to Assets; No Other Business; Condition.

(a)          Each member of the Company Group has good, valid and marketable title to, or a valid leasehold or license interest in, all of the property and assets used to conduct its business and operations as they are currently being conducted (including the Leased Real Property and the Company Group Intellectual Property Rights), free and clear of all Encumbrances, except Permitted Encumbrances. Such property and assets of a member of the Company Group constitute all of the assets, rights and properties necessary and sufficient for such member of the Company Group to operate its business after the Closing in the same manner as conducted by the member of the Company Group in the one-year period prior to the Closing Date. No member of the Company Group engages in any business other than the Business.

(b)          All of the tangible assets of each member of the Company Group are (i) free from material defects or other material deficiencies (whether in design or manufacture), (ii) usable in the regular and Ordinary Course of Business, (iii) in conformity, in all material respects, with all applicable Laws and Permits relating to their manufacture, use and operation, (iv) in good operating condition and repair, ordinary wear and tear excepted, and (v) adequate for the purposes for which such assets are being used by such member of the Company Group.

Section 2.11           Intellectual Property.

(a)          The members of the Company Group, collectively, solely and exclusively own all right, title and interest (including the sole right to enforce) in and to all the Company Group Intellectual Property. Section 2.11(a) of the Disclosure Letter contains a list including, where applicable, the filing, registration, or issuance date, application number, registration or issuance number, owner, and jurisdiction, of all (i) registrations or issuances of any Company Group Intellectual Property Rights, (ii) pending applications for registration of any Company Group Intellectual Property Rights, (iii) Contracts under which any member of the Company Group has granted or licensed to any third party any Intellectual Property Rights and/or Company Group Intellectual Property Rights other than licenses in respect of Marks granted in the Ordinary Course of Business, (iv) Contracts under which a third party has granted or licensed to a member of the Company Group any Intellectual Property Rights and/or Company Group Intellectual Property Rights (other than Off-the-Shelf Software) (“Licenses-In”), (v) Software (other than Off-the-Shelf Software), (vi) trade secrets (other than product formulations and recipes), (vii) unregistered Marks, and (viii) Domain Names and social media accounts, in each case owned or purported to be owned by, licensed by, licensed to or used by a member of the Company Group or otherwise necessary to or used in the operation of the Business (categorized by type (e.g., Patents, Marks, Domain Names, Copyrights, Contracts, trade secrets and Software) and whether such Patents, Marks, Domain Names, Copyrights, Contracts, trade secrets and Software are owned, licensed by, licensed to or used by the Company Group or a member thereof). No single Employee, contractor or other Person owns, maintains, or controls such login or access credentials to any Domain Names or social media accounts. The Company Group Intellectual Property Rights listed in Section 2.11(a) of the Disclosure Letter are valid and enforceable. All required filings and fees related to the Registered Intellectual Property owned by the Company have been timely submitted and paid to the appropriate Governmental Authority. All Registered Intellectual Property owned by the Company has been duly filed, registered or issued, as the case may be, with the appropriate Governmental Authority and has been properly maintained and renewed in accordance with all applicable Laws in all material respects. The formulas for each of the Company Products produced by or on behalf of the Company have been recorded in written or electronic form so that the Company can produce such Company Products after the Closing in the same manner as they were produced before the Closing and, except as set forth in Section 2.11(a) of the Disclosure Letter, the Company has not disclosed those formulas to any Person that was not subject to an obligation of confidentiality and has otherwise taken all steps to protect the trade secret status of such formulas.

(b)          The Company Group owns, exclusively and beneficially, free and clear of all Encumbrances (other than Permitted Encumbrances), all rights, title, and interests in and to the Company Group Intellectual Property Rights, and has the valid right to use, free and clear of all Encumbrances (other than Permitted Encumbrances), all of the other Intellectual Property Rights used by any member of the Company Group, and no Intellectual Property Rights owned by the Company are in the control of any Person other than a member of the Company Group. Except as set forth in Section 2.11(b) of the Disclosure Letter, no Company Group Intellectual Property Right is subject to any outstanding Order or Contract restricting the use thereof by a member of the Company Group or restricting the licensing thereof by a member of the Company Group to any Person.

(c)          The operation of the Business, as currently conducted by the Company Group and as conducted since the Lookback Date, and the Company Group Intellectual Property Rights, do not and since the Lookback Date have not infringed, misappropriated, diluted or otherwise violated, and have not since the Lookback Date and do not infringe, dilute, misappropriate, or otherwise violate, the Intellectual Property Rights or other rights of any Person or give rise to an obligation to render an accounting to any Person as a result of co-authorship or co-invention.

(d)          Except as set forth on Section 2.11(d) of the Disclosure Letter, no Seller and no member of the Company Group has received any written notice (including by demand letter or offer to license) alleging that the operation of the Business infringes, and/or its use of any Intellectual Property Rights misappropriates or otherwise violates, the Intellectual Property Rights or any other right of any Person. Except as set forth on Section 2.11(d) of the Disclosure Letter, to Sellers’ Knowledge, no Person has infringed, misappropriated, or otherwise violated any Company Group Intellectual Property Right. There is no basis for any Legal Proceeding asserting any such infringement or asserting that any member of the Company Group does not have the legal right to use any of the Intellectual Property Rights used in, necessary for, or related to the conduct of the Business or its business.

(e)          The execution and delivery of this Agreement and the consummation of the Transaction will not result in any of the Intellectual Property Rights used in, necessary for, or related to the conduct of the Business ceasing to be available for use in the operation of the Business on terms and conditions identical to those on which such Intellectual Property Rights were used by the Company Group, or any member thereof, immediately prior to the Closing.

(f)           All Software used in connection with the Business is Off-the-Shelf Software and is used by the applicable Company Group member pursuant to a license with the vendor of such Off-the-Shelf Software. No member of the Company Group is, nor, to Sellers’ Knowledge, is any other party, in breach of or in default under any such license, and each such license is valid and in full force and effect.

(g)          The Company Group has not created or developed any Software.

(h)          The Company Group has the right to use, sell, license, dispose of, sublicense, and freely assign, and has the right to bring actions for the infringement or misappropriation of, any of the Company Group Intellectual Property Rights. No member of the Company Group is under any obligation to pay any royalty, license fee, or other similar consideration to any Person or to obtain any approval or consent for use of any of the Intellectual Property Rights used in, necessary for, or related to the conduct of the Business (other than license fees paid for the use of Off-the-Shelf Software).

(i)           Except as set forth on Section 2.11(i) of the Disclosure Letter, each current and, to the Sellers’ Knowledge, former employee of each member of the Company Group and any current or, to the Sellers’ Knowledge, former independent contractor or other Person retained by any member of the Company Group who, either alone or in concert with others, created or creates, developed or develops, invented or invents, discovered or discovers, derived or derives, programmed or programs, or designed or designs any of the Company Group Intellectual Property Rights, has entered into a written agreement with the member of the Company Group (i) presently assigning all rights in such Intellectual Property Rights to the member of the Company Group, and (ii) providing that such employee, independent contractor, or other Person waives any moral rights thereto. Each current and, to the Sellers’ Knowledge, former employee of each member of the Company Group and any current or, to the Sellers’ Knowledge, former independent contractor or other Person retained by a member of the Company Group who has had access to or was provided with any material Confidential Information or trade secrets of a member of the Company Group or any Confidential Information for which any member of the Company Group or any Seller owed or owes a duty of confidentiality to a third Person, has entered into a written agreement with such member of the Company Group or Sellers containing reasonable confidentiality obligations to protect such Confidential Information or trade secrets and that are compliant in all material respects with any obligations of confidentiality owed by any member of the Company Group to any applicable third Person. No former owner, Affiliate, employee, or independent contractor of any member of the Company Group, or other Person, has any valid claim or right to any of the rights in the Company Group Intellectual Property Rights. Each member of the Company Group has used and uses its reasonable efforts to diligently protect its rights in the material Intellectual Property Rights owned or held by the member of the Company Group, including the confidential nature of all trade secrets (including any trade secrets of third parties to whom the member of the Company Group owed or owes a duty of confidentiality), and there have been no acts or omissions by any member of the Company Group, the result of which would be to compromise the rights of the Company Group in any material respect to apply for or enforce appropriate legal protection afforded by such Intellectual Property Rights owned by the Company Group in the manner in which the Business is currently operated or that would result in the abandonment, dedication to the public domain, or loss of any rights in or to any such Intellectual Property Rights (other than with respect to Intellectual Property Rights that the Company Group has decided to abandon). No member of the Company Group is or has been in violation of any confidentiality obligation owed to any other Person in any material respect.

(j)           Except as would not result in a material Liability to the Company Group, each member of the Company Group has all consents, authorizations, permissions, and/or waivers necessary to use any names, images, likenesses, quotes, or other personal indicia of any Person as used by such member of the Company Group, and such consents, authorizations, permissions shall survive the Closing.

Section 2.12           Insurance.

(a)          Section 2.12 of the Disclosure Letter sets forth a correct and complete list of all policies of insurance and fidelity bonds of each member of the Company Group currently in effect (collectively, the “Insurance Policies”), including the carrier, description of coverage, limits of coverage, retention or deductible amounts, amount of annual premiums, and date of expiration with respect to each Insurance Policy. The Company Group has made available to Buyer’s insurance advisor true and correct copies of each Insurance Policy (provided such copies may contain redaction of confidential information).

(b)         All Insurance Policies are binding, enforceable and in full force and effect (provided that such Insurance Policies will be terminated effective as of the Closing Date). All premiums due or payable under the Insurance Policies have been paid and no member of the Company Group is in breach or default, and no member of the Company Group has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification of, any of the Insurance Policies (other than delivering notice of termination of the Insurance Policies, such termination to be effective as of the Closing Date).

(c)          No Insurance Policy provides for or is subject to any retroactive rate or premium adjustment that would reasonably result in a Liability to Buyer. There are no pending claims against the Insurance Policies as to which the insurers have questioned, denied, or disputed liability or where available insurance coverage (inclusive of defense expenses) will be exceeded.

Section 2.13           Legal Proceedings; Orders. Except as set forth on Section 2.13 of the Disclosure Letter, no member of the Company Group is a claimant or defendant in, or otherwise a party to, any Legal Proceeding or, to Sellers’ Knowledge, threatened Legal Proceeding against the Company or otherwise affecting or involving its business or any of its assets. To Sellers’ Knowledge, there is no investigation or review pending or threatened by any Governmental Authority with respect to any member of the Company Group or its business. There are no Orders of, or before, any Governmental Authority against any member of the Company Group or under which any member of the Company Group is subject to ongoing obligations.

Section 2.14           Compliance With Laws; Permits; Anti-Corruption Laws.

(a)          Except as set forth on Section 2.14(a) of the Disclosure Letter, each member of the Company Group is, and since the Lookback Date has been, in compliance in all material respects with all Laws applicable to it or the Business, its properties or its assets.

(b)          Except as set forth on Section 2.14(b) of the Disclosure Letter, each member of the Company Group holds all Permits required for the operation of its business. All such Permits are valid and in full force and effect. Each member of the Company Group is in compliance in all material respects with the terms of such Permits, and there are no Legal Proceedings pending or, to Sellers’ Knowledge, threatened that would reasonably be expected to result in the revocation or termination of any such Permit. No condition, fact or circumstance exists that would reasonably result in, or would be likely to result in, the revocation, limitation, nonrenewal or denial of any Permit necessary or advisable for the lawful conduct of the Business.

(c)          Since the Lookback Date, no member of the Company Group nor any of their respective directors, managers, officers or employees, or to the Sellers’ Knowledge, any agent or other person acting on behalf of the Company Group has, directly or indirectly, violated or is in violation of, the Corruption of Foreign Public Officials Act, Foreign Corrupt Practices Act of 1977 or any anti-corruption Law (collectively, the “Anti-Corruption Laws”), nor (i) used any corporate funds for unlawful contributions, unlawful gifts, unlawful entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from corporate funds, or (iii) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services. No Legal Proceeding by or before any Governmental Authority involving any member of the Company Group or any of their respective directors, managers, officers, employees, agents or other Persons acting on their behalf, with respect to any Anti-Corruption Law is pending or, to Sellers’ Knowledge, threatened, nor have any disclosures been submitted by any member of the Company Group to any Governmental Authority with respect to potential violations of any Anti-Corruption Law by any such Person.

(d)         Since the Lookback Date, no member of the Company Group nor any of their respective directors, managers, officers or employees, or, to the Sellers’ Knowledge, any agent or other Person acting on behalf of any member of the Company Group has, directly or indirectly, violated or is in violation of, the Uniting and Strengthening America By Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “USA PATRIOT Act”) or any other anti-money laundering Law applicable to it (“AML Laws”).  No member of the Company Group or any of their respective directors, managers, officers or employees, or, to Sellers’ Knowledge, any agent or other Person acting on behalf of the Company Group or any member thereof, has, directly or indirectly, (i) used any corporate funds to engage in illegal conduct under any applicable Laws, (ii) engaged in transactions intended to or having the effect of disguising the nature, location, source, ownership or control of funds, (iii) engaged in transactions involving funds that are the proceeds of unlawful activity, or (iv) engaged in a financial transaction designed in whole or in part to avoid a financial reporting requirement under any applicable Law.  No Legal Proceeding involving any member of the Company Group or any of their respective directors, managers, officers, employees, agents or other Persons acting on their behalf, with respect to any AML Law is pending or, to Sellers’ Knowledge, threatened, nor have any disclosures been submitted by any member of the Company Group to any Governmental Authority with respect to potential violations of any AML Law by any such Person.

(e)          Since the Lookback Date, each member of the Company Group has, in all material respects, conducted its import and export transactions in accordance with all applicable U.S. import, export and re-export Laws and controls and all other applicable import, export and re-export Laws and controls in any other country or territory in which such member of the Company Group conducts the Business.

Section 2.15           Environmental Matters.

(a)          Except as set forth in Section 2.20(b) of the Disclosure Letter, each member of the Company Group is, and has been since the Lookback Date, in compliance in all material respects with all applicable Environmental Laws.

(b)          Except as set forth in Section 2.20(b) of the Disclosure Letter, each member of the Company Group possesses and is in compliance in all material respects with all Permits required by all applicable Environmental Laws. All such environmental Permits are in full force and effect and shall be maintained in full force and effect through the Closing Date in accordance with all Environmental Laws. Sellers have not received any written communication regarding any material adverse change in the status or terms and conditions of any environmental Permits.

(c)          (i) Since the Lookback Date, no written notice of violation, order, request for information, indemnity obligation, claim, complaint or penalty has been received by any member of the Company Group or any Seller, and (ii) there are no Legal Proceedings pending or, to Sellers’ Knowledge, threatened against any member of the Company Group, in the case of each of (i) and (ii), that alleges a violation of or Liability under any Environmental Law by any member of the Company Group that has not been settled, dismissed, paid or otherwise resolved. Since the Lookback Date, there have been no regulatory compliance inspections at any Leased Real Property by any Governmental Authority that have not been resolved to the satisfaction of the applicable Governmental Authority.

(d)          Except as set forth in Section 2.20(b) of the Disclosure Letter, no Seller nor any member of the Company Group has received any notice from a Governmental Authority or other Person that any member of the Company Group is (i) in violation of any Environmental Laws or (ii) subject to any Liability arising under Environmental Laws or any material investigation, remediation or corrective obligation relating to the Company or any Leased Real Property.

(e)          There have been no Releases at any Leased Real Property of Hazardous Materials during the term of the applicable Lease or any other time (whether before or after the term of the Lease) while any member of the Company Group was in possession of the whole or any part of the Leased Real Property or as a result of any operations or activities of any member of the Company Group or their respective contractors or third-party operators that would reasonably be expected to result in a Liability of the Company Group, or any member thereof.

(f)           No Hazardous Materials are present at, on, in or under any Leased Real Property or any real property formerly owned or leased by any member of the Company Group in violation of or giving rise to Liability under applicable Environmental Laws or under the Lease, no Hazardous Materials are migrating to the Leased Real Property from an offsite location, or to the Sellers’ Knowledge have migrated at any time prior to any member of the Company Group having possession of the Leased Real Property.

(g)          No real property currently or formerly owned, operated or leased by any member of the Company Group is listed on, or has been proposed for listing on, any priority list of hazardous waste sites of any Governmental Authority.

(h)          Sellers have made available to Buyer copies of all environmental reports, studies and assessments that are in the possession, custody or control of or readily obtainable by the Company Group, Sellers or any of their Affiliates pertaining to Releases, compliance or non-compliance with Environmental Laws or the presence of, or exposure to, Hazardous Materials.

Section 2.16           Employee Benefits.

(a)          Section 2.16(a) of the Disclosure Letter contains a correct and complete list of each material Employee Benefit Plan in which any Employee participates by relevant jurisdiction. For each Employee Benefit Plan listed on Section 2.16(a) of the Disclosure Letter, Sellers have made available to Buyer a summary of the material terms of such Employee Benefit Plan.

(b)          No member of the Controlled Group has ever maintained, sponsored, contributed to or been obligated to contribute to, or has or could have any Liability under or with respect to: (i) any “employee pension benefit plan,” as defined in Section 3(2) of ERISA, including any such plan that is or, at any time, was subject to Section 302 of ERISA, Title IV of ERISA or Section 401(a), 401(k), 408(k), 408(p) or 412 of the Code; (ii) a Multiemployer Plan; (iii) a registered pension plan as defined in the Income Tax Act (Canada); or (iv) any multi-employer pension plan as defined in the Pension Benefits Standards Act (1985).

(c)          Except as set forth in Section 2.16(c) of the Disclosure Letter, each Employee Benefit Plan has been established, maintained, operated, and administered in material compliance with its terms and any related documents or agreements and in material compliance with all Laws. The members of the Company Group have made full and timely payment of all contributions, premiums and other payments required to be made to (or with respect to) any Employee Benefit Plan by the terms of such plan or under Law. All contributions, premiums and other payments which are required to be made by a member of the Company Group to (or with respect to) any Employee Benefit Plan for any period ending prior to the Closing Date, but which are not due by the Closing Date and all benefits accrued under any unfunded Employee Benefit Plan are properly accrued in the Closing Net Working Capital. No member of the Company Group has incurred (whether or not assessed), and there exists no condition or set of circumstances in connection with which any member of the Company Group could reasonably be expected to incur, directly or indirectly, any penalty, Tax, fine, Encumbrance or Liability under ERISA, the Code or any other Law, including under Section 409, 502(i) or 502(l) of ERISA or Section 4975, 4980B, 4980D, 4980H, 5000, 6721 or 6722 of the Code with respect to any Employee Benefit Plan.

(d)          There is no pending or, to Sellers’ Knowledge, threatened, assessment, complaint or Legal Proceeding with respect to any Employee Benefit Plan (other than routine claims for benefits). No Employee Benefit Plan is currently the subject of an audit or examination of a Governmental Authority.

Section 2.17           Employment Matters.

(a)          Section 2.17(a) of the Disclosure Letter contains a correct and complete list of all persons who are Employees of any member of the Company Group as of July 17, 2021, and sets forth for each Employee the following: (i) employee identity number; (ii) title or position; (iii) whether full-time or part-time; (iv) hire date; (v) current annual base compensation or rate of pay; (vi) commission, bonus or other incentive-based compensation; (vii) amounts of accrued and unused vacation time; (viii) current status (e.g., active at work, temporarily laid off, on parental leave, on medical leave, etc.).

(b)          Except as set forth in Section 2.17(b) of the Disclosure Letter, each member of the Company Group is, and has been since the Lookback Date, in compliance in all material respects with all Laws relating to labor and employment practices, including wages, hours, meal and rest breaks, overtime, vacation, paid time off, sick time, termination of employment, disability, leave, occupational health and safety, immigration, accommodations, whistle-blowing, discrimination, harassment, retaliation, data protection, employee privacy, workers’ compensation, safety and health and continuation coverage under group health plans and other terms and conditions of employment. Each member of the Company Group is, and has been since the Lookback Date, in compliance in all material respects with all applicable employee visa and work permit requirements.

(c)          From December 31, 2019 through the date of this Agreement, no member of the Company Group has, in response to COVID-19 or any Law, directive, pronouncement or guideline issued by a Governmental Authority, the Centers for Disease Control and Prevention (including provincial and Canadian federal Centers for Disease Control), the World Health Organization or an industry group providing for business closures, changes to business operations, “sheltering-in-place,” curfews, quarantine, social distancing, sequester, temporary layoff, safety or other similar restrictions that relate to or arise out of COVID-19, (i) furloughed or terminated the employment or service of any Employee, or (ii) materially reduced the hours of any Employee. No Legal Proceeding is pending against or, to Sellers’ Knowledge, is threatened against any member of the Company Group or any Seller with respect to anything set forth in preceding sentence. Each member of the Company Group has promptly and thoroughly investigated all formal relevant occupational health and safety complaints related to COVID-19. With respect to each known occupational health and safety violation identified and related to COVID-19, Each member of the Company Group has taken prompt corrective action to the extent necessary to prevent further spread of COVID-19 within the workplace.

(d)          The Company is not delinquent with respect to, nor has it failed to pay any of its employees, consultants or contractors for any wages due, including overtime wages, salaries, commissions, statutory holidays, vacation, bonuses, or other compensation, of any nature whatsoever, for any services performed by them or amounts required to be reimbursed to such individuals.

(e)          (i) No member of the Company Group is a party to or subject to, or currently negotiating in connection with entering into, any collective bargaining agreement, and, to Sellers’ Knowledge, there has not been any organizational campaign, petition or other unionization activity seeking recognition of a collective bargaining unit relating to any Employee since the Lookback Date, (ii) there is, and since the Lookback Date, there has been, no material labor strike, slowdown, stoppage, picketing, interruption of work or lockout pending or, to Sellers’ Knowledge, threatened against any member of the Company Group, and (iii) there are no unfair labor practice complaints pending or, to the Sellers’ Knowledge, threatened against any member of the Company Group before any Governmental Authority.

(f)           Other than as set forth in Section 2.17(f) of the Disclosure Letter, (i) during the ninety (90) days preceding the Execution Date, there have been no terminations, layoffs, voluntary departures, or retirements of any employees of any member of the Company Group and no member of the Company Group has any reason to believe that any terminations, layoffs, voluntary departures, or retirements will occur prior to the Closing; and (ii) no employees or officers of a member of the Company Group have given notice of actual or potential termination of employment, nor, to the Sellers’ Knowledge, does any such employee or officer intend to terminate his or her employment.

(g)          The Company Group has paid all outstanding Liabilities, fees, expenses and obligations relating to consultants, agents and other independent contractors who provide services to any member of the Company Group.

(h)          To the Sellers’ Knowledge, all employees, consultants and individual independent contractors (or their holding companies, if applicable) of the Company Group have been properly classified as such for purposes of all applicable Laws. Section 2.17(h) of the Disclosure Letter sets forth a correct and complete list of all individual consultants and individual independent contractors (and their holding companies, if applicable) of any member of the Company Group since the Lookback Date who have been paid in the aggregate compensation for services exceeding $100,000.00. Except as set forth on Section 2.17(h) of the Disclosure Letter, all consulting and independent contractor agreements can be cancelled with less than ninety (90) calendar days’ notice without penalty. The Company Group is not, and has never been, a joint or co-employer of any temporary or leased employees engaged through a staffing agency.

(i)           Except as set forth in Section 2.17(i) of the Disclosure Letter, there are no charges, complaints, grievances, disciplinary matters or controversies pending or, to the Sellers’ Knowledge, threatened, between any member of the Company Group, on the one hand, and any of the Company Group’s current, former or prospective directors, managers, officers, employees, applicants or other individual service providers (including consultants and independent contractors) or personal service companies (including consultants and independent contractors), on the other hand. No member of the Company Group has received written notice from any Governmental Authority responsible for the enforcement of applicable Laws related to employment indicating its intent to conduct an investigation or that any such investigation is in progress, and, to the Sellers’ Knowledge, no Governmental Authority is conducting or is planning to conduct such an investigation. The Company Group has not received any demand letters or drafts of suits, administrative charges or complaints related to any claims made by any current or former employees, applicants, independent contractors, or temporary or leased employees.

(j)           No member of the Company Group is a party to any settlement agreement with a current or former director, officer, manager, employee or independent contractor that involves allegations relating to sexual harassment by a director, officer, manager, employee or independent contractor of any member of the Company Group. Except as set forth in Section 2.17(j) of the Disclosure Letter, to Sellers’ Knowledge, since the Lookback Date, no allegations of sexual harassment have been made against any current or former director, officer, manager, employee or independent contractor of any member of the Company Group. To Sellers’ Knowledge, there are no pending, current, or unresolved complaints of bullying or harassment.

Section 2.18           Taxes.

(a)          Except as set forth in Section 2.18(a) of the Disclosure Letter, each member of the Company Group has timely (i) filed (taking into account any applicable extensions) all Tax Returns that were required to be filed on or prior to the Execution Date and all such Tax Returns were correct and complete in all material respects and (ii) paid all Taxes shown to be due and payable on such Tax Returns.

(b)          The unpaid Taxes of each member of the Company Group as of the date of the Most Recent Financial Statements did not exceed the reserve for Tax Liabilities (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth or included in the Most Recent Financial Statements, and do not exceed that reserve as adjusted for the passage of time through the date hereof in accordance with the past practices of the Company Group, and as of the Closing Date the Unpaid Taxes will not exceed such reserve for Tax Liabilities as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of the Company Group in filing their Tax Returns. There are no unpaid Taxes that are being contested by any member of the Company Group.

(c)          Each member of the Company Group has complied with all applicable Laws relating to the payment and withholding of Taxes and have, within the time and manner prescribed by law, paid over to the proper Governmental Authority all amounts required to be withheld and paid over under all applicable Laws. All individuals classified by any member of the Company Group as independent contractors are properly classified as such for applicable Tax purposes.

(d)          There are no Liens for Taxes (other than Permitted Liens) on any assets of any member of the Company Group.

(e)          No member of the Company Group is a party to any currently pending Tax audits or other administrative proceedings or any currently pending court proceedings or any other material dispute or claim concerning any Tax Liability of any member of the Company Group, in each case, for which written notice been received, with regard to any Taxes for which any member of the Company Group would be liable. No claim has been made by a Governmental Authority in a jurisdiction where the Company Group does not file Tax Returns that any member of the Company Group is or may be subject to taxation in that jurisdiction.

(f)           No member of the Company Group has filed for an extension of time within which to file any Tax Return which extension is currently in effect (other than extensions filed in the Ordinary Course of Business). No member of the Company Group has executed any outstanding waiver of any statute of limitations for, or extension of, the period for the assessment or collection of any Tax, in each case, which period has not yet expired.

(g)          No member of the Company Group (i) has been a member of an affiliated group filing a consolidated U.S. federal income Tax Return, or (ii) has any Liability for the Taxes of any Person under Treasury Regulations §1.1502-6 (or any similar provision of state, local, or foreign law), or as a transferee or successor.

(h)          No member of the Company Group has executed or entered into a closing agreement with a Tax authority that could have a continuing effect with respect to any taxable period or portion thereof beginning on or after the Closing Date.

(i)           No member of the Company Group has received a ruling from a Tax authority.

(j)           No member of the Company Group will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending on or after the Closing Date as a result of any: (i) change in method of accounting, or any use of the cash method of Tax accounting, for a taxable period ending prior to the Closing Date, (ii) closing agreement with a Tax authority executed prior to the Closing Date; (iii) installment sale made on or prior to the Closing Date; or (iv) prepaid amount received or unearned revenue accrued prior to the Closing Date. Each member of the Company Group uses the accrual method of Tax accounting.

(k)          The Sellers have made available to the Buyer copies of all Tax Returns of each member of the Company Group filed for taxable years ending after December 31, 2016. Section 2.18(k) of the Disclosure Letter sets forth, to the Sellers’ Knowledge, (i) in each case for all Tax periods ending after December 31, 2016, those years for which examinations by the taxing authorities have been completed; and (ii) in each case for all Tax periods, those taxable years for which examinations by taxing authorities are presently being conducted.

(l)           During the past two (2) years, no U.S. member of the Company Group has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code or Section 361 of the Code.

(m)         All Taxes required to have been collected and paid on the sale of products or taxable services by the Company Group (whether or not denominated as sales or use taxes) have been properly and timely collected and paid, or all sales tax exemption certificates or other proof of the exempt nature of sales of such products or services have been properly collected and, to the extent required, submitted to the appropriate Governmental Authority.

(n)          There is no tax sharing agreement, tax allocation agreement, tax indemnity obligation, or other similar agreement, undertaking or practice, written or oral, with respect to Taxes (other than any such agreement or obligation the principal purpose of which is not to address Tax matters) that could require any payment related to the activities of the Company Group.

(o)          No U.S. member of the Company Group has participated in any “reportable transaction” as defined in Treasury Regulations Section 1.6011-4(b).

(p)          No member of the Company Group has had a permanent establishment, as defined in any applicable Tax treaty or convention, in any country other than its country of incorporation.

(q)          No member of the Company Group is obligated to make, and will not as a result of any event connected directly or indirectly with any of the transactions contemplated by this Agreement become obligated to make, any “excess parachute payment” as defined in Section 280G of the Code (or any corresponding provision of other applicable Law), determined without regard to Section 280G(b)(4) of the Code.

(r)           No U.S. member of the Company Group has been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(s)          Except as set forth in Section 2.18(s) of the Disclosure Letter, each member of the Company Group has complied in all material respects with all applicable transfer pricing rules, and all documentation required by all relevant transfer pricing applicable Laws has been timely prepared.

(t)           No member of the Company Group has extended, deferred or delayed the payment of any Taxes under the CARES Act or otherwise as a result of COVID-19 or any COVID-19 Measures. Any amounts received by the Company Group under the Canadian Emergency Wage Subsidy were claimed in accordance with the rules of the Canadian Emergency Wage Subsidy and the member of the Company Group satisfied at all times the relevant criteria and conditions entitling it to such amounts.

(u)          Each of the Company, Greenstar Brands, and Grotek is, and has been since its respective formation been, treated for U.S. federal income Tax purposes as a corporation pursuant to Treasury Regulations Section 301.7701-2(b) or Section 301.7701-3(b), as the case may be. Greenstar International is, and has been since its formation been, treated for U.S. federal income Tax purposes as a disregarded entity pursuant to Treasury Regulations Section 301.7701-3(b). No member of the Company Group is or has been a “controlled foreign corporation” within the meaning of Section 957 of the Code.

(v)          No losses (including net operating losses, built-in losses, and net capital losses) or credits of any U.S. member of the Company Group are subject to any limitation or restriction on use under Section 382 or 383 of the Code (and any analogous provision of any comparable Law).

(w)         There are no transactions or events that have resulted, and no circumstances existing, which could result in the application to any member of the Company Group of the debt forgiveness rules in sections 80, 80.01, 80.02, 80.03, 80.04 of the Tax Act or any analogous provision of any comparable Law.

(x)          No member of the Company Group has incurred any deductible outlay or expense owing to a Person not dealing at arm’s length (for purposes of the Tax Act) with such member of the Company Group, the amount of which would, in the absence of an agreement filed under paragraph 78(1)(b) of the Tax Act, be included in such member of the Company Group’s income for Canadian income tax purposes for any taxation year or fiscal period beginning on or after the Closing Date under paragraph 78(1)(a) of the Tax Act or any analogous provision of any comparable Law.

(y)          No member of the Company Group has acquired property from a Person not dealing at arm’s length (for purposes of the Tax Act) with it in circumstances that would result in such member of the Company Group becoming liable to pay Taxes of such Person under subsection 160(1) of the Tax Act or any analogous provision of any comparable Law.

(z)          No member of the Company Group has claimed any reserve or deduction or made any election under the Tax Act, or under any equivalent provision of the taxation legislation of any province or jurisdiction, that could require an amount to be included in its income, for any Tax period ending after the Closing Date.

(aa)        At no time during the sixty (60) month period preceding the Closing Date was more than fifty percent (50%) of the fair market value of the Shares derived, directly or indirectly from one or any combination of: (i) real or immovable property situated in Canada; (ii) Canadian resource properties (within the meaning of the Tax Act); (iii) timber resource properties (within the meaning of the Tax Act); or (iv) options in respect of, or interests in, or for civil law rights in, property described in (i), (ii) or (iii) above, whether or not the property exists. The Shares have not been deemed to be taxable Canadian property (within the meaning of the Tax Act) under a provision of the Tax Act.

(bb)       The Company was Canadian-controlled private corporations, as defined in the Tax Act, immediately prior to the execution of this Agreement and had been one since their date of incorporation.

(cc)        All Tax credits were claimed by the members of the Company Group in accordance with the Tax Act and the relevant provincial Tax Law and the members of the Company Group satisfied the relevant criteria and conditions entitling it to claim such Tax credits.

Section 2.19           Affiliate Transaction. Except as set forth on Section 2.19 of the Disclosure Letter, no shareholder, director, officer or employee of any Seller, or any member of such owner’s, shareholder’s, director’s, officer’s or employee’s immediate family or, to the Sellers’ Knowledge, any director, officer or management-level Employee of a member of the Company Group (a) is or has since the Lookback Date been (i) a director, officer or manager of, any Person that is a client, customer, supplier, lessor, lessee, debtor, creditor or competitor of any member of the Company Group (other than a Person that has publicly-traded equity securities), (ii) a party to any Contract with or binding upon any member of the Company Group or any of their assets, rights or properties (other than an employment Contract), or (iii) has any interest (real, personal, or mixed and whether tangible or intangible) in any property used in or pertaining to the Business, (b) is owed any money by any member of the Company Group, other than for services rendered in the Ordinary Course of Business, or (c) owes any money to any member of the Company Group. Except as set forth in Section 2.19 of the Disclosure Letter, there are no intercompany accounts or Contracts between any Seller or any of its Affiliates, on the one hand, and any member of the Company Group, on the other hand. Except as set forth in Section 2.19 of the Disclosure Letter, as of Closing, there are no Liabilities of any member of the Company Group to any Seller or any of its Affiliates. Except as set forth in Section 2.19 of the Disclosure Letter, effective as of the Closing, all intercompany accounts between any Seller and any of its Affiliates, on the one hand, and any member of the Company Group, on the other hand, shall be settled and paid in full (regardless of the terms of payment of such intercompany account) without any Tax Liability of any member of the Company Group or Buyer.

Section 2.20           Products; Recalls.

(a)          Section 2.20(a) of the Disclosure Letter contains a list of all jurisdictions in which any member of the Company Group has registered any of the Company Products pursuant to Product Laws. All organic product certifications and any Product Permits held by any member of the Company Group are listed on Section 2.20(a) of the Disclosure Letter.

(b)          Except as set forth in Section 2.20(b) of the Disclosure Letter, each member of the Company Group and the Company Products are, and since the Lookback Date have been, in compliance in all material respects with (i) all Product Laws, and (ii) all terms and conditions imposed in any Product Permits. Except as set forth in Section 2.20(b) of the Disclosure Letter, the Company Products are, and since the Lookback Date have been, (i) properly manufactured, produced, processed, handled, distributed and stored, are not adulterated and are properly packaged, labeled and advertised and fit for the use for which they are intended (as set out on the applicable labelling and packaging), (ii) of good and merchantable quality and condition, (iii) shipped in interstate commerce in accordance with the Product Laws, (iv) registered in all jurisdictions required by applicable Law, (v) in conformity with all express and implied warranties and guaranties; and (vi) free from any material defects. Each member of the Company Group and, to the Sellers’ Knowledge, the suppliers and subcontractors of each member of the Company Group are, compliant in all material respects with all Laws and are not in breach of quality control, product safety, product integrity, facility certification or any similar obligations imposed in Contracts with third parties for the supply of the Company Products.

(c)          The Company Group has made available to Buyer the standard terms and conditions of sale for all the Company Products (containing applicable guaranty, warranty and similar indemnity provisions). None of the Company Products are subject to any guaranty, warranty or other indemnity beyond such standard terms and conditions of sale.

(d)          Except as disclosed in Section 2.20(d) of the Disclosure Letter, since the Lookback Date, no member of the Company Group has received or is subject to, (i) any letter, notice or other written adverse communications from any Product Authority regarding compliance with any Product Law; (ii) any written adverse communications from any other Product Authority regarding compliance with any Law relating to the manufacture, storage, distribution, sale, safety, packaging, labeling or advertising of Company Products; or (iii) any written adverse communication or notice of violation from any consumer or individual acting in the public interest, or any attorney acting on behalf of any consumer of individual acting in the public interest. There are no claims or demands pending, or, to Sellers’ Knowledge, threatened, against any member of the Company Group for indemnification from any distributors or retailers regarding voluntary or mandatory recalls or market withdrawals. Since the Lookback Date, except as set forth on Section 2.20(d) of the Disclosure Letter, no member of the Company Group has received written notice of, or been subject to, any claim or finding of deficiency or non-compliance, penalty, fine or sanction, request for corrective or remedial action or other compliance or enforcement action with respect to any Product Authorities, in respect of any of (i) the Company Products, (ii) the ingredients in the Company Products, or (iii) the facilities at which the Company Products are manufactured, packaged, stored, or distributed. Since the Lookback Date, no member of the Company Group has received written notice of, or been subject to, (i) any notice of claim, demand letter, notice of violation, or similar communication from or on behalf of a consumer, retailer or distributor, or (ii) any claim for defense and/or indemnification from or on behalf of any distributor or retailer concerning any claim or allegation of personal/bodily injury, property damage, or false or misleading labeling or advertising with respect to the Company Products.

(e)          Since the Lookback Date, except as set forth on Section 2.20(e) of the Disclosure Letter, no member of the Company Group has voluntarily or involuntarily initiated, conducted or issued, or caused to be initiated, conducted or issued, any recall, market withdrawal or replacement, safety alert, or other notice or action relating to an alleged lack of safety or regulatory compliance of any of the Company Products. To the Sellers’ Knowledge, there is no reason to believe that a basis for a recall or withdrawal of any of the Company Products would reasonably be required under Product Laws and, to the Sellers’ Knowledge, no recall has been threatened by any Governmental Authority and no recall, market withdrawal or replacement, safety alert, or other notice or action relating to an alleged lack of safety or regulatory compliance of any of the Company Products is being considered by any member of the Company Group.

(f)           Except as disclosed in Section 2.20(f) of the Disclosure Letter, where applicable each member of the Company Group has obtained all necessary approvals from the U.S. Department of Agriculture (“USDA”), the Environmental Protection Agency, and any applicable state, federal, provincial department or body of agriculture with respect to the importation of any fertilizer or pesticide into any jurisdiction to which a member of the Company Group so imports such materials.

(g)          Except as disclosed in Section 2.20(g) of the Disclosure Letter, all Company Products which any member of the Company Group sells, distributes or otherwise causes to be entered into commerce have been labeled accurately and as required by all Environmental Laws including, in accordance with the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. §§ 136 et seq, any federal, state, provincial or territorial labeling Law, and in accordance with applicable industry standards including standards of the Association of American Plant Food Control Officials (“AAPFCO”). The Company has obtained all required certifications with respect to any Company Product that is labeled as “organic” including from the Organic Materials Review Institute, AAPFCO, or other applicable third-party or Governmental Authority, and meets all requirements with respect to any Company Product that is labeled as “organic” pursuant to National Organic Standards or any other standard. Each member of the Company Group has adequate processes and systems in place and has adequately educated its personnel in a manner consistent with common industry practice, to comply with all federal, state, provincial, territorial and local Laws relating to handling and labeling of organic products, including the National Organic Standards as promulgated by the USDA. Any product which a member of the Company Group imports for sale as organic has been approved by the National Organic Program of USDA’s Agricultural Marketing Service. All organic product certifications are listed on Section 2.20(a) of the Disclosure Letter, and are in full force and effect.

Section 2.21           Material Customers and Material Suppliers. Set forth on Section 2.21 of the Disclosure Letter is a list of Material Customers and Material Suppliers. Such information was produced from the books and records of each member of the Company Group and is correct and complete. Except as set forth on Section 2.21 of the Disclosure Letter, since January 1, 2021, no Material Customer or Material Supplier has discontinued or materially reduced, or provided written notice of its intention to discontinue or materially reduce, or to the Sellers’ Knowledge, intends to discontinue or material reduce, its business relationship with any member of the Company Group or the Business. Since January 1, 2021, no Material Customer or Material Supplier has modified in a manner adverse to the Company the material terms of its business relationship with any member of the Company Group or the Business. Except as set forth on Section 2.21 of the Disclosure Letter, no member of the Company Group is involved in any material dispute with any customer or supplier of the Company Group or the Business. Except as set forth on Section 2.21 of the Disclosure Letter, since the Lookback Date the Company has not sold any Company Products or sold any services directly to (i) any cannabis growers, or (ii) to the Sellers’ Knowledge, any distributors or retailers that sell exclusively to Persons that are cannabis growers (collectively, “Cannabis Grower Customers”). None of the Cannabis Grower Customers set forth on Section 2.21 of the Disclosure Letter is a Material Customer.

Section 2.22           Data Security.

(a)          Except as set forth on Section 2.22(a) of the Disclosure Letter, the data, privacy and security practices of each member of the Company Group have since the Lookback Date complied in all material respects with, and conformed in all material respects to, all of the (i) Privacy Commitments, (ii) all (A) applicable Laws concerning the privacy, security, or Processing of Personal Information (including all applicable data breach notification Laws, Laws concerning requirements for website Privacy Policies and practices, social security or social insurance number protection Laws, data security Laws, and Laws concerning email, text message, or telephone communications), and (B) rules of all applicable self-regulatory organizations, including, as applicable, the Payment Card Industry Data Security Standard, in each case as applicable to any member of the Company Group (collectively, “Privacy Laws”), and (iii) Material Contracts to which any member of the Company Group is a party or is otherwise bound. Each member of the Company Group has: (i) provided adequate notice and obtained any necessary consents, waivers and approvals from individuals required for the Processing of Personal Information as conducted by or for the Business and required by applicable Privacy Laws and (ii) abided by any privacy choices (including opt-out preferences) of individuals relating to Personal Information to the extent required by applicable Privacy Laws (such obligations along with those contained in the Privacy Policies of the Company Group, collectively, “Privacy Commitments”). “Processing” means any operation performed on Personal Information, including the collection, creation, receipt, access, use, handling, compilation, analysis, monitoring, maintenance, retention, storage, transmission, transfer, protection, disclosure, distribution, destruction, or disposal of Personal Information. “Privacy Policies” means, collectively, the Company Group’s past or present, internal, employee-facing, or public-facing policies, notices, and statements concerning the privacy, security, or Processing of Personal Information.

(b)          Section 2.22(b) of the Disclosure Letter contains a listing of each such Privacy Policy. Since the Lookback Date, no disclosure or representation contained in any Privacy Policy has been in violation, in any material respect, of any Privacy Laws. There are no unsatisfied access, right-to-know, or similar requests in respect of Personal Information held by any member of the Company Group, or any outstanding applications for rectification, transfer, deletion, or erasure of Personal Information. To the Sellers’ Knowledge, any vendor, processor, or other third party Processing Personal Information for or on behalf of any member of the Company Group (collectively, “Subprocessors”) are, and since the Lookback Date have been, in compliance in all material respects with the Privacy Commitments and applicable Privacy Policies.

(c)          Since the Lookback Date, except as set forth in Section 2.22(c) of the Disclosure Letter, to the Sellers’ Knowledge no Person has gained unauthorized access to or engaged in unauthorized Processing of, nor has there been any unauthorized disclosure of, in either case in breach of Privacy Laws, (i) any Personal Information held by any member of the Company Group or any other Person on the Company Group’s behalf; (ii) Personal Information on any databases, computers, servers, storage media (e.g., backup tapes), network devices, or other devices or systems that Processes Personal Information owned or maintained by any member of the Company Group or any other Persons on the behalf of the Company Group ((i) and (ii) collectively, a “Security Breach”). Each member of the Company Group has, since the Lookback Date, used all commercially reasonable controls, technologies, processes and practices to detect, identify and remediate Security Breaches and provide notification in accordance with applicable Privacy Laws in the case of a Security Breach. To Sellers’ Knowledge, no circumstance has arisen in which applicable Privacy Laws would require the Company Group, or any member, to notify a Governmental Authority or other Person of an Security Breach, and no member of the Company Group has received from any Governmental Authority or other Person any complaint, claim, investigation, notice, subpoena or other evidence of noncompliance with such Privacy Laws and/or related to any actual, alleged, or suspected Security Breach, and to Sellers’ Knowledge, no facts or circumstances exist that would reasonably be expected to give rise to any of the foregoing.

(d)          The Company Group maintains the disaster recovery and security plans and procedures described in Section 2.22(d) of the Disclosure Letter. To Sellers’ Knowledge, there have been no actual or attempted or threatened breaches of the security of the computer systems, networks or servers of any member of the Company Group or any loss or unauthorized disclosure of Personal Information in its possession, custody, or control, which required notice to any third Person or Governmental Authority. To Sellers’ Knowledge, there is no reason to expect that such a breach or any other unauthorized use, access, disclosure, or other unauthorized Processing of any Personal Information or any proprietary and Confidential Information of any member of the Company Group has occurred. The computer hardware, servers, networks, and other information technology equipment or systems owned or used by each member of the Company Group are reasonably sufficient for operation of the Business as currently conducted. Since January 1, 2021 there has been no material disruption of the hardware, servers, networks, and other information technology equipment or systems owned or used by any member of the Company Group.

(e)          Each member of the Company Group has complied in all material respects with all terms of use, terms of service and other Contracts relating to its use of social media platforms, sites, or services and there is no reasonable basis to believe that any member of the Company Group is in violation of any such terms of use, terms of service and Contracts.

Section 2.23           IT Systems. To Sellers’ Knowledge, all computer, information technology and data processing systems, facilities and services used by each member of the Company Group, including all software, hardware, networks, communications facilities, platforms and related systems and services used or planned to be used by each such member (collectively, the “Systems”) operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required by each such member, and are free of any disabling codes or instructions and any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or hardware components (collectively “Contaminants”) that would permit or cause unauthorized access or the unauthorized disruption, impairment, disablement of such Systems (or any parts thereof) or erasure of any Information. To Sellers’ Knowledge, no member of the Company Group has experienced any material accidental loss, alteration, disclosure or destruction of, misuse of, unauthorized third-party access to, or damage to, Information held or processed by or on behalf of any such member’s customers or employees, including Information and the Systems have not otherwise materially malfunctioned or failed.

Section 2.24           Inventory. Except as (i) disclosed in Section 2.05(d) of the Disclosure Letter, (ii) included in the reserve for inventory obsolescence set forth in the Most Recent Financial Statements, or (iii) included in the Company’s budgeted amount for distribution as samples (such amount determined in a manner consistent with past practice), all inventory of the Company Group consists of new and unused items of a quality, quantity and condition that (a) is useable and saleable in the Ordinary Course of Business, (b) is merchantable and fit for the purpose for which it was procured or manufactured, and none of which is slow-moving, obsolete, damaged, stale, discontinued or defective, and (c) was manufactured or acquired by a member of Company Group in the Ordinary Course of Business. Except as set forth in Section 2.24 of the Disclosure Letter, the quantities of each of the categories of inventory of the Company Group is at a level normal and adequate for the continuation of the Business in the Ordinary Course of Business. None of the inventory of the Company Group has been consigned to any Person.

Section 2.25           Accounts Receivable. The accounts receivable of each member of the Company Group represent valid obligations that arose from bona fide transactions in the Ordinary Course of Business and are collectible in full, net of any reserves reflected in the Closing Net Working Capital. None of such accounts receivable is subject to any claim of offset or recoupment or counterclaim, and to the Sellers’ Knowledge, there are no specific facts that would be likely to give rise to any such claim. The reserves shown on the Financial Statements and the accounting records of the Company Group are adequate and calculated consistent with past practice.

Section 2.26           COVID-19. To the extent relating to or arising from COVID-19, no member of the Company Group has: (a) issued or received force majeure notices to excuse non-performance of contractual obligations; (b) received any written complaints or claims for failing to provide a safe working environment or accommodation, or (c) experienced any employee refusals to work (or “whistleblower complaints”) due to workplace danger beliefs. Section 2.26 of the Disclosure Letter sets forth an accurate copy or summary of the Company’s COVID-19 Safety Plan. No member of the Company Group is and has never been a party to any Contract under, and has not otherwise participated in, the United States Small Business Administration’s Paycheck Protection Program created under the CARES Act or any other federal, provincial, state or local Governmental Authority’s stimulus program or economic relief plan in connection with COVID-19.

Section 2.27           Brokers. There is no broker, finder, investment banker, financial advisor or other intermediary that has been retained by or is authorized to act on behalf of any Seller or any member of the Company Group, who might be entitled to any brokerage, finder’s or other fee or commission from any member of the Company Group in connection with the Transaction.

Article III
REPRESENTATIONS AND WARRANTIES OF SELLERS

Each Seller, severally in respect of such Seller only (and not jointly or jointly and severally), represents and warrants to the Buyer that the statements contained in this Article III are true, correct and complete as of the  Execution Date and will be true, correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the Execution Date through this Article III).

Section 3.01           Ownership Such Seller is the sole owner of record and beneficially of such Seller’s respective Shares, and has good and marketable title to the Shares set out across from such Seller’s name on Exhibit B hereto, free and clear of any Encumbrance. The instruments of transfer delivered by such Seller to Buyer at the Closing will be sufficient to transfer the entire legal and beneficial ownership of such Shares to Buyer and, immediately following the Closing, Buyer will be the sole owner of record and beneficially of the Shares and have good and marketable title to the Shares, free and clear of all Encumbrances (other than Encumbrances which Buyer or its Affiliates have agreed to without Sellers prior written approval, including Encumbrances which charge all of Buyer’s present and after-acquired property and which exist at Closing). There are no Contracts to which such Seller is a party or by which it is bound relating to the repurchase, exchange, conversion, transfer, disposition or acquisition of such Seller’s respective Shares (other than this Agreement and any other Transaction Agreements). Such Seller has not granted, directly or indirectly, to any Person any right to acquire any of such Seller’s respective Shares. Such Seller is not a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any of such Seller’s respective Shares and there are no contractual rights of first refusal or rights of first offer in respect of such Shares.

Section 3.02           Organization; Authority; Enforceability.

(a)          Where the Seller is a corporation, such Seller is a corporation or company duly organized, validly existing and in good standing (or its equivalent) under the federal Laws of Canada or the Laws of the Province of British Columbia, respectively. Such Seller has all necessary power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it is currently conducted. Such Seller has all necessary power and authority to enter into this Agreement and all other Transaction Agreements to which such Person is a party, to carry out his or its obligations hereunder and thereunder (including transferring and delivering to Buyer valid title to the Shares owned by such Seller) and to consummate the Transaction. The execution, delivery and performance by such Seller of this Agreement and the other Transaction Agreements to which such Seller is a party, and the consummation of the Transaction, are within the corporate or individual power and capacity of Seller, as applicable. The execution, delivery and performance by such Seller of this Agreement and the other Transaction Agreements to which such Seller is a party, and the consummation by such Seller of the Transaction, have been duly and validly authorized by all necessary actions, and no other action on the part of such Seller is necessary to authorize his or its execution, delivery and performance of this Agreement and the other Transaction Agreements to which such Seller is a party, and the consummation by such Seller of the Transaction.

(b)          This Agreement and the other Transaction Agreements to which such Seller is a party have been duly executed and delivered by such Seller, and (assuming due authorization, execution and delivery by Buyer) this Agreement the other Transaction Agreements to which such Seller is a party constitute a legal, valid and binding obligation of such Seller, as applicable, enforceable against such Seller in accordance with its terms, except as enforceability may be limited by the Enforceability Exception.

(c)          Where such Seller is an individual, the spouse of each Seller has not in any manner whatever contributed work, money or money’s worth in respect of the acquisition, management, maintenance, operation or improvement of the Company Group nor has the spouse of such Seller assumed any responsibility within the meaning of Family Law Act (British Columbia), in either case which gives them an interest in any or all of the Shares of such Seller. No order has been given under the Family Law Act (British Columbia), which would or does affect the Shares or the title of any Seller thereto in any manner whatever nor is there any application threatened or pending under Family Law Act (British Columbia) or otherwise by the spouse of such Seller for an order which might affect the Shares or such Seller’s title thereto.

Section 3.03           No Conflicts; Consents. The execution, delivery and performance of this Agreement and the other Transaction Agreements by such Seller, and the consummation of the Transaction, does not and will not (a) result in a violation or breach of the Organizational Documents of such Seller to the extent it is an entity, (b) result in a violation or breach of any Law or Order applicable to such Seller, or (c) result in the creation or imposition of any Encumbrance on any asset of any member of the Company Group, except for Permitted Encumbrances. No consent, waivers, approval, Permits, Orders, declaration or filing with, or notice to, any Governmental Authority, or any other Person under any material Contract to which such Seller is bound, is required by or with respect to such Seller in connection with the execution and delivery of this Agreement, the other Transaction Agreements to which such Seller is a party, and the consummation of the Transaction.

Section 3.04           Brokers. There is no broker, finder, investment banker, financial advisor or other intermediary that has been retained by or is authorized to act on behalf of such Seller who might be entitled to any brokerage, finder’s or other fee or commission from the Company Group in connection with the Transaction.

Section 3.05           Litigation. Such Seller is not a claimant or defendant in, or otherwise a party to, any Legal Proceeding nor, to such Sellers’ actual knowledge, after due inquiry, are there any Legal Proceedings threatened in writing against such Seller or otherwise affecting such Seller that would have or would reasonably be expected to have a Material Adverse Effect or prevent or materially impair such Seller’s ability to consummate the Transaction.

Section 3.06           Tax Residence. No Seller is a non-resident of Canada for purposes of the Tax Act.

Section 3.07           Guarantees and Loans. Section 3.07 of the Disclosure Letter sets forth a correct and complete list of (i) each personal guaranty of the Company Group’s obligations provided by such Seller and (ii) each loan, note or similar instrument (whether written or oral) or other outstanding obligation owed by such Seller to any member of the Company Group.

Article IV
REPRESENTATIONS AND WARRANTIES OF BUYER

The Buyer represents and warrants to the Sellers that the statements contained in this Article IV are true, correct and complete as of the Execution Date and will be true, correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the Execution Date throughout Article IV).

Section 4.01           Organization of Buyer; Authority of Buyer; Buyer Enforceability.

(a)           Buyer is a corporation duly organized, validly existing and in good standing (or its equivalent) under the federal Laws of Canada. Buyer has all necessary power and authority to enter into this Agreement and the other Transaction Agreements to which Buyer is a party, to perform its obligations hereunder and thereunder, and to consummate the Transaction. The execution, delivery and performance by Buyer of this Agreement and the other Transaction Agreements to which Buyer is a party, and the consummation of the Transaction, are within the corporate power of Buyer. The execution, delivery and performance by Buyer of this Agreement and the other Transaction Agreements to which Buyer is a party, and the consummation by Buyer of the Transaction have been duly authorized by all necessary actions on the part of Buyer, and no other action on the part of Buyer is necessary to authorize the execution, delivery and performance by Buyer of this Agreement and the other Transaction Agreements to which Buyer is a party, and the consummation by Buyer of the Transaction.

(b)          This Agreement and the other Transaction Agreements to which Buyer is a party have been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Sellers, the Company and any member of the Company Group, as applicable) this Agreement and the other Transaction Agreements to which Buyer is a party constitute a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as enforceability may be limited by the Enforceability Exception.

(c)          Buyer is controlled by a non-resident of Canada for the purposes of the Tax Act.

Section 4.02           No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the other Transaction Agreements to which Buyer is a party, and the consummation of the Transaction, does not and will not (a) result in a violation or breach of the Organizational Documents of Buyer, (b) result in a violation or breach of any Law or Order applicable to Buyer, or (c) result in the creation or imposition of any Encumbrance on any asset of Buyer, except for Permitted Encumbrances; except, in the case of each of clauses (b), and (c), that would not reasonably be expected, individually or in the aggregate, to materially impair or delay Buyer’s ability to perform or comply with its obligations under this Agreement or consummate the Transaction. No consent, waivers, approval, Permits, Orders, declaration or filing with, or notice to, any Governmental Authority, or any other Person under any material Contract to which Buyer is bound, is required by or with respect to Buyer in connection with the execution and delivery of this Agreement, the other Transaction Agreements to which Buyer is a party, and the consummation of the Transaction.

Section 4.03           Investment Purpose. Buyer is acquiring the Shares solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution of the Shares. Buyer acknowledges that the Shares are not registered under the Securities Act of 1933, as amended, or any state securities laws, and that the Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act of 1933, as amended, or pursuant to an applicable exemption therefrom, and subject to applicable state securities laws and regulations. Buyer is able to bear the economic risk of holding the Shares for an indefinite period (including total loss of its investment) and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.

Section 4.04           Brokers. Except for Rothschild & Co US Inc., there is no broker, finder, investment banker, financial advisor or other intermediary that has been retained by or is authorized to act on behalf of Buyer who might be entitled to any brokerage finder’s or other fee or commission from Buyer in connection with the Transaction.

Section 4.05           Sufficiency of Funds. On the Closing Date Buyer will have sufficient funds available to pay the Estimated Closing Purchase Price. Buyer acknowledges and agrees that Buyer’s performance of its obligations under this Agreement is not in any way contingent upon the availability of financing to Buyer.

Section 4.06           Legal Proceedings. There are no actions, suits, claims, investigations or other Legal Proceedings pending or, to Buyer’s Knowledge, threatened in writing against or by Buyer or otherwise affecting Buyer that challenge or seek to prevent, enjoin or otherwise materially impair or delay Buyer’s ability to consummate the Transaction.

Article V
PRE-CLOSING COVENANTS

During the Pre-Closing Period, Buyer, the Sellers, and the Company each covenant and agree as follows:

Section 5.01           Information Prior to Closing. Sellers shall provide, and cause each member of the Company Group to provide, Buyer and its Representatives (i) access to, and permit Buyer and its Representatives to review, the Company Group’s properties, assets, Contracts, accounts, books and records, (ii) financial and operating data and any other information relating to the Company Group as Buyer or its Representatives may reasonably request, and (iii) such other information as shall have been reasonably requested by Buyer or its Representatives for purposes of consummating the Transaction. Sellers shall instruct the employees, counsel and advisors of the Company Group to reasonably cooperate with Buyer in its investigation of the Company Group. Notwithstanding any provision of this Agreement to the contrary, (i) Buyer shall use all commercially reasonable best efforts to comply with all applicable Laws, including COVID-19 Measures, when carrying out any such investigations and accessing the Company Group’s properties and assets, and (ii) no Seller nor any member of the Company Group shall be required to provide access to or disclose information to Buyer or its Representatives where such access or disclosure would jeopardize the solicitor-client privilege of the Person in control or possession of such information or violate any applicable Law (including any applicable Law regarding the privacy of customers); provided, that Sellers shall inform Buyer of the general nature of the document or information being withheld and reasonably cooperate with Buyer to provide such document or information in a manner that would not result in the loss or waiver of such privilege or violation of such applicable Law, or unless such access or disclosure can be provided pursuant to a joint defense, common interest or similar agreement.

Section 5.02           Conduct of Business by the Company Group Pending the Sale. Except as (i) otherwise expressly contemplated by this Agreement, (ii) part of the Pre-Closing Reorganization, (iii) agreed to by the Buyer in writing, or (iv) described in Section 5.02 of the Disclosure Letter, from the Execution Date until the Closing (or earlier termination of this Agreement), the Company shall, and shall cause each other member of the Company Group to: (a)conduct its business in (A) the Ordinary Course of Business and (B) in compliance in all material respects with all Applicable Laws;

(b)         not (i) incur or become contingently liable with respect to any Indebtedness other than pursuant to any lines of credit in the Ordinary Course of Business, (ii) make any acquisition of any assets or businesses or any other capital expenditures other than expenditures for fixed or capital assets in the Ordinary Course of Business, (iii) sell, pledge, dispose of or encumber any assets, properties or businesses of the Company Group other than sales in the Ordinary Course of Business, (iv) loan, advance funds or make any investment in or capital contribution to any other Person, or (v) enter into any Contract with respect to any of the foregoing;

(c)          use Commercially Reasonable Efforts to preserve intact its business relationships with its employees (provided that such efforts shall not require any member of the Company Group to increase the remuneration or otherwise amend the terms of employment of any employee);

(d)          use Commercially Reasonable Efforts to maintain with financially responsible insurance companies insurance on its tangible assets and its business in such amounts and against such risks and losses as are consistent with past practice (provided that the Company may take steps to arrange for the termination of such insurance policies concurrently with the Closing);

(e)          not enter into any plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of any member of the Company Group;

(f)           not enter into any sale, lease or license in respect of any of its assets, other than in the Ordinary Course of Business;

(g)          not take any action which would reasonably be expected to materially adversely affect or materially delay the ability of the Parties to obtain any necessary approvals of any Governmental Authority necessary for the consummation of the transactions contemplated by this Agreement;

(h)          not take any action which would reasonably be expected to cause the representations and warranties of the Sellers to be untrue in any respect that would reasonably be expected to result in a Material Adverse Effect;

(i)           not make any loan, advance or capital contribution to, or investment in, any other Person;

(j)           not issue or otherwise allow to become outstanding or acquire or pledge or otherwise encumber any equity interest or other security of any member of the Company Group or any right (including any option, warrant, put or call) to any such equity interest or other security;

(k)          not declare, set aside or pay any dividend on, or make any other distribution in respect of, any of its equity interests or other securities (other than cash distributions to the Sellers);

(l)           not split, combine or reclassify any of its equity interests or issue or authorize the issuance of any other security in respect of, in lieu of or in substitution for any of its equity interests or other securities or make any other change to its capital structure;

(m)         use Commercially Reasonable Efforts to preserve and maintain the Leased Real Property in substantially the same condition as existed on the Effective Date, ordinary wear and tear excepted;

(n)          not erect any new improvement on the Leased Real Property;

(o)          not disclose (i) the existence of this Agreement or any Transaction Agreement, the terms of this Agreement or any Transaction Agreement or the Transaction, or (ii) any material confidential, proprietary or non-public information (other than as is reasonably protected under a customary non-disclosure Contract);

(p)          except as required by the Accounting Standards, not revalue of any of its assets, including writing down the value of inventory or writing-off notes or accounts receivables other than in the Ordinary Course of Business, or change any method of accounting or accounting principles or practice;

(q)          except as required by applicable Law or as is consistent with past practice, not make or change any Tax election, change any annual Tax accounting period, elect to adopt or change any method of Tax accounting, extend or waive any applicable statute of limitations with respect to Taxes, file any amended Tax Returns or enter into any closing agreement in respect of any Tax claim, audit or assessment that in each case would have the effect of increasing the Liability of the Company Group for any Taxes for any Post Closing Period; provided, however, that nothing in this Section 5.02(q) or otherwise shall preclude the Company Group from filing Tax Returns or otherwise take any action relating to Taxes that is in the Ordinary Course of Business;

(r)           except as set out in Section 5.02(r) of the Disclosure Letter, not (i) grant any severance, retention or termination pay to, or amend any existing severance, retention or termination arrangement with, any current or former director, officer, employee, or contractor of Company Group, (ii) increase or accelerate the payment or vesting of, benefits payable under any existing severance, retention or termination pay policies or employment agreements, (iii) enter into or amend any employment, consulting, deferred compensation or other similar agreement with any Seller, equityholder or director, officer or manager of the Company Group or any other Person, (iv) establish, adopt or amend (except as required by applicable Law) any collective bargaining agreement, bonus, profit-sharing, thrift, pension, retirement, post-retirement medical or life insurance, retention, deferred compensation, compensation, option, restricted share or other benefit plan or arrangement covering any present or former director, manager, officer or employee, or any beneficiaries thereof, of Company Group, or (v) increase the compensation, bonus or other benefits payable to any director, officer, employee, or contractor of the Company Group;

(s)          not take any action which would reasonably be expected to cause a Material Adverse Effect; or

(t)           enter into or authorize a Contract with respect to any of the foregoing actions, or commit to take any action to effect any of the foregoing actions.

Notwithstanding the foregoing, Buyer acknowledges that the operation of the Business by the Company Group has been and may continue to be disrupted or curtailed as a result of COVID-19 and may not be operated in the Ordinary Course of Business. Therefore, Buyer agrees that the Company Group and Sellers will not be in breach of this Section 5.02 as a result of any event, action, omission or circumstance taken or not taken by Sellers or the Company Group using reasonable business judgement, related, or in response to, COVID-19, including actions taken or not taken in order to be in compliance with any COVID-19 Measures.

Section 5.03           Control of Operations. Nothing contained in this Agreement shall give to the Buyer, directly or indirectly, rights to control or direct the operations of the Company Group prior to the Closing. Prior to the Closing, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of the Company Group’s operations.

Section 5.04           Confidentiality; Publicity. Unless otherwise required by Law or applicable requirements of any stock exchange, Buyer will issue a press release regarding this Agreement and the Transaction, in a form approved by Sellers acting reasonably and without undue delay, immediately following the Closing, on the Closing Date. Except as otherwise required by Law or applicable requirements of any stock exchange, prior to the Closing, no press release or public announcement related to this Agreement or the Transaction or any other announcement or communication (other than communications by the Company Group, Buyer or any of their respective officers, managers, employees and agents in the Ordinary Course of Business) to the employees, customers, suppliers or other business relations of the Company Group or Buyer shall be issued or made without the joint approval of Buyer, on the one hand, and Sellers, on the other hand, which approval shall not be unreasonably withheld or delayed, and the Parties shall use reasonable efforts to agree upon the text of any such press release or public announcement prior to its release. Notwithstanding the foregoing, each Party may make announcements and communications regarding this Agreement and the Transaction consisting of information contained in and otherwise consistent with any previously issued press release or public announcement to such Party's employees, customers, suppliers and other interested parties without the consent of the other Parties. The provisions of this Section 5.04 shall control over any contrary provisions in the Confidentiality Agreement.

Section 5.05           Consents; Further Actions.

(a)          Each Seller and Company shall use Commercially Reasonable Efforts to ensure compliance with and satisfaction of all of the conditions set forth in Section 7.01 and Section 7.02. Buyer shall use its Commercially Reasonable Efforts to ensure compliance with and satisfaction of all of the conditions set forth in Section 7.01 and Section 7.03. Buyer and Sellers shall reasonably cooperate with one another in performing their respective obligations under this Section 5.05(a).

(b)          Without limiting the generality of Section 5.05(a), Sellers and the Company shall use Commercially Reasonable Efforts to obtain, or cause the appropriate member of the Company Group to obtain, the consents and approvals listed in Section 7.02(e)(iv) of the Disclosure Letter. Buyer shall reasonably cooperate with Seller and the Company in attempting to obtain the consents, approvals and waivers contemplated by this Section 5.05(b) including providing to such Person(s) such financial statements and other financial information as such third parties may reasonably request.

Section 5.06           Exclusivity. During the Pre-Closing Period, the Company and each Seller shall not, and shall not permit any of his, her or its respective Affiliates or Representatives to, directly or indirectly, (a) (i) initiate or continue any contact with, (ii) make, solicit, encourage or respond to any inquiries or proposals by, (iii) enter into or participate in any discussions or negotiations with, (iv) disclose, directly or indirectly, any information concerning the Business or properties of the Company Group or the Transaction to, or (v) afford any access to the Company Group’s properties, books or records to, any Person, in the case of each of clauses (i) through (v) above, in connection with any possible proposal regarding the direct or indirect sale of any portion of the Equity Securities or assets of the Company (other than the sale of inventory in the Ordinary Course of Business), a merger or consolidation involving the Company Group, or any similar transaction, in each case except as contemplated by this Agreement (an “Alternative Transaction”), or (b) enter into or participate in any discussions or negotiations regarding, or accept any proposal or enter into any agreement for, an Alternative Transaction. During the Pre-Closing Period, each Seller and the Company shall, and shall cause its Affiliates and Representatives to, immediately cease all discussions and actions which violate or conflict with this Section 5.06. During the Pre-Closing Period, the Company and each Seller shall, promptly following receipt, give Buyer notice of any inquiry, communication or proposal regarding an Alternative Transaction (and the terms thereof) received by a Seller, any member of the Company Group, or any of his, her or its respective Affiliates or Representatives. Each Seller shall be responsible for any breach of this Section 5.06 by his, her or its Affiliates or Representatives. The Company and each Seller represents that neither he, she or it nor any of his, her or its Affiliates or Representatives is a party to or bound by any Contract with respect to an Alternative Transaction.

Section 5.07           R&W Insurance. The Parties hereto acknowledge that, on or prior to the Execution Date, the Buyer has obtained a conditional binder agreement for the R&W Insurance Policy in the form attached as Exhibit F (the “R&W Insurance Binder”). The Buyer shall, in accordance with the terms and conditions of the R&W Insurance Binder, timely pay or cause to be paid, all costs and expenses related to the R&W Insurance Policy, including the total premium, underwriting costs, brokerage commission for the Buyer’s insurance broker, taxes related to such policy and other fees and expenses of such policy as required by Law; provided that Sellers shall reimburse Buyer for 50% of the aggregate amount of such costs and expenses at the Closing which shall be treated as a Transaction Expense.

Section 5.08           Notice of Termination of Employment. During the Pre-Closing Period, Sellers shall promptly provide Buyer notice in writing if any officer or key employee of the Company Group terminates his or her employment with any member of the Company Group or provides written notice to such member of the Company Group that he or she will reduce his or her role or scope of duties with such member of the Company Group.

Section 5.09           Data Room. Within five Business Days after the Execution Date, Sellers shall deliver to Buyer three compact discs or USBs (which shall be permanent and accessible, without the need for any password, other than a password provided to Buyer with the compact discs or USBs, with readily and commercially available software) containing, in electronic format, all documents (including legal, financial and Tax) posted to the Data Room as of 5:01 p.m., Pacific Time on the Business Day immediately prior to the Execution Date.

Section 5.10           Privacy Matters. Each Party shall comply in all material respects with all applicable Privacy Laws in the course of collecting, disclosing and using Transaction Personal Information. Prior to Closing, Buyer shall not disclose Transaction Personal Information to any Person other than its Representatives who are evaluating and advising on the Transaction. Each Party shall protect and safeguard Transaction Personal Information against unauthorized use or disclosure and shall cause its Representatives to observe the terms of this Section 5.10 and protect and safeguard Transaction Personal Information in their possession. If this Agreement is terminated prior to Closing in accordance with its terms, Buyer shall promptly deliver to Sellers or the Company, as the case may be, or permanently delete, all Transaction Personal Information in its possession or in the possession of any of its Representatives, including all copies, reproductions, summaries and extracts thereof.

Section 5.11           Termination of Insurance Policies and Employee Benefit Plans. Buyer acknowledges that the Company has delivered notice of termination to the providers of the Insurance Policies and Employee Benefit Plans of the Company Group and that such Insurance Policies and Employee Benefit Plans will be terminated effective as of the Closing Date.

Section 5.12           Pre-Closing Reorganization. Prior to the Closing, Sellers and Company shall effect the Pre-Closing Reorganization. Prior to executing the documents required to effect the Pre-Closing Reorganization, Sellers and the Company shall provide Buyer with a reasonable opportunity to review and provide comments on such documents, and Sellers and Company shall consider in good faith any such comments received from Buyer.

Article VI
POST-CLOSING COVENANTS

Section 6.01           Further Assurances. Following the Closing, upon the reasonable request of any Party and upon reimbursement of such other Party's out-of-pocket expenses, any other Party shall execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, all such further documents and instruments and shall take, or cause to be taken, all such further actions as the requesting Party may reasonably deem necessary or desirable to evidence and effectuate the Transaction.

Section 6.02           Books and Records. For a period of four (4) years after the Closing Date, Buyer will, and will cause the Company Group to, provide Sellers and their respective Representatives, upon reasonable advance written notice to Buyer, with reasonable access (including the right to make, at the Sellers’ expense, photocopies thereof), during normal business hours, to the books and records of the Company Group for the period prior to the Closing Date to prepare financial statements, Tax Returns or for any other legitimate purpose relating to this Agreement or the Transaction. Unless otherwise consented to in a joint writing by Sellers, Buyer shall not, and shall cause the Company Group not to, for a period of four (4) years following the Closing Date, destroy or otherwise dispose of any of the books and records of the Company Group for any period prior to the Closing Date without first giving prior written notice to Sellers and offering to allow Sellers at least 60 days to review such books and records prior to such destruction or disposal and, at Sellers’ expense, remove such books and records as Sellers may select. Notwithstanding the foregoing, Buyer shall not be required to (A) provide access or disclose information to the extent that such access or disclosure would jeopardize the solicitor-client privilege, work product doctrine or similar privilege or violate any Law or Contract to which any member of the Company Group or Buyer is a party, or (B) provide any information in connection with any dispute or Legal Proceeding between or among the Parties, in which case the applicable rules of discovery shall govern. Notwithstanding the foregoing, the Parties acknowledge and agree that the Parties’ respective obligations relating to document retention and access set out in the Litigation Management Agreement will take precedence over, and will not be affected by, this Section 6.02.

Section 6.03           Restrictive Covenants.

(a)          Each Seller recognizes and acknowledges that it has had access to Confidential Information. Each Seller acknowledges that the Confidential Information is considered by Buyer to be a unique asset, access to and knowledge of which are essential to preserve the goodwill and going business value of the Company Group and the Business. In recognition of this fact, each Seller hereby agrees that, from and after the Closing Date, it will, and will cause its Affiliates to, keep confidential and not disclose to any Person any Confidential Information known to or in the possession or control of such Seller or its Affiliate and that such Seller will not, and will cause its Affiliates not to, use, misappropriate, exploit or publish any Confidential Information without the prior written consent of Buyer, (i) unless such information is generally known to the public other than as a result of breach of this Agreement by a Seller or any of its Affiliates, (ii) except in connection with Sellers’ enforcing any of their rights against Buyer under this Agreement, or (iii) except to the extent such Seller is legally obligated to disclose such information pursuant to a federal, provincial or state court order or pursuant to a subpoena or requirement of any Governmental Authority; provided the Seller gives Buyer, as promptly as practicable, prior written notice of such intended disclosure to enable Buyer to seek a protective order or otherwise prevent or restrict such disclosure, and cooperates with Buyer in connection therewith.

(b)         Beginning on the Closing Date and continuing until the third (3rd) anniversary of the Closing Date, Michael Nemirow shall not (whether directly or indirectly, through an Affiliate or some other Person, or in the name or on behalf of an Affiliate or some other Person) (i) anywhere in Canada, the United States, or Spain own, manage, operate, control, finance or participate in the ownership, management, operation, control or the financing of, render financial assistance to, be connected as an officer, director, manager, employee, consultant or otherwise with, use or permit Mr. Nemirow’s name to be used in connection with, or develop products or services for, any Competing Business; (ii) solicit, cause, induce or attempt to cause or induce any customer, distributor, supplier, licensee, licensor, consultant or other business relation (other than any employee) of the Company Group to cease doing business with a member of the Company Group, or to modify such Person’s relationship with the Company Group, or do any act which would be reasonably be likely to interfere with or result in the impairment of such Person’s relationship with the Company Group or any member thereof; or (iii) solicit for employment, cause, induce or attempt to cause or induce to leave the employ of any member of the Company Group or any of its respective Affiliates, any Person who is then, or was within the prior twelve month period, an Employee or hire any such Person as an employee or consultant. Notwithstanding the foregoing, Section 6.03(b)(i) shall not restrict Michael Nemirow or any of his Affiliates from, with respect to clause (b)(i) above from (i) owning up to five percent (5%) of any class of securities traded on a national securities exchange so long as neither Michael Nemirow nor any of his Affiliates participates in the management or control of the company whose securities Michael Nemirow or his Affiliates owns. Notwithstanding the foregoing, Section 6.03(b) (iii) shall not restrict any of Michael Nemirow or his Affiliates from, with respect to clause (b)(iii) above, (A) soliciting or hiring any employee whose employment has been terminated by the Company Group or its Affiliates without cause at least six months prior to the first date of such solicitation or hiring, or (B) any general solicitation for employment (including through third party recruiters or executive search firms) not directed at the Company Group or any of the Employees.

If any provision of Section 6.03(a) or (b) is judged to be void or unenforceable, in whole or in part, such adjudication shall not affect the validity of the remainder of Section 6.03(a) or (b). Michael agrees that, in the event of a violation of Section 6.03(b), the duration of the restriction violated shall be extended by the period of time of such violation.

(c)          The covenants contained in this Section 6.03 relate to matters which are of a special, unique and extraordinary character and a violation of any of the terms of this Section 6.03 would cause irreparable injury to Buyer and the Company Group, the amount of which will be impossible to estimate or determine and which cannot be adequately compensated. Accordingly, the remedy at Law for any breach of this Section 6.03 will be inadequate and Buyer’s substantial investment in the Company Group and the Business materially impaired. Accordingly, each Seller acknowledges that the Seller is voluntarily entering into this Agreement and that the terms and conditions of this Agreement are fair and reasonable to such Seller in all respects. Moreover, each Seller agrees and acknowledges that Buyer would not consummate the Transaction unless each Seller agrees to the provisions of this Section 6.03. Each Seller hereby acknowledges and agrees that Buyer shall be entitled to apply to a court of competent jurisdiction for an injunction, specific performance and/or other equitable relief to prevent any breach of this Section 6.03 without the necessity of proving actual damage or posting any bond (in addition to all other rights and remedies to which Buyer may be entitled in respect of any such breach).

(d)          Notwithstanding anything to the contrary in this Agreement, in connection with any merger, sale, reorganization or other transfer of substantially all of the assets or equity securities of Buyer or the Company Group after Closing, the restrictions set forth in this Section 6.03 may be transferred to the surviving entity or the acquirer of such assets or equity securities, without the consent of any Seller, provided that Buyer provides Seller with prior notice in writing of any such transfer.

(e)          Buyer and Michael Nemirow agree that (i) no proceeds are received or receivable by Michael Nemirow in connection with the transactions contemplated in this Agreement as consideration for entering into any restrictive covenant (as defined in section 56.4 of the Tax Act, including for greater certainty the restrictive covenants of Michael Nemirow included in this Section 6.03), and (ii) any such restrictive covenant is being granted to maintain or preserve the fair market value of the Shares sold by Michael Nemirow to Buyer pursuant to this Agreement. Buyer and Michael Nemirow shall, if requested by Michael Nemirow, together execute and file any election under section 56.4 of the Tax Act, and any provincial equivalent, in each case deemed appropriate by Michael Nemirow, within the prescribed time periods, with respect to any covenants of Michael Nemirow in this Agreement.

Section 6.04           Tax Matters.

(a)          Tax Returns.

(i)          During the Pre-Closing Period, Sellers shall cause the Company Group to prepare and timely file all Tax Returns required to be filed by the Company Group that are due on or before the Closing Date (taking into account any extensions) and timely pay all Taxes that are due and payable on or before the Closing Date. Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by Law). Sellers shall provide Buyer a copy of such Tax Returns for its review within a reasonable period of time prior to the date for filing.

(ii)         Sellers shall prepare, or cause to be prepared, at their own expense, all Income Tax Returns of the Company Group that are first due after the Closing Date for a Pre-Closing Tax Period (“Pre-Closing Tax Returns”). The Sellers shall jointly submit a draft of each Pre-Closing Tax Return to Buyer for Buyer’s review and comments no later than thirty (30) days prior to the due date for such Pre-Closing Tax Return (taking into account any applicable extensions), or as promptly as reasonably practicable if the due date for such Pre-Closing Tax Return is less than thirty (30) days following the completion of the adjustment under Section 1.07; provided, however, if the Sellers shall fail to provide any Pre-Closing Tax Return to Buyer as set forth in this Section 6.04(a)(ii), Buyer may prepare and file such Pre-Closing Tax Returns at the expense of the Sellers. No later than fifteen (15) days following Buyer’s receipt of a Pre-Closing Tax Return, Buyer shall notify Sellers in writing of any comments on the Pre-Closing Tax Return and Sellers shall consider any such comments in good faith and, if accepted by Sellers, acting reasonably, Sellers shall incorporate such comments in the Pre-Closing Tax Return and deliver the amended Pre-Closing Tax Return to Buyer. Upon receipt, Buyer shall cause the Company to file such Pre-Closing Tax Return prior to the applicable due date for such Pre-Closing Tax Return. All Pre-Closing Tax Returns shall be prepared in a manner consistent with the past practice of the Company Group (except to the extent otherwise required by Law or as set out in Section 6.04(c)). Sellers shall pay to Buyer an amount equal to all Taxes due with any Pre-Closing Tax Return no later than ten (10) days before the date on which Buyer or the member of the Company Group is required to pay such Taxes to the extent not included as Unpaid Taxes in the calculation of the Closing Purchase Price under Section 1.07 or, to the extent the applicable Unpaid Taxes included in the calculation of the Closing Purchase Price under Section 1.07 exceed the actual Taxes payable in connection with the applicable Pre-Closing Tax Return, Buyer shall cause the Company, on behalf of Buyer, to promptly pay to Sellers the amount of such difference. The parties agree that the Company shall not file an election under subsection 256(9) of the Tax Act in connection with the taxation year of the Company ending as a consequence of the acquisition of control of it by the Buyer.

(iii)        Other than Tax Returns for which Sellers are responsible for preparing pursuant to Section 6.04(a)(i) and Section 6.04(a)(ii), Buyer shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns of or with respect to the Company Group. Any such Tax Return required to be filed by Buyer for a Straddle Period (a “Straddle Period Tax Return”) shall be prepared on a basis consistent with the past practices of the Company Group (except to the extent otherwise required by Law), and Buyer shall deliver a draft of such Tax Return that is an Income Tax Return to Sellers for their joint review, comment and approval at least thirty (30) days prior to the due date for the filing of such Straddle Period Tax Return (taking into account any applicable extensions) or as promptly as reasonably practicable if the due date for such Straddle Period Tax Return is less than thirty (30) days following the completion of the adjustment under Section 1.07, and a statement setting forth the amount of Tax for which the Sellers are responsible pursuant to Section 9.02(b)(vi)), together with any additional relevant information that Sellers reasonably request on a joint basis. No later than fifteen (15) days following Sellers’ receipt of such Straddle Period Tax Return, Sellers shall jointly notify Buyer in writing of any comments on the Straddle Period Tax Return and Buyer shall consider any such comments in good faith and, if accepted by Buyer, acting reasonably, Buyer shall incorporate such comments in the Straddle Period Tax Return. Upon incorporating any such comments, Buyer shall cause the Company to file such Pre-Closing Tax Return prior to the applicable due date for such Straddle Period Tax Return. The Sellers shall pay to Buyer the portion of the Taxes shown on such Straddle Period Tax Return that is allocable to the Pre-Closing Tax Period for which the Sellers are responsible pursuant to Section 9.02(b)(vi) (for clarity, to the extent not included as Unpaid Taxes in the calculation of the Closing Purchase Price under Section 1.07) no later than ten (10) days before the date on which Buyer or the member of the Company Group is required to pay such Taxes or, to the extent the applicable Unpaid Taxes included in the calculation of the Closing Purchase Price under Section 1.07 exceed the actual Taxes shown on such Straddle Period Tax Return that are allocable to the Pre-Closing Tax Period, Buyer shall cause the Company, on behalf of Buyer, to promptly pay to Sellers the amount of such difference. Nothing hereunder shall limit the right of any member of the Company Group to file any Straddle Period Tax Return on a timely basis. To the extent permitted or required by Law, the taxable year of the Company Group that includes the Closing Date shall be treated as closing on (and including) the Closing Date.

(iv)        Except to the extent required by Law, neither Buyer nor any of its Affiliates shall amend or revoke any Pre-Closing Tax Return or Straddle Period Tax Return of the Company Group (including for clarity, by making, filing or amending any election), without the prior written consent of Sellers, which consent shall not be unreasonably withheld, conditioned or delayed.

(v)         The preparation and filing of any Tax Return of a Company that does not relate to a Pre-Closing Tax Period or Straddle Period shall be exclusively within the control of Buyer.

(b)          Tax Covenants. Without the prior written consent of Buyer, Sellers (and, prior to the Closing, the Company, or any of its Affiliates and their respective Representatives) shall not to the extent it may affect, or relate to, the Company Group, make, change or rescind any Tax election, amend any Tax Return, take any action or enter into any other transaction that would have the effect of increasing the Tax Liability of Buyer or the Company Group in respect of any Post-Closing Tax Period or amending the elected amounts on the capital property owned by the Company for the purposes of the 111(4)(e) Election. Each Seller agrees that Buyer shall have no Liability for any Tax resulting from any such action of any Seller, the Company Group, or any of their respective Affiliates and agree to, indemnify and hold harmless Buyer (and, after the Closing Date, the Company Group) against any such Tax Liability or reduction of any Tax asset resulting from an amendment to the elected amounts on the capital property owned by the Company for the purposes of the 111(4)(e) Election.

(c)          Section 111(4)(e) Election. At Sellers’ request, Buyer shall cause the Company to make an election under paragraph 111(4)(e) of the Tax Act and comparable provisions of applicable provincial or territorial legislation in its Tax Return for the Company’s taxation year ending immediately before the time control of the Company is acquired by Buyer ("111(4)(e) Election"). The Sellers and Buyer shall jointly determine the types of capital property that will be subject to the 111(4)(e) Election and all elected amounts on such capital property owned by the Company for the purposes of the 111(4)(e) Election, provided that such elected amounts will be within the limits prescribed in the Tax Act and will not be in excess of the amounts determined by Sellers, acting reasonably. Sellers shall be responsible for all additional income Tax payable by the Company that arises as a result of the 111(4)(e) Election (“111(4)(e) Election Tax”) (for clarity, excluding any Taxes arising out of, resulting from or relating to any assessment or reassessment of the filing of the 111(4)(e) Election) and the Purchase Price shall be reduced by the amount of any payment by the Company of the 111(4)(e) Election Tax. The 111(4)(e) Election Tax shall be allocated among Sellers in accordance with Section 1.06(c) of the Disclosure Letter (whether it is paid as part of the adjustment pursuant to Section 1.07 or in connection with a Pre-Closing Tax return pursuant to Section 6.04(a)(ii) or otherwise).

(d)          Refunds and Credits. The Sellers shall be entitled to any refund or credit of or against any Taxes of the Company Group set out in the Pre-Closing Tax Return for the taxation year ending immediately prior to the Execution Date, the Pre-Closing Tax Return for the taxation year ending immediately prior to the Closing Date or the portion of any refund or credit of or against any Taxes set out in the Straddle Period Tax Return that is allocable to the Pre-Closing Tax Period, except to the extent such refund or credit was reflected, accrued or reserved for or otherwise taken into account, in the Final Closing Statement. Buyer shall be entitled to any refunds or credits of or against any Taxes of the Company Group other than any refunds or credits to which the Sellers are entitled pursuant to the foregoing sentence. Buyer shall, and shall cause the Company to, pay to the Sellers the portion of any such refund or credit of Taxes to which Sellers are entitled under this Section 6.04(d), (i) in the case of a refund, within ten (10) days after such refund is received or (ii) in the case of a credit, within ten (10) days after such credit is allowed or applied against other Tax Liability; provided, however, that if any portion of such refund or credit is subsequently disallowed by any Taxing Authority, then amounts previously paid hereunder in respect thereof shall be promptly reimbursed by Sellers to the Company. Any refund or credit received or realized with respect to Taxes attributable to the Company Group for a Straddle Period shall be equitably apportioned between Sellers, on the one hand, and Buyer, on the other hand in a manner consistent with the principles set forth in Section 6.04(e).

(e)          Straddle Period. In the case of Taxes that are payable with respect to a Straddle Period, the amount of any Taxes based on or measured by income, gain, profits, receipts, employment, social security, payroll, sales, use, or other transaction-based Taxes of the Company Group for the portion of the Straddle Period ending on the Closing Date shall be determined based on a closing of the books as of the end of the Closing Date, and the amount of other Taxes of the Company for a Straddle Period that relates to the portion of the Straddle Period ending on the Closing Date shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the Straddle Period up to and including the Closing Date and the denominator of which is the total number of days in such Straddle Period and the balance of such Taxes shall be attributable to the portion of the Straddle Period beginning after the Closing Date.

(f)           Tax Contests.

(i)          If written notice of a Tax audit or claim is received from any Taxing Authority which, if successful, might result in an indemnification payment pursuant to Article IX (a “Tax Claim”), the indemnified party receiving such notice shall promptly notify the indemnifying party in writing of such Tax Claim (and provide copies of any documents received from the Taxing Authority in respect of such claim); provided that the failure to provide such notice shall not relieve the indemnifying party of its indemnification obligations hereunder except to the extent the indemnifying party is actually prejudiced thereby. Such notice shall specify in reasonable detail the basis for such Tax Claim and shall include a copy of the relevant portion of any correspondence received from the Taxing Authority.

(ii)         Sellers shall have the right to control, at their own cost and expense, any Tax Claim involving the Company Group for any Pre-Closing Tax Period; provided, however, that (i) Sellers shall have provided Buyer with a joint written notice electing to control such Tax Claim within ten (10) days after receiving written notice from Buyer or its Affiliates of such Tax Claim, (ii) Buyer shall have the right, at its sole cost and expense, to participate in any such Tax Claim, (iii) Sellers shall provide Buyer with a timely and reasonably detailed account of each stage of such Tax Claim, and (iv) no Seller nor any of their respective Affiliates shall settle, compromise, appeal any adverse determination in or abandon any such Tax Claim without obtaining the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed; provided, further, that Buyer may control and contest any Tax Claim for which Sellers would otherwise have the right to control under this Section 6.04(f) if Sellers have not provided timely written notice to Buyer that it elects to control such Tax Claim pursuant to this Section 6.04(f) or fail to use Commercially Reasonable Efforts to actively control such Tax Claim; provided, however, that (A) Sellers shall have the right to participate in any such Tax Claim at their own cost and expense, (B) Buyer shall provide Sellers with a timely and reasonably detailed account of each stage of such Tax Claim, and (C) Buyer shall not settle, compromise, appeal or abandon any such Tax Claim without obtaining the prior written consent of Sellers which consent shall not be unreasonably withheld, conditioned or delayed.

(iii)        Buyer shall control any Tax Claim involving any member of the Company Group for any Straddle Period; provided, however, that (A) Sellers shall have the right, at their sole cost and expense, to participate in any such Tax Claim, (B) Buyer shall provide Sellers with a timely and reasonably detailed account of each stage of such Tax Claim, and (C) in the event that such Tax Claim would reasonably be expected to have an adverse effect on Sellers or any of their respective Affiliates, Buyer shall not settle, compromise, appeal or abandon any such Tax Claim without obtaining the prior written consent of Sellers, which consent shall not be unreasonably withheld, conditioned or delayed.

(iv)        To the extent of any conflict between this Section 6.04(f) and Article IX, this Section 6.04(f) shall govern with respect to any Tax Claim.

(g)          Cooperation on Tax Matters. Buyer shall, and shall cause its Affiliates, and the Sellers shall, and shall cause each of their Affiliates, to cooperate fully, as and to the extent reasonably requested by the other Party or its applicable Affiliate, in connection with the preparation and filing of any Tax Return, and any Legal Proceeding, audit or examination with respect to Taxes. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information that are reasonably relevant to any such audit, examination or Legal Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Buyer shall, and shall cause its Affiliates, and the Sellers shall, and shall cause each of their Affiliates to (i) retain all books and records with respect to Tax matters pertinent to the Company Group for the Pre-Closing Tax Periods until the expiration of any applicable statute of limitations, and to abide by all record retention agreements entered into with any Taxing Authority for all such periods required by such Taxing Authority and (ii) use Commercially Reasonable Efforts to provide the other Party with at least 30 days’ prior written notice before destroying any such books and records, during which period the Party receiving the notice can elect to take possession, at its own expense, of such books and records.

(j)           Purchase Price Adjustment. Any amounts paid under Section 1.07, this Section 6.04, Section 6.11, Article IX (including under the R&W Insurance Policy) or the Litigation Management Agreement shall be treated as an adjustment to the Purchase Price for all purposes, to the extent permitted under applicable Law.

(k)          Eligible Dividend Election. If it is determined that the Company has made an “excessive eligible dividend designation” (as defined in subsection 89(1) of the Tax Act) prior to the Effective Time, the Sellers hereby concur in the making of an election under subsection 185.1(2) of the Tax Act in respect of such dividend, and such election shall be made by the Company in the manner and within the time prescribed by subsections 185.1(2) and 185.1(3) of the Tax Act.

(l)           Capital Dividend Election.  If it is determined that the Company has made an election under subsection 83(2) of the Tax Act in respect of the full amount of any dividend payable by it on shares of any class of its capital prior to the Effective Time, and the full amount of such dividend exceeded the amount of the “capital dividend account” (as defined in the Tax Act) of the Company immediately before the dividend became payable, the Sellers hereby concur in the making of an election under subsection 184(3) of the Tax Act in respect of such dividend.

(m)         Survival. Notwithstanding anything in this Agreement to the contrary, the provisions of this Section 6.04 shall survive for the full period of all statute of limitations (giving effect to any waiver, mitigation or extension thereof) plus ninety (90) days.

Section 6.05           R&W Insurance Policy. Buyer shall not, and shall not permit any Person insured under the R&W Insurance Policy, to waive, amend, alter or modify the anti-subrogation, third party beneficiary or amendment provisions contained in the R&W Insurance Policy in any manner that is materially adverse to Sellers’ rights and benefits, without the prior written consent of Sellers (such consent not to be unreasonably withheld, conditioned or delayed, provided that Buyer agrees that it shall not be unreasonable for Sellers to withhold their consent to any waiver, amendment, alteration or modification of the R&W Insurance Policy that would result in Sellers’ responsibility and/or liability for any Losses under this Agreement being increased or expanded in any manner).

Section 6.06           Release.

(a)          Effective upon the Closing, each Seller, on his or its behalf and on behalf of each of its, his and their respective past, present and/or future Representatives or Affiliates, and any heir, executor, administrator, successor or assign of any of the foregoing (collectively, the “Seller Releasing Parties”), hereby unconditionally, irrevocably and fully and forever releases and discharges Buyer and each member of the Company Group and each of the foregoing’s respective past, present and/or future Representatives or Affiliates, and its members, heirs, executors, administrators, successors and assigns (collectively, the “Buyer Released Parties”) of and from any and all Legal Proceedings, causes of action, executions, judgments, duties, debts, dues, accounts, bonds, Contracts and covenants (whether express or implied), Losses, Liabilities and claims and demands whatsoever, whether known or unknown, matured or unmatured, existing or claimed to exist, fixed or contingent, suspected or unsuspected, and whether or not concealed or hidden for any reason, both at law and in equity and whether arising out of a statute, Contract, tort or otherwise that any of the Seller Releasing Parties may have against each of the Buyer Released Parties, now or in the future, in each case in respect of any cause, matter or thing relating to the Company Group or any actions taken or failed to be taken by any of the Buyer Released Parties in any capacity related to the Company Group or ownership of Equity Securities of the Company, in each case, occurring or arising on or prior to the Closing Date; provided, however, that nothing contained in this Section 6.06(a) shall waive, discharge or release any Buyer Released Parties from (i) Liabilities under this Agreement or under any other Transaction Agreement, or (ii) in the case of Michael Nemirow, (A) Liabilities arising in the Ordinary Course of Business pursuant to Mr. Nemirow’s employment by the Company, including any salary, benefits, vacation pay and other remuneration payable to Mr. Nemirow in his capacity as an employee of the Company, provided that, in the case of any such salary, vacation pay and other remuneration payable, such amounts do not exceed the amounts accrued in the Final Closing Statement, (B) any severance amounts owed by the Company as set out in Mr. Nemirow’s employment agreement with the Company, and (C) claims for indemnification by a Company Group member provided by statute or pursuant to its Organizational Documents to the extent that the Liability to which such indemnification claim relates arises as a result of a failure by any member of the Company Group, after the Closing Date, to meet its obligations under applicable Laws.

(b)          Effective upon the Closing, the Company, on its behalf and on behalf of each member of the Company Group, and their respective successors and assigns (the “Company Releasing Parties”), hereby unconditionally, irrevocably and fully and forever release and discharge the Sellers, and their respective shareholders, heirs, executors, administrators, successors and assigns (collectively, the “Seller Released Parties”) from any and all Legal Proceedings, causes of action, executions, judgments, duties, debts, dues, accounts, bonds, Contracts and covenants (whether express or implied), Losses, Liabilities and claims and demands whatsoever, whether known or unknown, matured or unmatured, existing or claimed to exist, fixed or contingent, suspected or unsuspected, and whether or not concealed or hidden for any reason, both at law and in equity and whether arising out of a statute, Contract, tort or otherwise, arising from conduct of any of the Seller Released Parties as an officer, director or employee of the Company Group or arising out of Sellers’ ownership of Shares, in each case occurring or arising on or prior to the Closing Date; provided that nothing contained in this Section 6.06(b) shall release the Seller Released Parties from their Liabilities (a) under this Agreement or any other Transaction Agreement, and (b) to any of the Company Releasing Parties arising out of any criminal acts or acts or omissions by such Person in any capacity that are not permitted, pursuant to applicable corporate Law, to be indemnified for under the Organizational Documents of the applicable member of the Company Group.

Section 6.07           Intercompany Matters. Effective as of the Closing, except for those arrangements set forth on Section 6.07 of the Disclosure Letter, all intercompany accounts between any Seller or any of their respective Affiliates, on the one hand, and any member of the Company Group on the other hand, shall be settled and paid in full (regardless of the terms of payment of such intercompany accounts), and all Contracts between any Seller or any of their respective Affiliates, on the one hand, and any member of the Company Group on the other hand, shall be terminated, in each case without further Liability or obligation of any party thereunder.

Section 6.08           Intellectual Property Rights. Each Seller acknowledges and agrees that no Seller nor any of their respective Affiliates shall have any right, title or interest in or to the Company Group Intellectual Property Rights after the Closing. As promptly as practicable, but in no event later than thirty (30) days, after the Closing Date, each Seller will cease using the Company Group Intellectual Property Rights and remove, strike over or otherwise obliterate any Company Intellectual Property Right references from all assets and other materials in the possession or control of such Seller or any of their respective Affiliates.

Section 6.09           Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand after the Closing in connection with (i) any transaction contemplated under this Agreement, or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Company Group, each of the other Parties will cooperate with him, her or it and his, her or its counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Article IX).

Section 6.10           Retention of Counsel and Privilege

(a)           Each Party acknowledges that the Sellers have retained NRF to act as their counsel in connection with the Transaction. Buyer agrees that, in the event that a dispute arises after Closing between Buyer and Sellers (or any one of them) in connection with, or relating to, this Agreement or the Transaction, NRF may represent Sellers in such dispute even though the interest of the Sellers may be directly adverse to Buyer or members of the Company Group and even though NRF may have represented members of the Company Group in a matter substantially related to such dispute.

(b)          As to all communications among NRF and the members of the Company Group or Sellers that relate in any way to the Transaction, the solicitor-client privilege, the expectation of client confidentiality and all information and documents covered by such privilege or protection, belong to Sellers and may be controlled by Sellers and shall not pass to or be claimed by any member of the Company Group or Buyer. The foregoing does not include any communications between any member of the Company Group and NRF which relate to general business matters of any member of the Company Group. Notwithstanding the foregoing, if a dispute arises between Buyer or a member of the Company Group and a third party other than a Party to this Agreement or any other Transaction Agreement after the Closing, any member of the Company Group may assert the solicitor-client privilege to prevent disclosure of confidential communications by NRF to such third party; provided, however that such member of the Company Group may not waive such privilege without the prior written consent of Sellers which consent shall not be unreasonably withheld, conditioned or delayed. If Buyer or any of its Affiliates is legally required by any Governmental Authority to access or obtain a copy of all or a portion of any such privileged communications, then to the extent: (i) permitted by applicable Laws; and (ii) advisable in the opinion Buyer’s counsel, Buyer shall forthwith (and, in any event within five Business Days) notify Sellers in writing so that Sellers may seek a protective order.

Section 6.11           Insurance Refunds. Sellers shall be entitled to any refund of premiums paid by the Company to its insurer prior to Closing and which are received by the Company post-Closing, except to the extent such refund was reflected, accrued or reserved for or otherwise taken into account, in the Final Closing Statement. Buyer shall cause the Company, on behalf of Buyer, to pay to Sellers’ Representative in trust for Sellers any such refunds received by the Company post-Closing within ten (10) days after such refund is received.

Section 6.12           Investment Canada Act Notification.

(a)           Buyer will file a notification to acquire control of an existing Canadian business with the Investment Review Division of Innovation, Science and Economic Development Canada in the prescribed form and within the prescribed period after Closing, pursuant to the Investment Canada Act.

(b)          Each of the Parties hereto will cooperate with each other and will provide such information as reasonably requested by the Buyer, in connection with the preparation and submission of, all applications and filings as may be or become necessary under the Investment Canada Act for or in connection with the consummation of the transaction(s) contemplated in this Agreement.

(c)          Notwithstanding any other provision of this Agreement, in the event the transaction(s) contemplated by this Agreement are or become reviewable under Part IV.1 of the Investment Canada Act, whether prior to, at the time of or at any time following the Closing Date, the Sellers will without delay provide the Buyer with such information and assistance as may be reasonably requested by the Buyer in order to make representations in person or written representations to the Minister of Innovation, Science and Industry and/or the Minister of Public Safety and Emergency Preparedness or otherwise participate in or respond to any requests for information, notices or review pursuant to Part IV.1 of the Investment Canada Act.

Section 6.13           Survival. This Article VI will survive Closing.

Article VII
CONDITIONS TO CLOSING

Section 7.01           Conditions to the Obligation to Close of All Parties. The obligations of the Sellers and Buyer to consummate the Closing under this Agreement are subject to the satisfaction, at or prior to the Closing, of all of the following conditions, compliance with which, or the occurrence of which, may only be waived prior to the Closing in writing by both Buyer, on the one hand, and Sellers, jointly on the other hand, each in their sole discretion:

(a)           No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Order which is in effect and which prohibits or enjoins consummation of the Closing or otherwise restrains or prohibits or renders illegal the consummation of the Transaction.

(b)          No Law shall have been promulgated or enacted that restrains, enjoins, prohibits or otherwise makes illegal the performance of this Agreement or the consummation of the Transaction.

Section 7.02           Conditions to the Obligation to Close of Buyer. The obligations of Buyer to consummate the Closing under this Agreement are subject to the satisfaction, at or prior to the Closing, of all of the following conditions, compliance with which, or the occurrence of which, may be waived in writing prior to the Closing by Buyer in its sole discretion:

(a)           Representations and Warranties. (i) The Seller Fundamental Warranties, disregarding all qualifications contained therein relating to materiality or Material Adverse Effect, shall be correct and complete in all material respects as of the Closing Date, as if made at and as of such date, except with respect to representations and warranties that speak as to an earlier date, which representations and warranties shall be true and correct (for the avoidance of doubt, without any omission that would make the representation and warranty incorrect) in all material respects at and as of such earlier date and (ii) the representations and warranties relating to the Company Group set forth in Article II and to the Sellers set forth in Article III, other than the Seller Fundamental Warranties, shall be correct and complete as of the Closing Date, as if made at and as of such date, except with respect to representations and warranties that speak as to an earlier date, which representations and warranties shall be true and correct (for the avoidance of doubt, without any omission that would make the representation and warranty incorrect) at and as of such earlier date, except, in each case (disregarding all qualifications contained therein relating to materiality or Material Adverse Effect) for any inaccuracy or omission that has not had, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)          Performance of Agreements. Each member of the Company Group, as applicable, and the Sellers shall have performed and satisfied, in all material respects, all covenants and agreements required to be performed or satisfied by them at or prior to the Closing.

(c)          Closing Certificate. Sellers shall have delivered to Buyer a certificate, signed by such Seller or an executive officer of such Seller, to the effect that each of the conditions specified in Section 7.02(b) has been satisfied.

(d)          Pre-Closing Reorganization. Sellers shall have completed the Pre-Closing Reorganization and shall have provided confirmation of such completion, and copies of all documents executed in connection with such Pre-Closing Reorganization, to Buyer.

(e)          Other Closing Deliveries. Sellers shall have delivered or caused to be delivered to Buyer the following additional items:

(i)          Escrow Agreement. The Escrow Agreement, duly executed by Sellers and Sellers’ Representative;

(ii)         Good Standing Certificates. Good standing certificates (or equivalent document) for each member of the Company Group issued by the applicable Governmental Authority of its jurisdiction of incorporation, and by each jurisdiction in which such member of the Company Group is qualified to do business as a foreign entity, in each case dated not more than fifteen days prior to the Closing Date;

(iii)        Corporate Record Books; Passwords. The original corporate record books of each member of the Company Group, including all share certificates issued, if applicable; and all passwords, credentials, keys or login information necessary to run the Business in the Ordinary Course of Business, including as may be necessary to use or access administrative controls of the systems, social media accounts, websites, and any administrative, account or registrant control over the intellectual property of the Company Group;

(iv)        Consents. All of the consents and approvals listed in Section 7.02(e)(iv) of the Disclosure Letter;

(v)         Written Mutual Release and Resignations. Written mutual releases and/or resignations of certain of the directors and managers of the members of the Company Group as set out in Section 7.02(e)(v) of the Disclosure Letter, provided any such releases will contain typical carve-outs for claims for (i) Liabilities under this Agreement or under any other Transaction Agreements, (ii) Liabilities in relation to any Indebtedness provided by any such Seller to the Company Group or Encumbrances granted by the Company Group; (iii) if such director or manager is also an employee of a member of the Company Group, (A) Liabilities arising in the Ordinary Course of Business pursuant to such employee’s employment by the member of the Company Group, including any salary, benefits, vacation pay and other remuneration payable to such employee in his or her capacity as an employee of the Company Group member, provided that, in the case of any such salary, vacation pay and other remuneration payable, such amounts do not exceed the amounts accrued in the Final Closing Statement, (B) any severance amounts owed by the member of the Company Group as set out in such employee’s employment agreement with the Company Group member, and (iv) claims for indemnification by a Company Group member provided by statute or pursuant to its Organizational Documents to the extent that the Liability to which such indemnification claim relates arises as a result of a failure by the Company Group member, after the Closing Date, to meet its obligations under applicable Laws.

(vi)        Seller’s Officer Certificate. A officer’s certificate of each Seller certifying (A) that attached thereto are correct and complete copies of the resolutions adopted by the directors, members and managers of Sellers, as applicable authorizing the execution, delivery and performance of this Agreement, the other Transaction Agreements to which such Seller is a party and the consummation of the Transaction, and that all such resolutions are in full force and effect, and (B) the names and specimen signatures of the officers of the Seller authorized to sign this Agreement and the Transaction Agreements to which such Seller is a party (provided such specimen signatures will only be required for officers who have signed this Agreement or any Transaction Agreements);

(vii)       Company’s Officer Certificate. A certificate of an officer of each member of the Company Group certifying (A) that attached thereto are correct and complete copies of the Organizational Documents of the Company and that such Organizational Documents are in full force and effect, (B) that attached thereto are correct and complete copies of the resolutions adopted by the directors of the Company authorizing the execution, delivery and performance of this Agreement, the other Transaction Agreements to which the Company is a party and the consummation of the Transaction, and that all such resolutions are in full force and effect, and (C) the names and specimen signatures of the officers of the Company authorized to sign this Agreement and the Transaction Agreements to which the Company is a party (provided such specimen signatures will only be required for officers who have signed this Agreement or any Transaction Agreements);

(viii)      Evidence of Product Formulas. Evidence, reasonably satisfactory to Buyer, that the Company has in its possession written embodiments of the formulas necessary to manufacture each of the Company Products, such formulas are in writing and stored in a secure location with limited access to Company Group employees, and backup copies of such formulas are stored in a secure location;

(ix)         Litigation Management Agreement. A litigation management agreement, in a form approved by Buyer and Sellers on or prior to the Execution Date (the “Litigation Management Agreement”), duly executed by Sellers and the Company; and

(x)          Benefits and Insurance Side Letter. A side letter, in a form approved by Buyer and Sellers on or prior to the Closing Date (the “Benefits and Insurance Side Letter”), duly executed by Sellers and the Company.

Section 7.03           Conditions to the Obligation to Close of Sellers. The obligations of Sellers to consummate the Closing under this Agreement are subject to the satisfaction, at or prior to the Closing, of all of the following conditions, compliance with which, or the occurrence of which, may be waived in writing prior to the Closing by Sellers, jointly, in their sole discretion:

(a)           Representations and Warranties. (i) The Buyer Fundamental Warranties, disregarding all qualifications contained therein relating to materiality or Material Adverse Effect, shall be correct and complete in all respects as of the Closing Date, as if made at and as of such date, except with respect to representations and warranties that speak as to an earlier date, which representations and warranties shall be true and correct (for the avoidance of doubt, without any omission that would make the representation and warranty incorrect) in all material respects at and as of such date and (ii) the representations and warranties of Buyer set forth in Article IV, other than the Buyer Fundamental Warranties, shall be correct and complete as of the Closing Date, as if made at and as of such date, except with respect to representations and warranties that speak as to an earlier date, which representations and warranties shall be true and correct (for the avoidance of doubt, without any omission that would make the representation and warranty incorrect) at and as of such earlier date, except, in each case (disregarding all qualifications contained therein relating to materiality) for any inaccuracy or omission that has not or would not reasonably be expected to, individually or in the aggregate, materially impair Buyer’s ability to perform or comply with its obligations under this Agreement or consummate the Transaction.

(b)          Performance of Agreements. Buyer shall have performed and satisfied, in all material respects, all covenants and agreements required to be performed or satisfied by Buyer at or prior to the Closing.

(c)          Closing Certificate. Buyer shall have delivered to Sellers a certificate, signed by an executive officer of Buyer, to the effect that each of the conditions specified in Section 7.03(b) has been satisfied.

(d)          Other Closing Deliveries. Buyer shall have delivered to Sellers the following additional items:

(i)          Escrow Agreement. The Escrow Agreement, duly executed by Buyer and the Escrow Agent;

(ii)         Good Standing Certificates. A good standing certificate (or equivalent document) for Buyer issued by the applicable Governmental Authority of its jurisdiction of incorporation, dated not more than fifteen days prior to the Closing Date;

(iii)        Litigation Management Agreement. The Litigation Management Agreement, duly executed by the Buyer; and

(iv)        Benefits and Insurance Side Letter. The Benefits and Insurance Side Letter, duly executed by Buyer.

Article VIII
TERMINATION

Section 8.01           Termination of Agreement. This Agreement may be terminated at any time prior to the Closing:

(a)          by the mutual written consent of Buyer and Sellers’ Representative;

(b)          by Sellers’ Representative, upon written notice to Buyer, if any of the conditions set out in Section 7.01 or Section 7.03 have not been satisfied in full or waived by Sellers’ Representative at or before 5:00 p.m. pacific time on the Closing Date (or such later time or date as the Sellers’ Representative and Buyer may mutually agree in writing); or

(c)          by Buyer, upon written notice to Sellers’ Representative, if any of the conditions set out in Section 7.01 or Section 7.02 have not been satisfied in full or waived by Buyer at or before 5:00 p.m. pacific time on the Closing Date (or such later time or date as the Sellers’ Representative and Buyer may mutually agree in writing).

Section 8.02           Effect of Termination. In the event of the valid termination of this Agreement pursuant to Section 8.01, this Agreement shall forthwith become null and void and have no effect, without any Liability of any Party (or any Affiliate or Representative of such Party) to the other Party or Parties, as applicable; provided, that (a) the agreements contained in this Article VIII and Article X shall survive the termination of this Agreement, and (b) no such termination shall relieve any Party hereto of any Liability for any Fraud or breach of this Agreement or any claim by a Party that another Party willfully and intentionally breached the terms of this Agreement prior to or in connection with such termination, nor shall such termination limit the right of any non-breaching Party to seek all other remedies available to it at Law or equity; provided, further, that a failure of (a) Buyer to consummate the Closing at the Effective Time (provided that all of the conditions to Closing set forth in Section 7.01 and Section 7.02 have been satisfied or waived at such time) shall be deemed to be an intentional and willful breach by Buyer of the terms of this Agreement, and (b) Sellers or the Company to consummate the Closing at the Effective Time (provided that all of the conditions to Closing set forth in Section 7.01 and Section 7.03 have been satisfied or waived at such time) shall be deemed to be an intentional and willful breach by any Seller and the Company of the terms of this Agreement.

Article IX
INDEMNIFICATION

Section 9.01           Survival and No Other Representations and Warranties.

(a)          The representations and warranties of the Parties contained in this Agreement shall survive the Closing for a period of one year following the Closing Date; except that (i) the Fundamental Warranties shall survive the Closing Date until the six year anniversary of the Closing Date plus ninety (90) days; (ii) the representations and warranties set out in Section 2.18 shall survive the Closing Date until the expiration of the applicable statute of limitations plus sixty (60) days, and (iii) any representation or warranty contained in this Agreement made by any Party or any information made available by any Party that was made by such Party Fraudulently shall indefinitely survive the Closing. Notwithstanding the foregoing, the survival periods specified above do not affect coverage under the R&W Insurance Policy with respect to which the time periods specified in the R&W Insurance Policy shall apply to claims brought under the R&W Insurance Policy. The covenants of the Parties in this Agreement that are to be performed prior to Closing shall terminate upon Closing. The covenants of the Parties in this Agreement which are to be performed after the Closing shall survive forever unless such covenant or agreement specifies a term, in which event such covenant or agreement shall survive for such specified term plus ninety (90) days.

(b)          No Indemnified Party shall be entitled to make any claim in respect of any representation, warranty, covenant or agreement after the expiration of its applicable survival date set forth herein, except that any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the Indemnified Party to the Indemnifying Party prior to the expiration date of the applicable survival period shall not be barred by the expiration of such survival period and such claims shall survive until finally resolved.

(c)          Except for the representations and warranties contained in Article II and Article III (including the related portions of the Disclosure Letter) or in any certificate delivered by Sellers pursuant to this Agreement, none of Sellers or any member of the Company Group has made or makes to Buyer any other express or implied representation or warranty, either written or oral, on behalf of Sellers or any member of the Company Group.

(d)          Except for the representations and warranties contained in Article IV (including the related portions of the Disclosure Letter) or in any certificate delivered by Buyer pursuant to this Agreement, Buyer has not made and does not make to any of the Sellers any other express or implied representation or warranty, either written or oral, on behalf of Buyer.

(e)          Buyer acknowledges and agrees that it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the Business, assets, condition, operations and prospects of the Company Group. In entering into this Agreement, Buyer has relied solely upon its own investigation and analysis and the representations and warranties of Sellers set forth in this Agreement and the other Transaction Agreements and in any certificate delivered by Sellers pursuant to this Agreement.

Section 9.02           Indemnification by Sellers. Subject to the other terms and conditions of this Article IX, effective at and after the Closing,

(a)          each of the Sellers hereby, jointly and severally, indemnifies Buyer, its Affiliates (including after the Effective Time, each member of the Company Group) and their respective owners, officers, directors, managers, employees, agents, advisors and other Representatives, successors and assigns (collectively, the “Buyer Indemnified Parties”) against, and holds the Buyer Indemnified Parties harmless from and against, any and all Losses arising out of, resulting from or relating to any misrepresentation, inaccuracy in or breach of any of the representations or warranties of Sellers contained in Article II, except for the Seller Fundamental Warranties;

(b)          each of the Sellers hereby, severally (and not jointly or jointly and severally, notwithstanding the first paragraph in Article II), indemnifies the Buyer Indemnified Parties against, and holds the Buyer Indemnified Parties harmless from and against, any and all Losses arising out of, resulting from or relating to:

(i)          any misrepresentation, inaccuracy in or breach of any of the Seller Fundamental Warranties contained in Article II or in the certificate delivered by Sellers at Closing pursuant to Section 7.02 (to the extent such certificate relates to the Seller Fundamental Warranties pursuant to Article II);

(ii)         any misrepresentation, inaccuracy in or breach of any of the Seller Fundamental Warranties given by such Seller (which for greater certainty will not include any misrepresentation in or breach of any of the Seller Fundamental Warranties given by any other Seller) pursuant to Article III or in the certificate delivered by such Seller at Closing pursuant to Section 7.02 (to the extent such certificate relates to the Seller Fundamental Warranties pursuant to Article III);

(iii)        any breach or non-fulfillment of any covenant, agreement or obligation to be performed by the Company (prior to Closing) pursuant to this Agreement;

(iv)        any breach or non-fulfillment of any covenant, agreement or obligation to be performed by such Seller pursuant to this Agreement (which for greater certainty will not include any breach or non-fulfillment of any covenant, agreement or obligation to be performed by any other Seller);

(v)         any Indebtedness arising prior to the Closing that was not paid at or before the Closing or any Transaction Expenses of any member of the Company Group except to the extent such Indebtedness or Transaction Expenses are taken into account in calculating any adjustment to the Purchase Price;

(vi)        except to the extent included as Unpaid Taxes in the calculation of the Closing Purchase Price under Section 1.07 or paid by Sellers pursuant to Section 6.04(a) (A) all Taxes of the Sellers, and (B) all Taxes of the Company Group attributable to any Pre-Closing Tax Period (including the portion of a Straddle Period ending on the Closing Date); provided that, notwithstanding the foregoing or anything to the contrary in this Agreement, Sellers shall not be required to indemnify for any Losses arising out of, resulting from or relating to any assessment or reassessment of the filing of the 111(4)(e) Election;

(vii)       Fraud committed by the Company; or

(viii)      Fraud committed by such Seller (which for greater certainty will not include any Fraud committed by any other Seller).

For the purposes of Section 9.02(b)(i), Section 9.02(b)(iii), Section 9.02(b)(v), Section 9.02(b)(vi) and Section 9.02(b)(vii), each Seller shall be severally (and not jointly or jointly and severally, notwithstanding the first paragraph in Article II) liable for its or his pro-rata portion of any such Losses (such pro-rata portion to be based on each Seller’s respective holdings of Shares on the Execution Date).

Section 9.03           Indemnification by Buyer. Subject to the other terms and conditions of this Article IX, effective at and after the Closing, Buyer hereby indemnifies Sellers, and their respective Affiliates and their respective owners, officers, directors, managers, employees, agents, advisors and other Representatives, successors and assigns (collectively, the “Seller Indemnified Parties”) against, and holds the Seller Indemnified Parties harmless from and against, any and all Losses arising out of, resulting from or relating to:

(a)          any misrepresentation, inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or in the certificate delivered by Buyer at Closing pursuant to Section 7.03;

(b)          any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement; or

(c)          Fraud committed by the Buyer.

Section 9.04           Certain Limitations. The Party (including its Affiliates) making a claim under this Article IX is referred to as the “Indemnified Party,” and the Party against whom such claim is asserted under this Article IX is referred to as the “Indemnifying Party.”

(a)          Sellers shall not be liable to any Buyer Indemnified Party for indemnification under Section 9.02(a) until the aggregate amount of all Losses in respect of indemnification under Section 9.02(a), Section 9.02(b)(i) and Section 9.02(b)(ii) exceeds an amount equal to $[***] (the “Deductible”), in which event the Sellers shall only be required to pay or be liable for Losses in excess of the Deductible; provided, however, that in no event shall Sellers’ aggregate Liability under Section 9.02(a) exceed $[***] (the “Cap”). Notwithstanding the foregoing, neither the Deductible nor the Cap shall apply to any indemnification claim made by any Buyer Indemnified Party: (i) under Section 9.02(b)(i) or Section 9.02(b)(ii), or (ii) arising out of, resulting from or relating to any Fraud by any Seller.

(b)          Sellers shall not be liable to any Buyer Indemnified Party for indemnification under Section 9.02(b)(i) or Section 9.02(b)(ii) in an aggregate amount, with respect to each Seller, in excess of the portion of the Purchase Price actually received by such Seller; provided, however, that this Section 9.04(b) shall not apply to any indemnification claim made by any Buyer Indemnified Party arising out of, resulting from or relating to any Fraud by any Seller.

(c)          Buyer shall not be liable to any Seller Indemnified Party for indemnification under Section 9.03(a) until the aggregate amount of all Losses in respect of indemnification under Section 9.03(a) exceeds an amount equal to the Deductible, in which event Buyer shall only be required to pay or be liable for Losses in excess of the Deductible; provided, however, that in no event shall Buyer’s aggregate Liability under Section 9.03(a) exceed the Cap. Notwithstanding the foregoing, neither the Deductible nor the Cap shall apply to any indemnification claim made by any Seller Indemnified Party arising out of, resulting from or relating to: (i) any misrepresentation, inaccuracy in or breach of any Buyer Fundamental Warranty, or (ii) any Fraud by Buyer.

(d)          Buyer shall not be liable to any Seller Indemnified Party for indemnification under Section 9.03(a) for a misrepresentation, inaccuracy in or breach of any Buyer Fundamental Warranty in an aggregate amount greater than the Purchase Price; provided, however, that this Section 9.04(d) shall not apply to any indemnification claim made by any Seller Indemnified Party arising out of, resulting from or relating to any Fraud by Buyer.

(e)          In no event shall any Indemnified Party be entitled to seek or receive indemnification for the same Losses more than once under this Article IX even if a claim for indemnification in respect of such Losses has been made as a result of a breach of more than one (1) representation, warranty, covenant or agreement contained in this Agreement.

(f)           Each Indemnified Party shall take, and cause its Affiliates to take, Commercially Reasonable Efforts to mitigate any Loss that are indemnifiable pursuant to this Agreement to the extent required by Law.

(g)          The Indemnifying Party shall not be liable under Section 9.02 for any Losses to the extent included in the calculation of any adjustment to the Purchase Price pursuant to Section 1.07. No Losses may be claimed by Buyer to the extent (i) such Loss is included in the Closing Purchase Price, as finally determined in accordance with Section 1.07, (ii) such Loss consists of or relates to Taxes with respect to the Company attributable to the Post-Closing Taxable Period, or (ii)  such Loss is due to Buyer breaching any covenant relating to Taxes in this Agreement.

(h)          Nothing in this Article IX shall be deemed to limit any rights of Buyer and its Affiliates as against the R&W Carrier under the R&W Insurance Policy. Notwithstanding any provision in this Agreement to the contrary, the Buyer Indemnified Parties shall be entitled to make a claim for indemnification under this Article IX (subject to the limitations in this Article IX, including the limitation in Section 9.04(i)), concurrently with seeking recovery from any insurance (including the R&W Insurance Policy).

(i)           Other than with respect to any misrepresentation, inaccuracy in or breach of the Seller Fundamental Warranties or Fraud, the sole and exclusive recourse of the Buyer Indemnified Parties for Losses in respect to any misrepresentation, inaccuracy in or breach of any representations or warranties of Sellers contained in this Agreement or any other Transaction Agreement, or the corresponding indemnities under Section 9.02(a) and Section 9.02(b)(vi), shall be to file a claim under the R&W Insurance Policy, regardless of whether: (i) the applicable Buyer Indemnified Party is an insured party pursuant to the R&W Insurance Policy; (ii) the R&W Insurance Policy is revoked, cancelled or modified in any manner after issuance, or (iii) the applicable Buyer Indemnified Party makes a claim under the R&W Insurance Policy in respect to any breach or inaccuracy of any representation or warranty given by Sellers pursuant to in this Agreement or any other Transaction Agreement, or the corresponding indemnities under Section 9.02(a) and Section 9.02(b)(vi), and such claim is denied by the R&W Carrier. For clarity, Buyer shall be solely responsible for paying any deductible or retention amount payable in connection with claims made under the R&W Insurance Policy.

(j)           Other than with respect to Fraud, the Buyer’s right to indemnification pursuant to Section 9.02(b)(i) and Section 9.02(b)(ii) arising out of, resulting from or relating to any misrepresentation, inaccuracy in or breach of any of the Seller Fundamental Warranties will be satisfied: (i) first, to the extent the R&W Insurance Policy provides coverage, from the R&W Insurance Policy up to an amount equal to the policy limit under the R&W Insurance Policy; and (ii) second, from each of the Sellers, severally (not jointly or jointly and severally, notwithstanding the first paragraph in Article II) in respect of any Seller Fundamental Warranties pursuant to Article II (with each Seller’s respective portion of such Losses being determined in accordance with Section 9.02(b)), or where such claim is attributable to a particular Seller, severally (not jointly or jointly and severally, notwithstanding the first paragraph in Article II) from the applicable Seller, to the extent that the R&W Insurance Policy does not fully cover the Losses (either because no coverage is available under such policy or there is insufficient insurance available under such policy), in an amount not to exceed the amount set forth in Section 9.04(b). For clarity, Buyer shall be solely responsible for paying any deductible or retention amount payable in connection with claims made under the R&W Insurance Policy.

(k)          The amount to which any Indemnified Party is entitled hereunder shall be reduced by the amount of insurance proceeds (other than under the R&W Insurance Policy) actually received by the Indemnified Party in respect of such claim for indemnification, less any costs and expenses (including deductibles and co-insurance) incurred by the Indemnified Party in order to collect such insurance proceeds and less the net present value of any increases in premiums attributable to such amounts. If the Indemnified Party or any of its Affiliates receives any such insurance proceeds subsequent to an indemnification payment by the Indemnifying Party, then such Indemnified Party shall promptly reimburse the Indemnifying Party for any payment made or expense incurred by such Indemnifying Party in connection with providing such indemnification payment up to the amount of the relevant insurance proceeds, less any out-of-pocket collection or out-of-pocket recovery costs and expenses (including deductibles and co-insurance) incurred by such Person in order to collect insurance proceeds and less the net present value of any increases in premiums attributable to such Losses. Notwithstanding the foregoing, a Buyer Indemnified Party will not be required to reimburse amounts actually received from the R&W Carrier to the extent such Buyer Indemnified Party’s total Losses exceed the limits available under the R&W Insurance Policy.

(l)           The amount of any Loss for which indemnification is provided under this Article IX will be reduced to take account of any net Tax benefit realized by the Indemnified Party arising from the incurrence or payment of that Loss, to the extent necessary to ensure that the Indemnified Party receives a net amount that, taking into account any net Tax benefit, is sufficient to fully compensate for the Loss, but results in no net gain to the Indemnified Party. In computing the amount of any net Tax benefit, the Indemnified Party will be deemed to recognize all other items of income, gain, loss, deduction or credit before recognizing any item arising from the receipt of any indemnity payment under this Agreement or the incurrence or payment of any indemnified Loss.

(m)          Notwithstanding anything in this Agreement to the contrary, from and after the Closing, no Person defined as a Seller Indemnified Party shall seek or be entitled to advancement, indemnification, contribution or other recovery of any kind from the Company Group (including by reason of the fact that he, she or it was an officer, director, manager, member, employee, or agent of the Company Group or was serving at the request of the Company Group as a partner, trustee, director, officer, employee, or agent of another entity) for any actions or omissions of such Person prior to Closing with respect to any matter for which such Person is required to indemnify any Buyer Indemnified Party under this Article IX.

Section 9.05           Indemnification Procedures.

(a)          Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Legal Proceeding made or brought by any Person who is not a Party or an Affiliate of a Party (a “Third Party Claim”) against such Indemnified Party with respect to which indemnity may be sought from the Indemnifying Party under this Agreement, the Indemnified Party shall give the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party is actually prejudiced by reason of such failure. Such notice by the Indemnified Party shall describe the Third-Party Claim in reasonable detail (taking into account the information then available to the Indemnified Party), shall include copies of all material written information from such third party and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. In connection with the defense of any Third Party Claim, the Indemnifying Party has the right, exercisable by written notice to the Indemnified Party within 15 days after its receipt of a claim notice from the Indemnified Party relating to a Third Party Claim, subject to the limitations set forth in this Section 9.05, to assume the defense of such Third-Party Claim and appoint lead counsel for such defense (so long as such lead counsel is reasonably acceptable to the Indemnified Party), in each case at the Indemnifying Party’s expense. Notwithstanding the foregoing, the Indemnifying Party shall have the right to assume the defense only if (i) the Third Party Claim seeks (and continues to seek) solely monetary damages, (ii) the reasonably expected amount of Losses with respect to such Third Party Claim would exceed the maximum coverage under the R&W Insurance Policy, (iii), the Third Party Claim does not relate to or arise in connection with any criminal or quasi criminal proceeding, allegation or investigation, (iv) such Third Party Claim does not relate to or involve a claim asserted directly by or on behalf of a Person that is a customer, supplier or employee of the Company, and (v) the Indemnified Party is not seeking recovery against the Indemnifying Party for Fraud (the conditions set forth in clauses (i) through (v) are, collectively, the “Litigation Conditions”).

(b)          Defense of Third Party Claims.

(i)          In the event that the Indemnifying Party assumes the defense of any Third-Party Claim in accordance with the provisions of this Section 9.05:

(i)           the Indemnified Party shall have the right, at its own cost and expense, to participate in the defense of any Third-Party Claim subject to the Indemnifying Party’s right to control the defense thereof; provided, however, if the named parties to the Legal Proceeding include both the Indemnifying Party and the Indemnified Party and there is a conflict of interest that would make it inappropriate under applicable standards of professional conduct to have one counsel for the Indemnifying Party and the Indemnified Party, the reasonable expense of separate counsel for such Indemnified Party shall be paid by the Indemnifying Party;

(ii)          the Indemnifying Party shall obtain the prior written consent of the Indemnified Party (which shall not be unreasonably withheld, conditioned or delayed) before entering into any settlement of such Third Party Claim, if (A) the settlement does not unconditionally release the Indemnified Party and its Affiliates from all Liabilities with respect to such Third Party Claim, (B) the settlement imposes injunctive or other equitable relief against, or requires any payment by, the Indemnified Party or any of its Affiliates, (C) the settlement contains any statement as to, or an admission of fault, culpability or a failure to act by or on behalf of the Indemnified Party, or (D) the settlement may reasonably be expected to have a material adverse effect on the business of the Indemnified Party; and

(iii)         if (A) any of the Litigation Conditions ceases to be met or (B) the Indemnifying Party fails to diligently defend such Third Party Claim, the Indemnified Party may assume the defense of such Third Party Claim, and the Indemnifying Party will be liable for all costs and expenses paid or incurred in connection with such defense, subject to the limits in this Article IX.

(ii)         If the Indemnifying Party does not assume the defense of a Third Party Claim in accordance with this Section 9.05, the Indemnified Party may defend, and shall have the right to settle, such Third Party Claim, with the prior written consent of the Indemnifying Party (which shall not be unreasonably withheld, conditioned or delayed).

(iii)        Each Party shall cooperate, and cause its Affiliates to cooperate, in the defense or prosecution of any Third Party Claim and shall furnish or cause to be furnished such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

(c)          Direct Claims. In the event an Indemnified Party intends to make a claim for indemnity under this Article IX against an Indemnifying Party that does not involve a Third Party Claim (a “Direct Claim”), the Indemnified Party agrees to give prompt notice in writing of such claim to the Indemnifying Party. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail (taking into account the information then available to the Indemnified Party), shall include copies of all material written information comprising such Direct Claim and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party is actually prejudiced by reason of such failure. The Indemnifying Party shall within 30 days after receipt of such notice, by written notice to the Indemnified Party, either (i) concede Liability in whole as to the amount claimed in the claim notice, (ii) deny Liability in whole as to the amount claimed in the claim notice, or (iii) concede Liability in part and deny Liability in part the amount claimed in the claim notice. If the Indemnifying Party does not respond within 30 days after its receipt of the claim notice, the Indemnifying Party shall be deemed to have rejected such claim. Following the Indemnified Party’s response notice in which Liability is not conceded in whole, the Parties shall proceed in good faith to negotiate a resolution of such dispute. If such dispute is not resolved through negotiations or the Indemnifying Party does not respond, the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

Section 9.06           Materiality Scrape. For purposes of (i) determining whether a misrepresentation or breach of a representation or warranty has occurred pursuant to this Agreement, and (ii) calculating the amount of any Losses arising from a misrepresentation or breach of any representation or warranty for which an Indemnified Party is entitled to indemnification under this Agreement, each representation and warranty contained in this Agreement and in any certificate delivered pursuant to Sections 7.02 and 7.03 shall be read without giving effect to any qualification that is based on materiality, including the words “material”, “Material Adverse Effect”, “in any material respect” and other uses of the word “material” (and shall be treated as if such words were deleted from such representation or warranty).

Section 9.07           Method of Payment for Losses

(a)          Upon the determination of any Losses for which the Sellers are obligated to indemnify the Buyer Indemnified Parties pursuant to this Article IX, if such Losses are to be reimbursed from one or more Sellers, such Seller shall, within three (3) Business Days of such determination, pay such amount to the applicable Buyer Indemnified Parties (to an account specified by Buyer to such Seller) by wire transfer of immediately available funds, subject to the limitations set forth in this Article IX.

(b)          For any Losses for which Buyer is obligated to indemnify the Seller Indemnified Parties pursuant to this Article IX, Buyer shall, within three (3) Business Days of such determination, pay such amount to the applicable Seller Indemnified Party (to an account specified by Seller) by wire transfer of immediately available funds, subject to the limitations set forth in this Article IX.

Section 9.08           Exclusive Remedies. Except as otherwise set forth in Section 1.07 and Section 10.11 and for Fraud, the Parties acknowledge and agree that after the Closing, their sole and exclusive remedy with respect to any and all claims for any breach of any representation, warranty, covenant, agreement or obligation set forth in this Agreement shall be pursuant to the indemnification provisions set forth in this Article IX. Except as otherwise set forth in Section 1.07 and Section 10.11 and for Fraud, each Party waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth in this Agreement it may have against the other Parties, except pursuant to the indemnification provisions set forth in this Article IX. Nothing in this Section 9.08 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled pursuant to Section 10.11 or to seek any remedy on account of Fraud.

Article X
MISCELLANEOUS

Section 10.01         Expenses. Except as otherwise provided in this Agreement, all costs and expenses, including fees and disbursements of legal counsel, financial advisors and accountants, incurred in connection with this Agreement and the Transaction shall be paid by the Party (including its Affiliates) incurring such cost or expense; provided however, that upon the Closing all such costs and expenses incurred by the Company Group on or prior to the Closing and which have not otherwise been settled by the Sellers on or prior to the Closing (other than as provided in Section 6.11) shall be paid by Sellers as a Transaction Expense.

Section 10.02         Sellers’ Representative.

(a)          Subject to Section 10.02(f), GSPP is hereby irrevocably appointed as the representative of the Sellers under this Agreement.

(b)          The Sellers’ Representative is hereby irrevocably and exclusively authorized as the agent, proxy and attorney in fact of the Sellers, with full power of substitution, to take all actions and make all decisions and determinations on behalf of the Sellers in respect of this Agreement and the transactions contemplated hereby. Without limiting the generality of the prior sentence, the Sellers’ Representative will be exclusively authorized to (i) negotiate, execute and deliver any additional documents or agreements contemplated by this Agreement, (ii) negotiate, execute and deliver all amendments, modifications and waivers to this Agreement (iii) take all actions on behalf of the Sellers in connection with any adjustments, claims or disputes with respect to this Agreement and/or the transactions contemplated hereby, (iv) initiate, prosecute, defend and/or settle such claims and disputes, (v) to receive any payments on behalf of the Sellers and to disburse (or instruct NRF to disburse) payments to the Sellers in accordance with this Agreement, including Section 1.06(c) of the Disclosure Letter, (vi) receive and respond to any notice or give any consent required under this Agreement, and (vii) to take all actions and sign all documents necessary, convenient or advisable to accomplish any of the foregoing. None of the Sellers will be permitted to take any such actions without the prior written approval of the Sellers’ Representative. This power of attorney is deemed coupled with an interest and will survive the death, incapacity, disability, termination, liquidation, dissolution or any other event affecting any Seller.

(c)          The Sellers irrevocably agree and acknowledge that the Buyer will be entitled to rely on any decision, action, consent or instruction of the Sellers’ Representative as being the decision, action, consent or instruction of each and every Seller, and the Buyer is hereby relieved from any liability to any Person for acts done by Sellers’ Representative or the Buyer in accordance with any such decision, act, consent or instruction.

(d)          The Sellers’ Representative will be entitled to engage counsel, accountants and other advisors.

(e)          The Sellers’ Representative is serving in this capacity solely for purposes of administrative convenience, and is not personally liable in its capacity as a Sellers’ Representative for any of the obligations of the Sellers under this Agreement, or any other documents or agreement contemplated hereby, and the Buyer’s Indemnified Persons agree that they will not look to the personal assets of the Sellers’ Representative for the satisfaction of any obligations of the Sellers hereunder (except to the extent that such Sellers’ Representative is also a Seller, and then subject to the terms of this Agreement).

(f)           The Sellers’ Representative, or any subsequent Person serving as Sellers’ Representative hereunder, may resign from such role upon at least ten days’ prior written notice to the Buyer. The Sellers will appoint a replacement within ten days of such resignation, failing which appointment, the Buyer shall be entitled to treat any one of the Sellers as the Sellers’ Representative. All rights of such Person to indemnification and exculpation hereunder will survive such resignation.

Section 10.03         Notices. All notices and other communications under this Agreement must be in writing and are effective (a) when delivered personally; (b) on the next Business Day if sent by an overnight courier with confirmation of receipt; (c) if by email, upon confirmation of receipt by the recipient sent to the email address of the sender; or (d) on the fifth Business Day after mailing by certified or registered mail, return receipt requested, postage prepaid. Communications under this Agreement must be sent as follows (subject to being updated by a Party in accordance with this Section 10.03):

If to Sellers, Sellers’ Representative or any member of the Company Group (prior to the Closing):

c/o GSPP Investments Inc.

Suite 2900 - 650 West Georgia Street
Vancouver, British Columbia
V6B 4N8

Attention: Nigel Cave,

Sr. Vice President & General Counsel

Email: ncave@sternpartners.com

with a copy (which shall not constitute notice or service or process) to:

Norton Rose Fulbright Canada LLP

Suite 1800 - 510 West Georgia Street

Vancouver, British Columbia

V6B 0M3

Email: brad.sollis@nortonrosefulbright.com

If to Buyer, Guarantor or the Company (after the Closing):

Hydrofarm Holdings Group, Inc.

290 Canal Road

Fairless Hills, PA 19030

Attention: Eric Ceresnie,

SVP Corporate Development & Finance

Email: ericc@hydrofarm.com

with a copy to:

DLA Piper (Canada) LLP

100 King Street West, Suite 6000

Toronto, Ontario, M5X 1E2
Attention: Robert Fonn
Email: robert.fonn@dlapiper.com

Section 10.04         Interpretation. Any table of contents and headings in this Agreement are for reference only and do not affect the interpretation of this Agreement. This Agreement shall be interpreted without any presumption against the Party drafting or causing this Agreement or any part of it to be drafted. Any capitalized term used in any exhibit or schedule but not defined therein has the meaning as defined in this Agreement. As used in this Agreement: (a) the words “hereof,” “herein” and “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision; (b) the words “include,” “includes” or “including” are deemed to be followed by the words “without limitation”; (c) references to “$” or “dollars” are references to Canadian dollars; (d) references to gender include all genders; (e) “writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words, including electronic media, in a visible form; (f) references to any Person include the successors and permitted assigns of that Person; (g) references to a document, list or other item being “made available” by Seller means that such document, list or item was posted in the Data Room in a manner that enables viewing of such materials by Buyer and its Representatives no later than 12:00 p.m. Pacific time on the second (2nd) Business Day prior to the Execution Date; (h) references to any Law shall be deemed to refer to such Law as amended from time to time and to any rules or regulations promulgated thereunder; (i) references to any Contract are to that Contract as amended, modified or supplemented from time to time; (j) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other theory extends and such phrase shall not mean “if”; (k) any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular; (l) the word “or” is not exclusive, unless the context otherwise requires; (m) references to Articles, Sections, Schedules, Exhibits, the Preamble and the Recitals are to Articles, Sections, Schedules, Exhibits, the Preamble and the Recitals of this Agreement unless otherwise specified; and (n) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

Section 10.05         Severability. Each term, provision, covenant and restriction of this Agreement is severable. If any such term, provision, covenant or restriction is held by a court of competent jurisdiction to be invalid, void or unenforceable, (a) it shall have no effect in that respect and the Parties shall use all reasonable efforts to replace it in that respect with a valid and enforceable substitute term, provision, covenant or restriction (as applicable), the effect of which is as close to its intended effect as possible, and (b) the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

Section 10.06         Entire Agreement. This Agreement, together with the Exhibits, the Disclosure Letter, the other Transaction Agreements and the Confidentiality Agreement constitute the entire agreement of the Parties with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous understandings agreements and promises, both oral and written, between the Parties with respect to the subject matter hereof and thereof, including that certain preliminary non-binding indication of interest dated March 13, 2021 between the Company, GSPP and Buyer.

Section 10.07         Successors and Assigns. This Agreement is binding on and shall inure to the benefit of each Party and its successors and permitted assigns. No Party may assign, by contract, operation of law or otherwise, its rights or obligations under this Agreement without the prior written consent of the other Parties; provided, that Buyer may, without the prior written consent of the other Parties, assign any of its rights or obligations hereunder (a) to one or more of Buyer’s Affiliates, or (b) for collateral security purposes to any source of financing to Buyer that is effective from and after the Closing. Any purported assignment in violation of this Section 10.07 is null and void. No assignment relieves the assigning Party of any obligation under this Agreement.

Section 10.08         No Third-party Beneficiaries. Except as provided in Article IX and Section 10.11, this Agreement is for the sole benefit of the Parties and their successors and permitted assigns and does not confer upon any other Person any right, benefit, remedy or Liability.

Section 10.09         Amendment; Waiver. This Agreement may be amended only in a writing signed by Buyer and Guarantor, on the one hand, and Sellers on the other hand. A waiver of any term of this Agreement must be explicit and in writing signed by Buyer, if waiving on its behalf, or by Sellers’ Representative, if waiving on behalf of Sellers or the Company. No failure to exercise, and no delay in exercising, any right, power or privilege under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any right, power or privilege hereunder preclude the exercise of any other right, power or privilege. No waiver of any breach of any provision shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision, nor shall any waiver be implied from any course of dealing between the Parties. No extension of time for performance of any obligations or other acts under any Transaction Agreement shall be deemed to be an extension of the time for performance of any other obligations or any other acts.

Section 10.10         Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)          This Agreement is governed by the Laws of the Province of British Columbia and the federal Laws of Canada applicable in the Province of British Columbia, without regard to any choice or conflict of law provision, whether of that province or any other jurisdiction, that would cause the application of the Law of any other jurisdiction.

(b)          Each Party irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the Province of British Columbia located in the City of Vancouver, British Columbia (the “Chosen Court”), for any action related to this Agreement and the Transaction, and no Party may commence any action related thereto except in the Chosen Court. Each Party irrevocably and unconditionally waives any objection it may now or hereafter have to venue in the Chosen Court for any action related to this Agreement and the Transaction, and it shall not plead or claim in any court that an action brought in the Chosen Court has been brought in an inconvenient forum. A Party may file a copy of this Section 10.10 with any court as evidence of the knowing, voluntary and bargained agreement of the Parties irrevocably to waive any objections to venue or to convenience of forum of the Chosen Court.

(c)          EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT IT HAS TO A TRIAL BY JURY IN ANY ACTION BROUGHT BY A PARTY RELATED TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS. NO PARTY MAY SEEK A JURY TRIAL IN ANY ACTION ARISING OUT OF OR RELATED TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS. EACH PARTY CERTIFIES THAT IT HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, MAKES THIS WAIVER KNOWINGLY AND VOLUNTARILY, AND HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS SET FORTH IN THIS Section 10.10(c).

Section 10.11         Specific Performance. The Parties agree that irreparable damage would occur, and that the Parties would not have any adequate remedy at Law, in the event that any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached. Accordingly, each Party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such Party’s obligations and to the granting by any court of the remedy of specific performance of such Party’s obligations hereunder. It is acknowledged that the Parties shall be entitled to equitable relief under this Section 10.11, without proof of actual damages, and that neither the other Parties nor any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 10.11. Each Party further agrees that the only permitted objection that it may raise in response to any action for specific performance relief is that it contests the existence of a breach or threatened breach of this Agreement.

Section 10.12         No Recourse Against any Person other than Contracting Parties. Claims, Liabilities or causes of action (whether in Contract or in tort, in law or in equity, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement, or the negotiation, execution, or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), may be made only against the Persons that are identified as parties in the preamble to this Agreement (“Contracting Parties”). No Person who is not a Contracting Party (“Non-Recourse Party”) shall have any Liability (whether in Contract or in tort, in law or in equity, or granted by statute) for any claims, causes of action or Liabilities arising under, out of, in connection with, or related in any manner to this Agreement or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance or breach; and, to the maximum extent permitted by Law, each Contracting Party hereby waives and releases all such Liabilities, claims and causes of action against any such Non-Recourse Party. Without limiting the foregoing, to the maximum extent permitted by Law, (a) each Contracting Party hereby waives and releases any and all rights, claims, demands or causes of action that may otherwise be available at Law or in equity, or granted by statute, to avoid or disregard the entity form of any Contracting Party or otherwise impose Liability of a Contracting Party on any Non-Recourse Party, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization or otherwise and (b) each Contracting Party disclaims any reliance upon any Non-Recourse Party with respect to the performance of this Agreement or any representation or warranty made in, in connection with, or as an inducement to this Agreement. Each Non-Recourse Party shall be a third-party beneficiary of this Section 10.12 and may enforce the provisions of this Section 10.12.

Section 10.13         Counterparts; Electronic Transmission. This Agreement may be executed in any number of counterparts and will be effective when each Party receives the counterpart signature of all other Parties. Signatures transmitted electronically, including a PDF file sent by email, have the same effect as physical delivery of original signatures.

Section 10.14         Exhibits and Disclosure Letter. Subject to the provisions of this Section 10.13, all Exhibits and the Disclosure Letter hereto are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement. Any matter that is disclosed in one section of the Disclosure Letter shall apply to such specified section of this Agreement and to all other sections of the Disclosure Letter as clearly cross referenced in such section or if the applicability of such matter to such other section is reasonably apparent from the face of such disclosure. Disclosure of any fact or item in any section of the Disclosure Letter shall not: (a) necessarily mean that such fact or item is material to Sellers or the Company Group, (b) establish a standard of materiality (c) necessarily mean that such fact or item has caused or would reasonably be likely to cause, individually or in the aggregate, a Material Adverse Effect, (c) necessarily mean that such fact or item has actually constituted non-compliance with, or a violation of, any Law or other topic to which disclosure is applicable, or (d) prove or in any way tend to establish any liability or obligation on the part of Sellers or any member of the Company Group to any third party. Although the Disclosure Letter may contain supplementary information not specifically required under this Agreement, such supplementary information is being provided for informational purposes only. Where the Disclosure Letter contains expressions of opinion, Sellers make no representation or warranty that any such opinion is true and accurate. The Disclosure Letter is qualified in its entirety by reference to the specific provisions of this Agreement and it is not intended to constitute, and will not be construed as constituting, representations, warranties, covenants or agreements of Sellers, or any of them, except as and to the extent provided in this Agreement. The information and disclosures contained in the Disclosure Letter are intended only to qualify and limit the representations, warranties, covenants and agreements of Sellers contained in this Agreement and will not be deemed to expand in any way the scope or effect of any such representations, warranties, covenants and agreements.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

SELLERS:

GSPP INVESTMENTS INC.

	By:	/s/ Nigel Cave
Name: Nigel Cave
Title: Sr. Vice President & General Counsel

FUNANCE PRODUCTIONS CORP.

	By:	/s/ Douglas Pulver
Name: Douglas Pulver
Title: President

/s/ Michael Nemirow
Michael Nemirow

COMPANY:
GREENSTAR PLANT PRODUCTS INC.

	By:	/s/ Michael Nemirow
Name: Michael Nemirow
Title: Chief Executive officer

BUYER:	13213684 CANADA LTD.

	By:	/s/ William Toler
Name: William Toler
Title: Chief Executive Officer

GUARANTOR:	HYDROFARM HOLDINGS GROUP, INC.

	By:	/s/ William Toler
Name: William Toler
Title: Chief Executive Officer

[SHARE PURCHASE AGREEMENT SIGNATURE PAGE]

Exhibit A

Defined Terms

“111(4)(e) Election” has the meaning set forth in Section 6.05(c).

“111(4)(e) Election Tax” has the meaning set forth in Section 6.05(c).

“2019 Financial Statements” has the meaning set forth in Section 2.06(a).

“AAPFCO” has the meaning set forth in Section 2.15(c).

“Accounting Principles” means determined in accordance with ASPE applied using the same accounting methods, practices, principles, policies and procedures that were used in the preparation of the Audited Financial Statements of the Company as of December 31, 2020 so long as such methods, practices, principles, policies and procedures are compliant with ASPE.

“Adjustment Amount” has the meaning set forth in Section 1.07(b).

“Affiliate” of a Person means any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Alternative Transaction” has the meaning set forth in Section 5.05.

“AML Laws” has the meaning set forth in Section 2.15(d).

“Anti-Corruption Laws” has the meaning set forth in Section 2.15(c).

“ASPE” means Canadian accounting standards for private enterprises as set out in Part II of the Chartered Professional Accountants of Canada Handbook, as issued by the Accounting Standard Boards in Canada, which are applicable on the date on which any calculation is to be effective using ASPE.

“Audited Financial Statements” has the meaning set forth in Section 2.05(a).

“Benefits and Insurance Side Letter” has the meaning set forth in Section 7.02(e)(x).

“Business” means the manufacturing and wholesale of plant nutrient products.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in Vancouver, Canada or New York, New York are authorized or required by Law to be closed for business.

Exhibit A-1

“Buyer” has the meaning set forth in the Preamble.

“Buyer Fundamental Warranties” means the representations and warranties set forth in Sections 4.01, 4.02(a) and 4.04.

“Buyer Indemnified Parties” has the meaning set forth in Section 9.02(a).

“Buyer Plans” has the meaning set forth in Section 6.02(b).

“Buyer Released Parties” has the meaning set forth in Section 6.08(a).

“Buyer’s Knowledge” or any other similar knowledge qualification, means (a) the actual knowledge of Eric Ceresnie, and (b) the knowledge of each such Person that would reasonably be expected to have been obtained after due inquiry by such Person.

“Cannabis Grower Customers” has the meaning set forth in Section 2.21.

“Cap” has the meaning set forth in Section 9.04(a).

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (CARES Act) (Pub. L. No. 116-136 (H.R. 748)) and any similar or successor applicable Law, executive order or executive memo, including all rules, regulations and official interpretations disseminated as of the Closing Date.

“Cash” means, with respect to any Person as of any time, (a) the cash or cash equivalents (including marketable securities and short-term investments) of such Person at such time, and shall include checks, ACH transactions and other wire transfers and drafts deposited for the account of such Person at such time so long as such item results in receipt of cash by such Person, less (b) issued but uncleared checks and drafts and overdrafts written or issued by such Person as of such time (but only to the extent that the accounts payable to which such uncleared checks and drafts and overdrafts will be applied are excluded from Net Working Capital).

“Cash Consideration” has the meaning set forth in Section 1.02(a).

“Chosen Court” has the meaning set forth in Section 10.10(b).

“Closing” has the meaning set forth in Section 1.03.

“Closing Cash” means the aggregate amount, which may be a positive or negative number, of Cash of the Company Group as of the Effective Time.

“Closing Date” means August 3, 2021 or such other date as Buyer and Sellers’ Representative may mutually agree.

“Closing Indebtedness” means the aggregate amount of Indebtedness immediately prior to the Closing.

“Closing Net Working Capital” means Net Working Capital as of the Effective Time.

Exhibit A-2

“Closing Net Working Capital Adjustment Amount” means (i) if the Closing Net Working Capital exceeds the Net Working Capital Target, the amount, which will be a positive number, of such excess, and (ii) if the Closing Net Working Capital is less than the Net Working Capital Target, the amount, which will be a negative number, of such deficit.

“Closing Purchase Price” means the Cash Consideration, plus (a) the Closing Net Working Capital Adjustment Amount, minus (b) Closing Indebtedness, plus (c) Closing Cash, minus (d) Unpaid Taxes, minus (e) Transaction Expenses, each as finally determined pursuant to Section 1.07, minus (f) the amount of 111(4)(e) Election Tax set out in the Preliminary Closing Statement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commercially Reasonable Efforts” means, with respect to the efforts to be expended by a Party with respect to any objective under this Agreement, reasonable efforts to accomplish such objective as such Party would normally use to accomplish a similar objective. “Commercially Reasonable Efforts” will not require a Party to (a) expend any funds or assume Liabilities other than expenditures and Liabilities that are reasonable in nature and amount in the context of the Transaction, (b) violate any Law, or (c) initiate any Legal Proceeding.

“Company” has the meaning set forth in the Preamble.

“Company Group” has the meaning set forth in Section 2.01;

“Company Group Intellectual Property Rights” means all Intellectual Property Rights owned by the Company Group or any member of the Company Group.

“Company Products” means those products manufactured by or sold by or on behalf of any member of the Company Group on or prior to the Closing.

“Company Releasing Parties” has the meaning set forth in Section 6.06(b);

“Competing Business” means the business of manufacturing and wholesale of plant nutrient products, where at least 50% of the revenues of such business are generated from sales to: (a) retailers which specialize in the sale of hydroponic products, (b) distributors which sell products primarily to Persons in the hydroponics industry, or (c) cannabis growers, which in each case shall include the Persons listed in Section 6.03 of the Disclosure Letter.

“Competition Act” means the Competition Act, R.S.C. 1985, c. C-34 as amended, including the regulations promulgated thereunder.

“Confidential Information” means any and all confidential or proprietary information of or concerning the Company Group or the Business, including marketing and financial information, personnel, sales and statistical data, plans for future development, computer programs, information and knowledge pertaining to the products and services offered, inventions, innovations, designs, ideas, records, plans, drawings, intellectual property, technical data, source and object codes, software, proprietary information, processes, systems, documents, writings, manuals, inventions, discoveries, formulae, recipes, advertising, manufacturing, sales methods and systems, pricing information, sales and profit figures, sales volume, research/development activities, customer and distributor lists, and relationships with customers, distributors, suppliers, licensees, licensors, consultants and others who have business dealings with any member of the Company Group and information with respect to various techniques, procedures, processes and methods. Confidential Information also includes confidential or proprietary information received by a member of the Company Group from third parties or otherwise subject to an obligation to maintain the confidentiality of such information.

Exhibit A-3

“Confidentiality Agreement” means the Confidentiality Agreement dated as of December 21, 2020, between Guarantor and the Company.

“Contract” means, with respect to any Person, any written or oral unexpired, undischarged or unsatisfied contract, subcontract, agreement, binding commitment, deed of trust, mortgage, lease, sublease, license, sublicense, indenture, note, bond or other document or instrument (including any document or instrument evidencing or otherwise relating to any Indebtedness) to which such Person is legally bound or by which such Person or its properties or assets are legally bound.

“Contracting Parties” has the meaning set forth in Section 10.11.

“Controlled Group” means the members of the Company Group and each trade or business (whether or not incorporated) (a) under common control within the meaning of Section 4001(b)(1) of ERISA with respect to any member of the Company Group or (b) which together with a member of the Company Group is treated as a single employer under Section 414 of the Code.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or related or associated epidemics, pandemics or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other applicable Law, order, directive, guidelines or recommendations by any Governmental Entity in connection with or in response to COVID-19, including the CARES Act, the Presidential Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster issued on August 8, 2020 by the President of the United States, the Consolidated Appropriations Act, 2021, the American Rescue Plan Act of 2021, the COVID-19 Emergency Response Act (Canada), and any subsequent applicable Law intended to address the consequences of COVID-19.

“Data Room” means the electronic documentation site established by the Company.

“Deductible” has the meaning set forth in Section 9.04(a).

“Deficit Amount” has the meaning set forth in Section 1.07(b)(ii).

“Determination Date” has the meaning set forth in Section 1.07(a)(vi).

“Direct Claim” has the meaning set forth in Section 9.05(c).

Exhibit A-4

“Disclosure Letter” means the Disclosure Letter delivered by Sellers to Buyer concurrently with the execution and delivery of this Agreement.

“Disputed Amounts” has the meaning set forth in Section 1.07(a)(iv).

“Effective Time” means 8:30 a.m., pacific time, on the Closing Date.

“Employee Benefit Plan” means each pension, profit sharing, deferred compensation, share bonus, savings, bonus, incentive, cafeteria, medical, dental, vision, hospitalization, life insurance, accidental death and dismemberment, medical expense reimbursement, dependent care assistance, tuition reimbursement, disability, welfare, sick pay, holiday, vacation, employment, consulting, personal services, executive compensation, retention, severance, change of control, equity purchase, equity option, restricted equity, phantom equity, equity appreciation right, loan, fringe benefit or other compensation or benefit plan, fund, policy, program, practice, agreement or arrangement of any kind (including any “employee benefit plan,” as defined in Section 3(3) of ERISA, whether or not subject to ERISA), whether written or oral, qualified or nonqualified, funded or unfunded, or domestic or foreign, (i) that is sponsored, maintained, contributed to or required to be contributed to by any member of the Controlled Group (or to which any member of the  Controlled Group is a party) and that that covers or benefits any current or former employee, officer, director, member, manager, consultant, independent contractor or other service provider of or to any member of the Company Group (or the spouse, domestic partner, dependent or beneficiary of any such individual), or (ii) with respect to which any member of the Company Group has or could have any current or future Liability.

“Employees” means those Persons employed by any member of the Company Group immediately prior to the Closing.

“Encumbrance” means any lien, pledge, mortgage, deed of trust, security interest, assignment, hypothecation, title retention, charge, claim, right of first offer, right of first refusal, easement, encroachment, similar encumbrance or any other security agreement or arrangement of any kind or nature whatsoever.

“Enforceability Exception” has the meaning set forth in Section 2.02(b).

“Environmental Law” means any applicable Law, and any Order: (a) relating to pollution (or the cleanup thereof) or the protection, preservation, remediation of natural resources, endangered or threatened species, human or plant health or safety, earth health, or the environment (including ambient air, soil, vapour, surface water or groundwater, subsurface strata, drinking water supply, surface land, plant and animal life or any other natural resource); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, handling, transportation, processing, production, disposal or remediation of any Hazardous Materials.

“Equity Securities” means (a) shares, partnership or membership interests or shares (whether general or limited), restricted share awards, restricted shares, equity appreciation rights, phantom equity rights, profit participation rights, any other interest or participation that confers the right to receive a share of the profits and/or losses of, or distribution of assets and all other ownership or profit interests of such Person (including partnership or member interests therein), (b) subscriptions, calls, warrants, options or commitments of any kind or character entitling any Person to acquire, any interest referred to in item (a), and (c) securities convertible into or exercisable or exchangeable for any interest referred to in item (a) or item (b), in each case whether voting or nonvoting.

Exhibit A-5

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Escrow Agent” means Odyssey Trust Company.

“Escrow Amount” has the meaning set forth in Section 1.05.

“Escrow Agreement” has the meaning set forth in Section 1.05.

“Estimated Closing Cash” has the meaning set forth in Section 1.04(a)(iii).

“Estimated Closing Indebtedness” has the meaning set forth in Section 1.04(a)(ii).

“Estimated Closing Net Working Capital” has the meaning set forth in Section 1.04(a)(i).

“Estimated Closing Net Working Capital Deficit” means the amount, if any, by which the Estimated Closing Net Working Capital is less than the Net Working Capital Target.

“Estimated Closing Net Working Capital Increase” means the amount, if any, by which the Estimated Closing Net Working Capital is more than the Net Working Capital Target.

“Estimated Closing Purchase Price” means, without duplication, the Cash Consideration, (a) plus the Estimated Closing Net Working Capital Increase or minus the Estimated Closing Net Working Capital Deficit, minus (b) Estimated Closing Indebtedness, plus (c) Estimated Closing Cash, minus (d) Estimated Unpaid Taxes, minus (e) Estimated Transaction Expenses, minus (f) the amount of 111(4)(e) Election Tax set out in the Preliminary Closing Statement.

“Estimated Transaction Expenses” has the meaning set forth in Section 1.04(a)(v).

“Estimated Unpaid Taxes” has the meaning set forth in Section 1.04(a)(iv).

“Execution Date” has the meaning set forth in the Preamble.

“Final Closing Statement” has the meaning set forth in Section 1.07(a)(i).

“Financial Statements” has the meaning set forth in Section 2.05(a).

“Fraud” means, with respect to any Person, fraud with respect to the representations and warranties under this Agreement or any other Transaction Agreement, committed with actual knowledge and intent to deceive or mislead (excluding, for the avoidance of doubt, fraud premised on recklessness).

“Fundamental Warranties” means the Buyer Fundamental Warranties and the Seller Fundamental Warranties.

Exhibit A-6

“Governmental Authority” means any federal, provincial, state, local, municipal or foreign government or political subdivision thereof, or any agency, regulatory body or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Hazardous Materials” means (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, odour, vapour, radiation, mineral or gas, in each case, whether naturally occurring or man-made, that is hazardous, acutely hazardous, toxic, a pollutant, contaminant, or words of similar import or regulatory effect under Environmental Laws; (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing material, polychlorinated biphenyls; or (c) any other pollutant, contaminant, hazardous substance or radioactive substance regulated under Environmental Laws.

“Income Tax Return” means a Tax Return with respect to a Tax imposed on net income, or any state, provincial or local Tax Return with respect to a Tax imposed in lieu of Tax on net income that is based on net or gross income.

“Increase Amount” has the meaning set forth in Section 1.07(b)(i).

“Indebtedness” means, without duplication, all payment obligations (including in respect of principal, interest, premiums (including make-whole premiums), prepayment penalties, breakage costs, fees, expenses or similar charges arising as a result of the discharge of such amount owed and payments or premiums attributable to, or which arise as a result of, the Transaction or the payment of such obligation) of the Company Group in respect of (a) borrowed money; (b) obligations for the deferred purchase price of property, goods or services, including (i) earn-outs, (ii) contingent payments, (iii) payments under seller notes, in each case with respect to which any member of the Company Group is liable, contingently or otherwise, as obligor or otherwise, (other than trade payables incurred in the Ordinary Course of Business), (c) long or short-term obligations evidenced by notes, bonds, debentures or other similar instruments, (d) obligations under any interest rate, currency or exchange obligations, swaps, hedges or similar agreements or arrangements; (e) capital lease obligations under Contracts set forth on Part I of Section A-1 of the Disclosure Letter; (f) reimbursement obligations under any letter of credit, banker’s acceptance or similar credit transactions; (g) obligations secured by a lien on the assets of a member of the Company Group (other than statutory liens for Taxes not yet due and payable), (h) guarantees made by any member of the Company Group on behalf of any other Person in respect of obligations of the kind referred to in the foregoing clauses (a) through (g); and (i) any unpaid interest, prepayment penalties, premiums, costs and fees that would arise or become due as a result of the prepayment of any of the obligations referred to in the foregoing clauses (a) through (h); provided that the amounts described in Part II of Section A-1 of the Disclosure Letter shall be deemed to not be Indebtedness.

“Indemnified Party” has the meaning set forth in Section 9.04.

“Indemnifying Party” has the meaning set forth in Section 9.04.

Exhibit A-7

“Independent Accountant” has the meaning set forth in Section 1.07(a)(iv).

“Insurance Policies” has the meaning set forth in Section 2.12(a).

“Intellectual Property Rights” means all worldwide right, title and interest in and to all proprietary rights of every kind and nature pertaining to or deriving from any of the following, whether protected, created or arising under the Laws of the United States, Canada, or any other jurisdiction: (a) foreign and domestic patents and patent applications (including reissuances, divisions, renewals, provisional applications, continuations, continuations in part, revisions, extensions, substitutions and reexaminations), and all inventions (whether patentable or not), invention disclosures, and improvements thereof (collectively, “Patents”); (b) trademarks, service marks, trade names, trade dress, logos, slogans and all other devices used to identify any product, service, business or company, whether registered or unregistered or at common law, including all foreign and domestic applications, registrations and renewals in connection therewith, and all goodwill associated with any of the foregoing (collectively, “Marks”); (c) Internet domain names, and other Internet addresses, and user names, accounts, including social networking and social media accounts, pages, and online identities (and all goodwill associated with any of the foregoing, if any) (collectively, “Domain Names”); (d) copyrights, original works, and all databases and data collections, whether registered or unregistered, and including all applications, registrations and renewals of any such thing, and all moral rights and neighboring rights associated therewith (“Copyrights”); (e) know-how, trade secrets, source code, object code, discoveries, improvements, concepts, ideas, methods, processes, designs, plans, schematics, drawings, formulae, manufacturing processes, customer and market lists, technical data, specifications, research and development information, technology and product roadmaps, proprietary data, databases and database rights (including sui generis rights), including Personal Information, technical data and other proprietary data and other proprietary or Confidential Information; (f) all computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code or other readable code (collectively, “Software”); (g) rights of publicity and rights of privacy; (h) trade dress including the look and feel, decor, physical appearance and layout of any product or labeling, and all goodwill associated with the foregoing; and (i) all income, royalties, damages and payments due or payable as of the Closing Date or thereafter with respect to the foregoing (including damages and payments for past, present or future infringements or misappropriations thereof), the right to sue and recover for future infringements or misappropriations thereof and any and all corresponding rights that now or hereafter may be secured throughout the world, and all copies and tangible embodiments thereof.

“Internal Controls” has the meaning set forth in Section 2.05(b).

“Investment Canada Act” means the Investment Canada Act, R.S.C. 1985, c. 28 (1st Supp.), as amended, including the regulations promulgated thereunder.

“Latest Balance Sheet” has the meaning set forth in Section 2.05(a).

“Law” means any statute, law, ordinance, regulation, rule, code, Order, constitution, treaty, convention, common law, judgment, decree, legal requirement, other requirement or rule of law of any Governmental Authority or any similar provision having the force or effect of law.

Exhibit A-8

“Leased Real Property” has the meaning set forth in Section 2.10(a).

“Legal Proceeding” means any judicial, administrative, arbitral or Tax action, suit, claim, demand, hearing, audit, examination, contest, investigation or proceeding (public or private) by or before a Governmental Authority or arbitrator.

“Liability” means any debt, legally binding commitment, liability, loss, cost, damage, deficiency, royalty, penalty, Tax, expense, interest, fine, settlement, award or judgment, or obligation of any kind, character or nature whatsoever, whether known or unknown, asserted or unasserted, choate or inchoate, secured or unsecured, fixed, absolute or contingent, accrued or unaccrued, liquidated or unliquidated and whether due or to become due.

“Licenses-In” has the meaning set forth in Section 2.12(a).

“Litigation Conditions” has the meaning set forth in Section 9.05(a).

“Litigation Management Agreement” has the meaning set forth in Section 7.02(e)(viii).

“Lookback Date” means January 1, 2019.

“Losses” means any and all losses, damages, liabilities, deficiencies, claims, settlements, royalties, penalties, interest, fines, fees, Taxes, awards, judgments, costs and expenses (including reasonable legal fees, costs and other expenses incurred in investigating, preparing, defending or settling the foregoing).

“Material Adverse Effect” means any event, occurrence, fact, condition, circumstance, effect or change which, individually or in the aggregate, is, or would reasonably be expected to be, materially adverse to (a) the Business, results of operations, financial condition, assets or Liabilities of the Company Group, (b) the Shares, or (c) the ability of any Seller to perform any of its obligations under this Agreement or any other Transaction Agreement and to consummate the Transaction; provided, however, that none of the following will be considered when determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur with respect to item (a): (i) changes in general economic or political conditions; (ii) changes in conditions generally affecting the industry in which the Company Group operates; (iii) any changes in financial, banking or securities markets in general; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required by this Agreement, any action taken with the written consent of or at the written request of Buyer or any action taken by Buyer or its Affiliates; (vi) any changes in applicable Laws or accounting rules (including ASPE) or the enforcement, implementation or interpretation thereof; (vii) the public announcement or pendency of the Transaction, including the identity of Buyer and the nature of its business, and further including the impact of any of the foregoing on relationships of the Company Group with customers, suppliers or Employees; (viii) any natural disaster or acts of God; (ix) any outbreak of illness or pandemic (including COVID-19) or a worsening thereof, in Canada or elsewhere, and any Law issued by a Governmental Authority that results from COVID-19; (xi) any failure by any member of the Company Group to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded); (xii) the termination of the Insurance Policies and Employee Benefit Plans of each member of the Company Group effective as of the Closing Date; provided, however, if a matter described in clauses (i) through (iv), clause (vi) or clause (viii) has had a disproportionate effect on the business, financial condition or results of operations of the Company Group compared to other Persons engaged in the same industry as the Business, then the impact of such matter on the Company Group shall be taken into account for purposes of determining whether any event, occurrence, fact, condition, circumstance, effect or change is or would reasonably be expected to be materially adverse.

Exhibit A-9

“Material Contracts” has the meaning set forth in Section 2.08(a).

“Material Customer” means any of the ten largest customers of the Company Group, or any customer that represents more than five per cent (5%) of the Company Group’s revenues, in each case measured by the dollar amount of revenue generated by the Company Group in respect of such customer for (a) the twelve-month period ended on December 31, 2020, or (b) the three-month period ended March 31, 2021.

“Material Supplier” means any of the ten largest suppliers of the Company Group, or any supplier that represents more than five per cent (5%) of the Company Group’s expenditures, in each case measured by the dollar amount of expenditures by the Company Group in respect of such supplier for (a) the twelve-month period ended on December 31, 2020, or (b) the three-month period ended March 31, 2021.

“Most Recent Financial Statements” has the meaning set forth in Section 2.05(a).

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 3(37) of ERISA.

“Net Working Capital” means, as of any date, (a) the aggregate amount of the current assets of the Company set out in Exhibit E (which, for clarity, will exclude Cash, Tax assets receivable in respect of the Pre-Closing Tax Period and the other items set forth in Exhibit E) as of such date minus (b) the aggregate amount of the current liabilities of the Company set out in Exhibit E (which, for clarity, will exclude Indebtedness, Transaction Expenses, Taxes payable in respect of the Pre-Closing Tax Period and the other items set forth in Exhibit E) as of such date, in each case, calculated in accordance the specific adjustments contemplated in Exhibit E and with the Accounting Principles (but only to the extent such Accounting Principles do not conflict with the adjustments contemplated in Exhibit E). Those accounts which are included in the computation of Net Working Capital are set forth in the illustrative calculation of Net Working Capital attached as Exhibit E.

“Net Working Capital Target” means $[***].

“Non-Recourse Party” has the meaning set forth in Section 10.11.

“NRF” means Norton Rose Fulbright Canada LLP, legal counsel to Sellers.

“NRF’s Trust Account” means the trust account for which wire instructions have been designated in writing by Sellers and NRF to Buyer within 48 hours following the Execution Date, or such other bank account designated in writing by Sellers to Buyer from time to time.

Exhibit A-10

“Off-the-Shelf Software” means commercially available off-the-shelf Software licensed by a member of the Company Group that is generally available on nondiscriminatory pricing terms which has an aggregate annual cost of $100,000 or less.

“Order” means any order, writ, judgment, injunction, decree, stipulation, determination, award, ruling, mandate, directive, assessment or arbitration award of a Governmental Authority or an arbitrator, whether civil, criminal or administrative and whether formal or informal.

“Ordinary Course of Business” means, with respect to any Person, such Person’s ordinary course of business consistent with such Person’s historical practice.

“Organizational Documents” means (a) with respect to a corporation, the certificate or articles of incorporation and bylaws, (b) with respect to a limited liability company, the certificate of formation or organization and the limited liability company or operating agreement, or (c) with respect to any other Person, any charter or similar document adopted or filed in connection with the creation, formation or organization of such Person, each as amended and in effect as of the Execution Date.

“Parties” means the Company, the Sellers, and Buyer.

“Payoff Letter” has the meaning set forth in Section 7.02(f)(iv).

“Permits” means all permits, licenses, franchises, approvals, registrations, variances, exemptions, authorizations, and consents obtained from Governmental Authorities.

“Permitted Encumbrances” means (a) statutory Encumbrances for Taxes not yet due and payable or being contested in good faith by appropriate procedures (provided appropriate reserves have been included in the Final Closing Statement), (b) mechanics, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the Ordinary Course of Business with respect to any amounts not yet delinquent or which are being contested in good faith and for which adequate reserves have been set aside for the payment thereof, (c) easements of record, rights of way of record and zoning ordinances imposed by Governmental Authorities affecting any Leased Real Property which are not violated by the current use or operation of the Leased Property, (d) Encumbrances securing rental payments under capital leases, or (e) the Encumbrances set out in Schedule B to the Payout, Consent, Release and Discharge dated July 30, 2021 delivered by Bank of Montreal to the Company, Buyer, GSPP and Funance Productions Corp.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Personal Information” means any information identified or identifiable of a natural person (which such information is similarly protected as Personal Information under Law); an identifiable person may be one who can be identified, directly or indirectly, in particular by reference to an identifier such as a name, an identification number, location data, an online identifier, or to one or more factors specific to his or her physical, physiological, genetic, mental, economic, cultural or social identity, address, e-mail address, telephone number, health information, financial information, drivers’ license number, location information, or government issued identification number.

Exhibit A-11

“Pre-Closing Reorganization” means the corporate reorganization involving the Company Group and Sellers described in Section 5.12 of the Disclosure Letter.

“Post-Closing Tax Period” means any Tax period beginning at or after the Effective Time and, with respect to a Straddle Period, the portion of such Tax period beginning at the Effective Time.

“Pre-Closing Period” means the period commencing on the Execution Date and ending at the Closing or such earlier date as this Agreement may be terminated in accordance with Article VIII.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and, with respect to a Straddle Period, the portion of such Tax period ending on the Closing Date.

“Pre-Closing Tax Return” has the meaning set forth in Section 6.06(a)(ii).

“Preliminary Closing Statement” has the meaning set forth in Section 1.04.

“Privacy Commitments” has the meaning set forth in Section 2.23(a).

“Privacy Laws” has the meaning set forth in Section 2.23(a).

“Privacy Policies” has the meaning set forth in Section 2.23(a).

“Processing” has the meaning set forth in Section 2.23(a).

“Product Authorities” means any federal, international, provincial, state, territorial or local Governmental Authority responsible for regulating any Product Laws.

“Product Laws” means any statute, law, ordinance, regulation, rule, code, Order, constitution, treaty, convention, common law, decree, legal requirement, other requirement or rule of law of any Governmental Authority or any similar provision having the force or effect of law regulating the manufacture, storage, distribution, sale, safety, packaging, labeling or advertising of the Company Products.

“Product Permits” means all permits, licenses, franchises, approvals, attestations, registrations, variances, exemptions, authorizations, and consents obtained from Product Authorities granted to any member of the Company Group pursuant to a Product Law.

“Purchase Price” has the meaning set forth in Section 1.02.

“R&W Carrier” means The Hartford Financial Services Group Inc..

“R&W Insurance Binder” has the meaning set forth in Section 5.07.

“R&W Insurance Policy” means the buyer-side representation and warranty insurance policy in the form attached to the R&W Insurance Binder attached as Exhibit F.

Exhibit A-12

“Registered Intellectual Property” means registrations, issuances, and pending applications for registrations or issuances of any Company Group Intellectual Property Rights, as well as any Domain Names registered in the name of a member of the Company Group.

“Release” means any actual or threatened release, spill, emission, discharge, dumping leaking, abandoning, emptying, spraying, seeping, throwing, placing, exhaustion, infusion, introduction, pumping, pouring, escaping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or property.

“Representative” means, with respect to any Person, any director, manager, partner, officer, employee, consultant, financial advisor, counsel, accountant and any other agent of such Person.

“Resolution Period” has the meaning set forth in Section 1.07(a)(iii).

“Review Period” has the meaning set forth in Section 1.07(a)(ii).

“SEC” means the Securities and Exchange Commission.

“Securities Act” has the meaning set forth in Section 3.06.

“Security Breach” has the meaning set forth in Section 2.23(b).

“Sellers” has the meaning set forth in the Preamble.

“Seller Fundamental Warranties” means the representations and warranties set forth in Sections 2.01(a), 2.01(b), 2.02, 2.03, 2.04(a)(i), 2.27, 3.01, 3.02, 3.03(a) and 3.04.

“Seller Indemnified Parties” has the meaning set forth in Section 9.03.

“Seller Released Parties” has the meaning set forth in Section 6.08(b).

“Seller Releasing Parties” has the meaning set forth in Section 6.08(a).

“Sellers’ Knowledge” or any other similar knowledge qualification, means (a) the actual knowledge of Michael Nemirow or Donna Melgaard, and (b) the knowledge of each such Person that would reasonably be expected to have been obtained after due inquiry by such Person, provided that such due inquiry will not include inquiries with (i) Employees who have not been made aware of the Transaction as at the Execution Date, (ii) any customers or suppliers of any member of the Company Group, or (iii) any Governmental Authorities.

“Sellers’ Representative” means GSPP, as the duly appointed representative of the Sellers, or any subsequent person duly appointed in accordance with Section 10.02.

“Shares” has the meaning set forth in the Recitals.

Exhibit A-13

“Statement of Objections” has the meaning set forth in Section 1.07(a)(iii).

“Straddle Period” means a Tax period that begins before and ends after the Closing Date.

“Straddle Period Tax Return” has the meaning set forth in Section 6.06 (a)(iii).

“Subprocessors” has the meaning set forth in Section 2.23(a).

“Subsidiary” means, with respect to a Person, any entity of which (a) such Person or any of its Subsidiaries is a general partner or holds a majority of the voting interests of a partnership, (b) at least a majority of the securities or other ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions is directly or indirectly owned or controlled by such Person or by one or more of its Subsidiaries, or (c) that is required to be consolidated in such Person’s financial statements under ASPE.

“Tax” all (a) federal, state, provincial, local and foreign income, profits, franchise, sales, use, ad valorem, personal property, other property, unclaimed property or escheat (whether or not treated as a tax under Law), severance, production, excise, stamp, stamp duty revenue tax, stamp duty land tax, documentary, real property, real property transfer or gain, gross receipts, goods and services, registration, capital, capital stock, transfer, withholding, estimated, alternative, minimum, add-on minimum, value added, natural resources, entertainment, amusement, occupation, premium, windfall profit, environmental, customs, duties, special assessment, social security, national insurance contributions, unemployment, disability, payroll, license, employee, healthcare (whether or not treated as a tax under Law) or other tax of any kind whatsoever (whether payable directly or by withholding), including any interest, penalties, or additions to tax or additional amounts in respect of the foregoing, (b) Liability for the payment of any amounts of the type described in clause (a) above arising as a result of being (or ceasing to be) a member of any affiliated, consolidated combined, unitary or aggregate group (or being included (or required to be included) in any Tax Return relating thereto); and (c) Liability for the payment of any amounts of the type described in clause (a) of another Person as a result of any transferee or secondary Liability or any Liability assumed by Contract, Law or otherwise.

“Tax Act” means the Income Tax Act (Canada), as amended.

“Tax Claim” has the meaning set forth in Section 6.06(g)(i).

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document required to be filed with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxing Authority” means any Governmental Authority responsible for the imposition or collection of any Tax.

“Third-Party Claim” has the meaning set forth in Section 9.05(a).

“Transaction Agreements” means this Agreement, the Escrow Agreement, and the Litigation Management Agreement.

Exhibit A-14

“Transaction Expenses” means (a) all unpaid fees and expenses incurred by a member of the Company Group relating to or in connection with the Transaction, including legal, accounting, consulting, investment banking, brokers’ and finders’ and other similar fees, costs and expenses, (b) all amounts payable by the Company Group to the extent resulting from the consummation of the Transaction, regardless of whether such amounts are due upon or after Closing, including any “change of control,” retention payment, transaction bonus, termination payment, compensation, severance or other similar arrangements or any other accelerations of or increases in rights or benefits, and all Taxes that are payable by the Company Group as a result of the payment of any such obligation, (c) fifty percent (50%) of the aggregate costs and expenses related to the R&W Insurance Policy, including the total premium, underwriting costs, brokerage commission for the Buyer’s insurance broker and Taxes related to such policy, and (d) all unpaid amounts incurred by the Company Group prior to the Closing to obtain any third party consents, waivers or approvals; provided that any incremental costs of any insurance policies or benefit plans required to replace the Company Group’s existing insurance policies and benefit plans shall be deemed to not be a Transaction Expense.

“Transaction” means the purchase and sale of the Shares and the other transactions contemplated by the Transaction Agreements.

“Transaction Personal Information” means Personal Information in the possession, custody or control of Sellers or any member of the Company Group that is or will be (a) disclosed to Buyer prior to the Closing Date by Sellers or a member of the Company Group, or (b) collected by Buyer prior to the Closing Date from Sellers or a member of the Company Group, in either case in connection with the Transaction.

“Treasury Regulations” means the Treasury regulations promulgated under the Code.

“Unpaid Taxes” means all unpaid Taxes of any member of the Company Group with respect to any Pre-Closing Tax Period (net of any tax installments paid). For clarity, Unpaid Taxes shall not include any (a) 111(4)(e) Election Tax that is deducted from the Purchase Price in accordance with Section 1.02 and Section 6.04(c), and (b) Taxes arising out of, resulting from or relating to any assessment or reassessment of the filing of the 111(4)(e) Election.

“USA PATRIOT Act” has the meaning set forth in Section 2.15(d).

Exhibit A-15

Exhibit B

Sellers and Consideration

Exhibit C

Preliminary Closing Statement

Exhibit D

Escrow Agreement

Exhibit E

Net Working Capital Illustration

Exhibit F

R&W Insurance Binder

Disclosure Letter to the Share Purchase Agreement

Section 1.06(c)	Purchase Price and 111(4)(e) Election Tax Allocation

Section 2.01(c)	Licenses

Section 2.01(i)	Foreign Business Entity Jurisdictions

Section 2.01(ii)	Assumed or Fictitious Names

Section 2.03(b)	Capitalization and Ownership of Shares

Section 2.04(b)	Consents

Section 2.05(a)	Financial Statements

Section 2.05(d)	Inventory

Section 2.05(e)	Indebtedness

Section 2.07	Absence of Certain Changes, Events and Conditions

Section 2.08(a)	Material Contracts

Section 2.08(b)	Material Contract Breaches and Enforceability

Section 2.09(a)	Leased Real Property

Section 2.11(a)	Intellectual Property

Section 2.11(b)	Ownership of the Company Group Intellectual Property Rights

Section 2.11(d)	Intellectual Property Infringements, Misappropriations and Violations

Section 2.11(i)	Intellectual Property – Employee and Independent Contractor

Section 2.12	Insurance Policies

Section 2.13	Legal Proceedings and Orders

Section 2.14(a)	Compliance with Laws

Section 2.14(b)	Missing or Pending Permits

Section 2.16(a)	Employee Benefit Plans

Section 2.16(c)	Employee Benefit Plan Compliance

Section 2.17(a)	Employees

Section 2.17(b)	Compliance with Employment Laws

Section 2.17(f)	Employee Terminations, Layoffs, Voluntary Departures and Retirements

Section 2.17(h)	Consultants and Independent Contractors

Section 2.17(i)	Employment Disputes

Section 2.17(j)	Allegations of Sexual Harassment

Section 2.18(a)	Tax Returns

Section 2.18(k)	Examinations by Taxing Authorities

Section 2.18(s)	Tax Returns

Section 2.19	Affiliate Transactions

Section 2.20(a)	Company Products Registrations, Organic Product Certifications and Product Permits

Section 2.20(b)	Non-Compliance with Product Laws and Product Permits

Section 2.20(d)	Actions Taken by Product Authorities

Section 2.20(e)	Product Recalls

Section 2.20(f)	Company Product US Approvals

Section 2.20(g)	Company Product Environmental Law Compliance

Section 2.21	Material Customers and Material Suppliers

Section 2.22(a)	Data Security

Section 2.22(b)	Privacy Policies

Section 2.22(c)	Security Breaches

Section 2.22(d)	Disaster Recovery and Security Plans

Section 2.23	IT Systems

Section 2.24	Inventory

Section 2.26	COVID-19

Section 3.07	Guarantees and Loans

Section 5.02	Conduct of Business by the Company Group Pending the Sale

Section 5.02(r)	Closing Bonuses

Section 6.03	Restrictive Covenants

Section 6.07	Intercompany Matters

Section 6.11	Pre-Closing Reorganization

Section 7.02(e)(iv)	Consents and Approvals

Section 7.02(e)(v)	Written Mutual Release and Resignations

Exhibit 99.1

Hydrofarm Acquires Canada’s Greenstar Plant Products

Grotek and Gaia Green Brands Added to Expanding Portfolio of Premium Plant Nutrients as Hydrofarm’s Acquisition Run Continues

Fairless Hills, Pa. (August 3, 2021) – Hydrofarm Holdings Group, Inc. (“Hydrofarm” or the “Company”) (Nasdaq: HYFM), a leading distributor and manufacturer of hydroponics equipment and supplies for controlled environment agriculture (“CEA”), today announced that it has signed a definitive agreement and closed on the acquisition of Canadian nutrient company, Greenstar Plant Products, Inc. (“Greenstar”), manufacturer of the Grotek and Gaia Green brands. These brands join Hydrofarm’s lineup of high performance, proprietary branded products in the lighting, climate control, nutrients and growing media categories.

Hydrofarm funded the purchase price of approximately $83 million U.S. dollars ($103,635,000 Canadian dollars) using a combination of cash and the Company’s existing credit facility, and under the terms of the transaction agreement, Greenstar will become a wholly owned indirect subsidiary of Hydrofarm Holdings Group, Inc.

Greenstar is the latest in a succession of plant nutrient manufacturers to be acquired by Hydrofarm in 2021. Last month, Hydrofarm acquired Oregon-based organic hydroponic products manufacturer and supplier Aurora Innovations, Inc., Aurora International, Inc. in Canada, and Gotham Properties LLC (“Aurora”). The acquisition continues Hydrofarm’s strategic efforts to acquire manufacturers of branded products in key CEA product categories, including the aforementioned Aurora, as well as nutrient brands HEAVY 16, House & Garden and Mad Farmer.

“With a long relationship that has grown organically over the years, the addition of Greenstar to the Hydrofarm family feels like a natural next step in our efforts to broaden our company’s footprint and strengthen our product portfolio,” said Bill Toler, Chairman and Chief Executive Officer of Hydrofarm.

“We’re excited about the many opportunities becoming a part of Hydrofarm will create and to play a role in the company’s growth,” said Michael Nemirow, CEO of Greenstar Plant Products, Inc. “Over the years, we’ve established a great working relationship based on a passion for the future of Controlled Environment Agriculture and the horticultural market overall, along with our shared commitment to delivering quality products and service.”

Hydrofarm expects Greenstar to generate approximately $26 million U.S. dollars in net sales in 2021, representing significant growth from the prior year. Hydrofarm has historically distributed Greenstar’s Grotek and Gaia brands, representing approximately 50% of Greenstar’s total net sales. The transaction is expected to be accretive to Hydrofarm, as the Company will now pick-up Greenstar’s manufacturing profit margin profile, in addition to the portion of Greenstar sales that it did not previously represent, as a result, the Company expects the acquisition will enhance the Company’s adjusted EBITDA margin for the 2021 fiscal year. The transaction represents an acquisition multiple of approximately 8x Greenstar’s estimated 2021 Adjusted EBITDA, excluding synergies but including the net present value of estimated tax benefits resulting from the transaction.

The Company will discuss further details of this transaction and related financial information during its second quarter 2021 earnings conference call, scheduled for August 12th, 2021.

Rothschild & Co. is serving as financial advisor, and DLA Piper is serving as legal advisor to Hydrofarm.

About Hydrofarm Holdings Group, Inc.

Hydrofarm is a leading distributor and manufacturer of controlled environment agriculture equipment and supplies, including high-intensity grow lights, climate control solutions, and growing media, as well as a broad portfolio of innovative and proprietary branded products. For more than 40 years, Hydrofarm has helped growers in the U.S. and Canadian markets make growing easier and more productive.  The Company’s mission is to empower growers, farmers and cultivators with products that enable greater quality, efficiency, consistency and speed in their grow projects. For additional information, please visit: www.hydrofarm.com

About Greenstar Plant Productions, Inc.

Greenstar Plant Products, Inc. has been producing premium horticultural products and solutions for global, domestic and commercial use since 1998. Greenstar’s brands, Grotek and Gaia Green, are utilized by home gardeners and commercial operators including landscapers, greenhouses, nurseries, organic farms, and other commercial operations. Greenstar manufactures plant products for both the retail and commercial market and its vision is to cultivate mutually beneficial long-term relationships built on trust, quality horticultural products, and world-class service.

Cautionary Note Regarding Forward-Looking Statements

Statements contained in this press release, other than statements of historical fact, which address activities, events and developments that the Company expects or anticipates will or may occur in the future, including, but not limited to, information regarding the future economic performance and financial condition of the Company, the plans and objectives of the Company’s management, and the Company’s assumptions regarding such performance and plans are “forward-looking statements” within the meaning of the U.S. federal securities laws that are subject to risks and uncertainties. These forward-looking statements generally can be identified as statements that include phrases such as “guidance,” “outlook,” “projected,” “believe,” “target,” “predict,” “estimate,” “forecast,” “strategy,” “may,” “goal,” “expect,” “anticipate,” “intend,” “plan,” “foresee,” “likely,” “will,” “should” or other similar words or phrases. Actual results could differ materially from the forward-looking information in this release due to a variety of factors, including, but not limited to:

The ongoing COVID-19 pandemic could have a material adverse effect on the Company’s business, results of operation, financial condition and/or cash flows; Interruptions in the Company's supply chain, whether due to COVID-19 or otherwise could adversely impact expected sales growth and operations; The highly competitive nature of the Company’s markets could adversely affect its ability to maintain or grow revenues; Certain of the Company’s products may be purchased for use in new or emerging industries or segments, including the cannabis industry, and/or be subject to varying, inconsistent, and rapidly changing laws, regulations, administrative and enforcement approaches, and consumer perceptions and, among other things, such laws, regulations, approaches and perceptions may adversely impact the market for the Company’s products; Compliance with environmental and other public health regulations or changes in such regulations or regulatory enforcement priorities could increase the Company’s costs of doing business or limit the Company’s ability to market all of its products; Damage to the Company’s reputation or the reputation of its products or products it markets on behalf of third parties could have an adverse effect on its business; If the Company is unable to effectively execute its e-commerce business, its reputation and operating results may be harmed; The Company’s operations may be impaired if its information technology systems fail to perform adequately or if it is the subject of a data breach or cyber-attack; The Company may not be able to adequately protect its intellectual property and other proprietary rights that are material to the Company’s business; Acquisitions, other strategic alliances and investments could result in operating and integration difficulties, dilution and other harmful consequences that may adversely impact the Company’s business and results of operations. Additional detailed information concerning a number of the important factors that could cause actual results to differ materially from the forward-looking information contained in this release is readily available in the Company’s annual, quarterly and other reports. The Company disclaims any obligation to update developments of these risk factors or to announce publicly any revision to any of the forward-looking statements contained in this release, or to make corrections to reflect future events or developments.

Investor Relations:

ICR

Fitzhugh Taylor

ir@hydrofarm.com

Media Contacts:

The LAKPR Group

Lynn Trono, 323-672-8226, ltrono@lakpr.com

-or-

Hydrofarm

Lisa Gallagher, 513-505-2334, lgallagher@hydrofarm.com